UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                         Post-Effective Amendment No. 1
                                       to
                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                    HQ SUSTAINABLE MARITIME INDUSTRIES, INC.
--------------------------------------------------------------------------------
                 (Name of small business issuer in its charter)

           Delaware                          3550                    62-1407522
  (State or jurisdiction of        (Primary Std. Industrial        (IRS Employer
Incorporation or organization)    Classification Code Number)        ID Number)

    Wall Street Center, 14 Wall Street, 20th Floor, New York, New York 10005
                               Tel. (212) 618-1712
--------------------------------------------------------------------------------
        (Address and telephone number of principal executive offices)


    Wall Street Center, 14 Wall Street, 20th Floor, New York, New York 10005
                               Tel. (212) 618-1712
--------------------------------------------------------------------------------
(Address of principal place of business or intended principal place of business)
                                 Norbert Sporns
                    HQ Sustainable Maritime Industries, Inc.
                 Wall Street Center, 14 Wall Street , 20th Floor
                            New York, New York 10005
            (Name, address and telephone number of agent for service)
                             (All communications to)
                              Joseph I. Emas, Esq.
                                 Attorney-at-Law
                (305) 531-1174 Telephone (305) 531-1274 Facsimile

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [X] 333-119643

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|


                         CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------
                                                Proposed          Proposed
                                Amount          Maximum           Maximum
Title of Securities to          to be        Offering Price      Aggregate        Amount of
be Registered                 Registered      per Share(1)    Offering Price(1)     Fee(5)
-------------------------------------------------------------------------------------------------
Common Stock, $0.001
   par value:               20,046,292 (2)       $0.17          $3,407,870.        $401.11    (5)
-------------------------------------------------------------------------------------------------
Common Stock, $0.001
   par  value underlying
   Class C Warrants:         3,344,000 (3)       $0.17          $568,480           $66.91     (5)
-------------------------------------------------------------------------------------------------
Common Stock, $0.001
   par value underlying
   Class D Warrants:         3,344,000 (4)       $0.17          $568,480           $66.91     (5)
-------------------------------------------------------------------------------------------------
TOTAL                       26,734,292           $              $                  $534.93    (5)
-------------------------------------------------------------------------------------------------


     (1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and based upon the average of the bid and asked prices of the common stock on the OTC Bulletin Board on July 1, 2005, which was $0.17 per share.

     (2) Represents originally (i) 11,721,367 shares issued by us pursuant to two private placements in April 2004 of Units, with each Unit consisting of shares of common stock, Series C and Series D common stock purchase warrants; (ii) 500,000 shares we agreed to issue to a holder of a promissory note of our subsidiary, in exchange for cancellation thereof and release of any related claims; (iii) 520,685 shares we agreed to issue to Westminster Securities Corp. or its designees, for this firm's services as our financial advisor in connection with our recent reverse merger; (iv) 760,000 shares issuable as part of 3.8 Units, which Westminster or its designees have the right to receive pursuant to a warrant ("Agent Warrant") which we agreed to issue thereto, for Westminster's services as our placement agent, in the event the Agent Warrant is exercised as provided therein; and (v) 8,000,000 shares held by an existing shareholder. For more information, see "Selling Shareholders-- Private Placements" and "--Additional Securities We Are Registering."

     (3) Represents originally (i) 3,040,000 shares issuable upon the exercise of Series C common stock purchase warrants issued as part of Units sold in the private placements described above; and (ii) 304,000 shares issuable upon the exercise of Series C common stock purchase warrants included in the Units issuable pursuant to the Agent Warrant.

     (4) Represents originally (i) 3,040,000 shares issuable upon the exercise of Series D common stock purchase warrants issued as part of Units sold in the private placements described above; and (ii) 304,000 shares issuable upon the exercise of Series D common stock purchase warrants included in the Units issuable pursuant to the Agent Warrant.

     (5)  Previously paid.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effectiveness date until the registrant shall file a further amendment which specifically states that this registration statement shall hereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8 (a), may determine.

The Registrant files this post-effective amendment to update the financial statements presented.

                                   PROSPECTUS
                    HQ Sustainable Maritime Industries, Inc.
                 The Resale of 26,734,292 Shares of Common Stock

We are registering 26,734,292 shares of our common stock on behalf of the selling shareholders identified under the heading "Selling Shareholders" in this prospectus.

The selling shareholders may sell the stock from time to time in the over-the-counter market at the prevailing market price or in negotiated transactions.

We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from the resale of our common stock pursuant to this offering. We will receive proceeds from the sale of shares of common stock underlying warrants held by some of the selling shareholders, which shares are also being registered hereby, if the selling shareholders exercise those warrants or options through a cash exercise, as well as if the Agent Warrant, further described herein, is exercised.

Our common stock is quoted on the OTC Bulletin Board of the National Association of Securities Dealers, Inc. under the symbol "HQSM.OB." On July 1, 2005, the average of the bid and asked prices of our common stock was $0.17 per share.

Investing in our common stock involves a high degree of risk. You should invest in our common stock only if you can afford to lose your entire investment. For a discussion of some of the risks involved, see "Risk Factors" beginning on page 6 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 11, 2005.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This  prospectus  contains  forward-looking  statements  within  the  meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans, and (e) our anticipated needs for working capital. Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally
identifiable   by  use  of  the  words  "may,"   "will,"   "should,"   "expect,"
"anticipate," "estimate," "believe," "intend," or "project" or the negative of these words or other variations on these words or comparable terminology. This information may involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed or implied by any forward-looking statements. These statements may be found under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under "Risk Factors" and matters described in this prospectus generally. This prospectus contains market data related to our business. This data has been included in articles published by independent industry sources. Although we believe these sources are reliable, we have not independently verified this market data. This market data includes projections that are based on a number of assumptions. If any one or more of these assumptions turns out to be incorrect, actual results may differ materially from the projections based on these assumptions. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this filing will in fact occur. In addition to the information expressly required to be included in this filing, we will provide such further material information, if any, as may be necessary to make the required statements, in light of the circumstances under which they are made, not misleading. Each forward-looking statement should be read in context with, and with an understanding of, the various other disclosures concerning our company and our business made elsewhere in this prospectus as well as other public reports which may be filed with the United States Securities and Exchange Commission (the "SEC"). You should not place undue reliance on any forward-looking statement as a prediction of actual results or developments. We are not obligated to update or revise any forward-looking statement contained in this prospectus to reflect new events or circumstances, unless and to the extent required by applicable law.


INSIDE FRONT COVER OF PROSPECTUS

Until 90 days after this Registration Statement is declared effective or September 11, 2005, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as underwriters and with respect to their sold allotments or subscriptions.

--------------------------------------------------------------------------------
The following table of contents has been designed to help you find important information contained in this prospectus. We have included subheadings to aid you in searching for particular information to which you might want to return. You should, however, read the entire prospectus carefully.


                                TABLE OF CONTENTS



PROSPECTUS SUMMARY ...............3          CERTAIN RELATIONSHIPS AND
                                             RELATED TRANSACTIONS ............63
RISK FACTORS .....................6
                                             MARKET INFORMATION ..............63
USE OF PROCEEDS .................18
                                             DIVIDEND POLICY .................64
SELLING SHAREHOLDERS ............19
                                             PRINCIPAL SHAREHOLDERS ..........64
PLAN OF DISTRIBUTION ............25
                                             DESCRIPTION OF SECURITIES .......65
BUSINESS ........................27
                                             INDEMNIFICATION OF OFFICERS,
MANAGEMENT ......................43          DIRECTORS AND OTHERS ............66

MANAGEMENT'S DISCUSSION AND                  TRANSFER AGENT ..................66
ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF                     LEGAL MATTERS ...................66
OPERATIONS ......................50
                                             EXPERTS .........................67

                                             ADDITIONAL INFORMATION ..........67

                                             INDEMNIFICATION OF OFFICERS
                                             AND DIRECORTS ...................68

                                             RECENT SALES OF UNREGISTERED
                                             SECURITIES ......................69

                                             EXHIBITS ........................71

                                             FINANCIAL STATEMENTS ...........F-1

                               PROSPECTUS SUMMARY

This prospectus summary contains information about our company, our finances and our products that we believe is most important. This summary is qualified in its entirety by the more detailed information on these and other topics appearing elsewhere in this prospectus, including the information under the heading "Risk Factors" and the information contained in the financial statements. This summary is not complete and does not contain all of the information you should consider before investing in our common stock. You should read the entire prospectus carefully for a complete understanding of our business. Federal and state securities laws require that we include in this prospectus all the important information that you will need to make an investment decision.

Unless otherwise indicated, all share and per share data in this prospectus (1) do not give effect to shares issuable upon exercise of outstanding options and warrants ; and (2) do not give effect to shares reserved for issuance under our 2004 Stock Incentive Plan described in more detail under "Management--Stock Option Plan." Certain financial information included in this prospectus has been derived from data originally prepared in Renminbi (RMB), the currency of the People's Republic of China. For purposes of this prospectus, a conversion rate of US$1.00 to RMB8.30 was utilized. There is no assurance that RMB amounts could have been or could be converted into US dollars at that rate.

As used in this prospectus, "we", "us", "our", "HQSM" or "our company" refers to HQ Sustainable Maritime Industries, Inc. and all of its subsidiaries and affiliated companies.

About Our Company

HQ Sustainable Maritime Industries, Inc. ("HQSM") was initially incorporated as Sharon Capital Corporation, or Sharon, on September 21, 1989 under the laws of the State of Nevada. Sharon was a "blind pool/blank check" corporation organized for the purpose of purchasing, merging with or acquiring a business or assets from another company. In July 1990, Sharon was changed to PEI, Inc., which was subsequently changed to Process Equipment, Inc. in November 1990. On March 17, 2004, Process Equipment, Inc., Process Equipment Acquisition Corporation, a Nevada corporation and wholly-owned subsidiary of Process Equipment, Inc., or PEAC, and Jade Profit Investment Limited, or Jade, a British Virgin Islands limited liability corporation, entered into an agreement and plan of merger. Pursuant to that agreement, Process Equipment, Inc., through PEAC, acquired Jade, and 84.42% ownership in Jade's subsidiary Hainan Quebec Ocean Fishing Co. Ltd, a People's Republic of China, limited liability corporation, which we refer to as HQOF. As a result of that transaction, HQOF became our main operating subsidiary. In April of 2004, pursuant to the above agreement and plan of merger, the board of directors of Process Equipment, Inc. and a majority of the stockholders approved a name change and change of domicile of that company to Delaware via a merger with the newly formed wholly-owned Delaware subsidiary, HQSM. The name change, change of domicile and merger became effective on May 19, 2004, with HQSM being the surviving entity in the merger and acquiring all the assets and liabilities of Process Equipment, Inc. On August 17, 2004, we have entered into a Purchase Agreement with Sino-Sult Canada (S.S.C.) Limited, a Canadian limited liability corporation ("SSC"), whereby we acquired Sealink Wealth Limited ("Sealink"), SSC's wholly owned subsidiary incorporated in the British Virgin Islands. That purchase agreement has been filed as an exhibit to our current report on Form 8K filed with the Commission on August 18, 2004. Sealink is the sole owner of Hainan Jiahua Marine Bio-Products Co. Ltd., a limited liability company existing in China ("Jiahua Marine") which is primarily engaged in the production and sales of marine bio-products and healthcare products in the PRC, as described in more detail in the above current report. Also as previously disclosed, in the same current report, SSC is owned by three of our current directors and executive officers who are also, together, indirect beneficial owners of the majority of our capital stock.

Further, as previously disclosed in the above current report, effective August 17, 2004, HQSM caused Jade Profit Investment Limited, its wholly-owned subsidiary, to acquire the minority equity interest equal to 15.58% that Jade did not already own in HQOF, HQSM's principal operating subsidiary. This purchase was effected by Jade pursuant to the Purchase Agreement, dated as of August 17, 2004, between Jade and Hainan Fuyuan Investment Company Limited, the holder of the minority equity interest of HQOF being acquired by Jade. Jade has previously obtained all requisite governmental approvals in the PRC in order to consummate this transaction.

HQSM and its subsidiaries, collectively referred to in this report as the Group, is principally engaged in the vertically integrated business of aquaculture through co-operative supply agreements, ocean product harvesting, and processing and sales of farm-bred and ocean harvested aquatic products. The principal products of HQOF are cross-bred hybrid of tilapia and white-legged shrimp exporting, directly and indirectly, to the United States, Canada, Japan and European countries. The major market is for export.

The Group has also engaged in the production and sales of marine bio-products and healthcare products in the PRC. The principal products of Hainan Jiahua Marine Bio-Product Company Limited (wholly-owned subsidiary of Sealink) are Shark Cartilage Capsule, Shark Liver Oil and Shark Liver (Soft gel). The major market for these products is the PRC. Our principal executive office is located at Wall Street Center, 14 Wall Street, 20th Floor, New York, New York 10005, and our telephone number is (212) 618-1712. The URL for our website is http://www.hqfish.com.

About Our Products

We have a series of tilapia, shrimp and other harvestable products mainly in the following forms:

o  Tilapia:   whole   round   frozen   tilapia;   gutted  and  scaled   tilapia;
boneless-skinless tilapia fillet;

o Shrimp: head-on, shell-on; headless, shell-on; peeled, tail-on; peeled and deveined; peeled and undeveined principally white leg shrimp and ocean caught and ocean farmed shrimp (for instance, tiger shrimp); and

o Harvestable Products: ribbonfish, mackerel, bream, squid and prawns.

Additional Securities We Are Registering

We are also registering 520,685 shares of our common stock that we agreed to issue in a private placement to Westminster, for its services as our financial advisor in connection with our recent reverse merger with Process Equipment. Further, we are registering 500,000 shares we agreed to issue to Lui Hung Yen, a holder of a promissory note in the princIpal amount of $256,410 approximately of Jade, our subsidiary, in exchange for cancellation thereof and release of any related claims by this person against us or Jade.

Finally, we are also registering 8,000,000 shares of our common stock on behalf of our existing shareholder, Red Coral Group Limited, which are beneficially owned by some of our directors and executive officers, Norbert Sporns, Lillian Wang Li and Harry Wang , who intend to use the proceeds from the sale of the shares to purchase additional shares from certain shareholders to increase their stake in our company. In this prospectus, we refer to the Investors, Gokbilgin, Rui, Kao, four designees of Westminster, Yen and Red Coral collectively as the selling shareholders.

THE OFFERING

This offering is comprised entirely of shares of our common stock held by our selling shareholders, our common stock issuable from the conversion of debentures held by our Selling Shareholders and our common stock issuable from the exercise of warrants held by our Selling Shareholders. Our Selling Shareholders are offering 26,734,292 shares of our common stock. The proceeds we receive from the exercise of the warrants will be utilized for general business purposes and to fund our acquisition strategy. We will not receive any proceeds from the sale of the underlying common stock currently held by the Selling Shareholders.

Although we have agreed to pay all offering expenses, we will not receive any proceeds from the sale of the shares by the Selling Shareholders.

                                  RISK FACTORS

In addition to the other information included in this Post-Effective Amendment to Form SB-2, we are subject to various risk factors. An investment in our common stock being offered for resale by the selling shareholders is very risky. You should carefully consider the risk factors described below, together with all other information in this prospectus before making an investment decision. Additional risks and uncertainties not presently foreseeable to us may also impair our business operations. If any of the following risks actually occurs, our business, financial condition or operating results could be materially adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Relating To Our Company
-----------------------------

We have no long-term agreements with customers or distributors; should they discontinue to do business with us, our business and profitability may be adversely affected.

Currently, most of our immediate customers are distributors who resell our products to other customers. Our sales arrangement with these distributors are generally short-term in nature and we have not formed or engaged in any agency or distributorship arrangements with such distributors. In the event that some of these distributors cease to purchase our products, our business and profitability may be adversely affected. Even if we are able to procure agency or distributorship arrangements, there is no guarantee that such arrangements will be exclusive in procuring the domestic and/or export sales of our products.

We rely on co-operative suppliers and any adverse changes in these relationships may adversely affect us.

We have developed a co-operative network in Hainan Province for the supply of tilapia and shrimp by entering into co-operative supply agreements with various co-operative suppliers, who are aquaculture farmers in Hainan Province. Pursuant to the co-operative supply agreements, HQOF is assured the necessary supply of aquatic products from its cooperative suppliers. The continuance and smooth operations of this co-operative network are essential in ensuring cost efficiency and the timely fulfillment of our customer orders. Any adverse change to the co-operative network, including any early termination or non-renewal of any material supply agreement or any failure of the suppliers to fulfill the obligations under the supply agreement, may result in a material adverse effect on our business model, operation and competitiveness.

If we are not able to implement our strategies in achieving our business objectives, our business operations and financial performance may be adversely affected.

Our business plan is based on circumstances currently prevailing and the bases and assumptions that certain circumstances will or will not occur, as well as the inherent risks and uncertainties involved in various stages of development. However, there is no assurance that we will be successful in implementing our strategies or that our strategies, even if implemented, will lead to the successful achievement of our objectives. If we are not able to successfully implement our strategies, our business operations and financial performance may be adversely affected.

We depend on the availability of additional resources for future growth.

We are currently experiencing a period of significant growth in terms of sales volume. We believe that our continued expansion is essential for us to remain competitive and to capitalize on the growth potential of our business. Such expansion may place a significant strain on our management and operational and financial resources. As the scale of our operations grows, we will have to continually improve our management, operational and financial systems, procedures and controls, and expand our workforce. The expansion of our business operations may also involve co-operation, or development of new relationships, with third parties, such as customers and suppliers. There can be no assurance that our existing or future management, operational and financial systems, procedures and controls will be adequate to support our operations, or that we will be able to recruit, retain and motivate our personnel. There can also be no assurance that we will be able to establish, develop or maintain the business relationships beneficial to our operations. Failure to manage growth effectively could have a material adverse effect on our business and the results of our operations and financial condition.

We depend on key management personnel, and the loss of any of their services could materially adversely affect us.

Our operations are dependent upon the experience and expertise of a small number of key management personnel. Our future results will depend significantly upon the efforts of these persons, in particular, Mr. Harry Wang, Ms. Lillian Wang Li and Mr. Norbert Sporns. The loss of the service of any of them for any reason could have a material adverse effect on the business, and the results of our operation and financial condition.

We depend on supply of raw materials, and any adverse changes in such supply or the costs of raw materials may adversely affect our operations.

We currently obtain all of our raw materials from various aquaculture farms in Hainan Province and are, therefore, dependent on a stable and reliable supply of such raw materials in the region. The supply of these raw materials can be adversely affected by any material change in the climatic or environmental conditions in the Hainan province, which may, in turn, have a material adverse effect on the cost of our raw materials and on our operations.

We do not maintain any product liability insurance, and we could therefore be adversely affected by product liability claims against us.

During the past four years, we have not purchased or maintained any liability insurance for our tilapia or shrimp products. We believe that there are valid reasons for not purchasing this liability insurance. However, our tilapia and shrimp products are sold in the PRC domestic market as well as exported to locations in the United States, Canada, Japan and some European countries. There is a possibility that our customers, or the ultimate buyers of our products, may have adverse reactions to the tilapia and shrimp products that we process and sell. Any adverse reaction may result in actual or potential product liability claims to the Group. Accordingly, any significant product liability claim may have an adverse effect on our reputation and profitability.

We may never pay any dividends to our shareholders.

We did not declare any dividends for the year ended December 31, 2004. Our board of directors does not intend to distribute dividends in the near future. The declaration, payment and amount of any future dividends will be made at the discretion of the board of directors, and will depend upon, among other things, the results of our operations, cash flows and financial condition, operating and capital requirements, and other factors as the board of directors considers relevant. There is no assurance that future dividends will be paid, and if dividends are paid, there is no assurance with respect to the amount of any such dividend.

Risks Relating To The Aquaculture Industry

Our operating subsidiary must comply with environmental protection laws, which could adversely affect our profitability.

The Company is required to comply with the environmental protection laws and regulations promulgated by the national and local governments of the PRC. Some of these regulations govern the level of fees payable to government entities providing environmental protection services and the prescribed standards relating to the discharge of effluent. Currently the plant treats all of its waste effluent completely to level one (that is, consistent with releasing potable water back to the environment), and there is currently no charge being levied. In addition, these regulations further empower local governments to impose penalties on those companies which fail to comply with the prescribed standards. If we, through the Company, fail to comply with any of these environmental laws and regulations in the PRC, depending on the types and seriousness of the violation, we may be subject to, among other things, warning from relevant authorities, imposition of fines, specific performance and/or criminal liability, forfeiture of profit made, being ordered to close down our business operations and suspension of relevant permits.

Although our production technologies allow us to efficiently control the level of pollution resulting from our production process, and notwithstanding the fact that we have received evidence of compliance with environmental protection requirements from government authorities, due to the nature of our business, effluent wastes are unavoidably generated in the aquaculture production processes.

The national and the local governments may promulgate new regulations that may require us to pay environmental protection fees or require us to upgrade our environmental protection facilities. These regulations may impose additional costs and may adversely affect our profitability.

We could be adversely affected by the occurrence of natural disasters in Hainan Province.

From time to time, Hainan Province, like other South China Sea destinations, experiences typhoons, particularly during the third quarter of any calendar year. Natural disasters could impede operations, damage infrastructure necessary to our operations or adversely affect the logistical services to and from Hainan Province. The occurrence of natural disasters in Hainan Province could adversely affect our business, the results of our operations, prospects and financial condition. We do not currently have any insurance against damage caused by natural disasters, accidents or other similar events, nor do we have insurance covering losses due to resulting business interruption. Should such losses occur, our operations, revenue and profitability might be adversely affected.

We may be adversely affected by the fluctuation in raw material prices and selling prices of our products.

The raw materials we use are aquaculture stocks and commodities that may experience price volatility caused by events such as market fluctuations or changes in governmental aquaculture programs. These price changes may ultimately result in increases in the selling prices of our products, and may, in turn, adversely affect our sales volume, revenue and operating profit.

Neither our products nor the raw materials required have, in general, experienced any significant price fluctuations in the past, but there is no assurance that the raw materials we require will not be subject to any significant price fluctuations or pricing control in the future. The market price of these raw materials may also experience significant upward adjustment, if, for instance, there is a material under-supply or over-demand in the market. Should this happen, our business and the results of our operations could be adversely affected.

Our operations, revenue and profitability could be adversely affected by changes in laws and regulations in the countries where we do business.

The governments of our exporting countries, including the United States, Japan and other overseas markets, such as Europe and Canada, may, from time to time, consider regulatory proposals relating to raw materials, food safety and market, and environmental regulation, which, if adopted, could lead to disruptions in supply of our products and/or increases in operational costs, which, in turn, could affect our profitability. To the extent that we increase our product prices as a result of such changes, our sales volume and revenues may be adversely affected.

Furthermore, these governments may change certain regulations or impose additional taxes or duties on certain Chinese imports from time to time. Such regulations, if effected, may have a material adverse impact on our operations, revenue and/or our profitability.

We could be adversely affected by contamination and disease resulting from our purchases of raw materials from third parties.

We ceased our aquaculture farming operations in January 2003. Since that time, we have been purchasing raw materials from contracted large-scale local suppliers. If any contamination or outbreak of disease occurs, our supply of raw materials may be jeopardized or disrupted, which, in turn, could adversely affect our operations, revenue and/or profitability.

We may be unable to continue to take advantage of the seasonal pricing fluctuation in sales of our products.

We have been experiencing seasonal fluctuation in sales in terms of pricing. Pricing fluctuation occurs during the winter season when fish farms in northern PRC suspend production due to cold weather conditions. With the lack of supply from these farms in northern PRC, aquaculture products from other parts of the PRC could customarily be sold at a premium during the winter season. However, there can be no assurance that such premium or pricing could be maintained in the future.

Our inability to successfully compete with our competitors in the aquaculture industry may adversely affect us.

The aquaculture industry is open to competition from local and overseas operators engaged in similar businesses and products to ours. There is no assurance that we can consistently be successful in maintaining a competitive advantage against our competitors. Any increase in competition may have an adverse effect on both the sales and the pricing of our aquaculture products, which, in turn, will have an adverse effect on our performance, profitability and cash flow.

During late 2004, the USA government imposed heavy tariffs of more than 100 percent to some Chinese shrimp exporters. This action was intended to avoid the dumping of Chinese exporters and goods.

The decisions were seen as a victory by the domestic shrimp industry, which has suffered in recent years as cheap shrimp imports from Latin America and Asia have increased supplies and dropped prices in the United States.

Foreign exporters and American importers argue that imported shrimp, which are farm-raised rather than netted as most U.S. shrimp are, are simply produced more efficiently. American shrimpers say their competitors are cheating by dumping their product and selling it below cost to drive U.S. producers out of business.

Last December, the alliance, which represents shrimpers in eight Southern states, petitioned the Commerce Department to investigate possible dumping of shrimp from China, Vietnam, Brazil, Ecuador, India and Thailand. Dumping is illegal in the United States and is punished with tariffs to put law-abiding companies on equal footing.

In July 2004, the Commerce Department issued preliminary anti-dumping tariff determinations for the six countries, which last year provided 90 percent of the shrimp consumed in the United States. While the U.S. shrimp industry and its lawyers accurately predicted the Chinese tariffs last summer, the Vietnamese tariffs were far below the roughly 90 percent rate they expected.

Risks Relating To The Health and Bio-product Industry
-----------------------------------------------------

We may have difficulty defending our intellectual property from infringement

Since effective trademark, patent and trade secret protection may be unavailable in every country in which we do or plan to do business, protection of our intellectual property rights is uncertain and we may be unable to prevent others from developing similar products or using our marks. We regard our service marks, trademarks, trade secrets, patents and similar intellectual property as critical to our success. We rely on trademark, patent and trade secret law, as well as confidentiality and license agreements with our employees, customers, partners and others to protect our proprietary rights. We have received trademark and patent protection for our products in the People's Republic of China. While presently we sell our products mainly in China and Eastern Europe, we intend to enter the markets in the United States and possibly other countries. However, effective trademark, service mark, patent and trade secret protection may not be available in every country in which we sell or may in the future sell our products due to our foreign currency constraint. Therefore, the measures we take to protect our proprietary rights may be inadequate and we cannot give you any assurance that our competitors will not independently develop formulations and processes that are substantially equivalent or superior to our own. We intend to take necessary actions toward protecting our intellectual property rights upon the resolution of our foreign currency constraints.

Intense competition from existing and new entities may adversely affect our revenues and profitability

We compete with companies, many of whom are developing or can be expected to develop products similar to ours. Our market is a large market with many competitors. Many of our competitors are more established than we are, and have significantly greater financial, technical, marketing and other resources than we presently possess. Some of our competitors have greater name recognition and a larger customer base. These competitors may be able to respond more quickly to new or changing opportunities and customer requirements and may be able to undertake more extensive promotional activities, offer more attractive terms to customers, and adopt more aggressive pricing policies. We intend to create greater brand awareness for our brand name so that we can successfully compete with our competitors. We cannot assure you that we will be able to compete effectively with current or future competitors or that the competitive pressures we face will not harm our business.

The products and the processes we use could expose us to substantial liability

Product liability could arise from claims by users of our products or of products manufactured by processes we developed, or from manufacturers or others selling our products, either directly or as a component of other products. To date, we have not experienced any problems associated with claims by users of our products. For this reason, we do not have any insurance coverage for these risks at this time. Depending on our experience, we may decide to seek this type of insurance coverage. When, and if, we acquire product liability insurance, we cannot give you any assurance that it will be adequate to protect us or that the insurance coverage will continue to be available to us on reasonable terms.

Unexpected Changes in the regulatory environment may negatively impact our business.

The regulatory environment involving our products is subject to changes that may be introduced either by the relevant governmental regulatory agencies or by virtue of new regulation. Such changes may have a positive or negative impact on the sale of our products. Such regulatory environment also covers any existing or potential trade barriers in the form of import tariff and taxes that may make it difficult for us to import our products to certain countries, which would limit our international expansion.

We may suffer from political and economic instability in countries where we operate

We are currently operating mainly in China, however, we expect to begin selling our products in other countries in the future. Political and economic instability in the countries in which we presently operate and may operate in the future may negatively affect our sales, revenues and business operations.

We may experience currency fluctuation and longer exchange rate payment cycles

The local currencies in the countries in which we operate may fluctuate in value in relation to other currencies. Such fluctuations may affect the costs of our products sold and the value of our local currency profits. While we are not conducting any meaningful operations in countries other than China at the present time, we may expand to other countries and may then have an increased risk of exposure of our business to currency fluctuation.

Risks Relating To The PRC
-------------------------

There could be changes in government policies that may adversely affect our business

The aquatic products industry in the PRC is subject to policies implemented by the PRC government from time to time. The PRC government may, for instance, impose control over aspects such as raw material distribution, product pricing and sales. On the other hand, the PRC government may also make available subsidies or preferential treatments (such as in the form of tax benefits or favorable financing arrangements).

If the raw materials used by us or our products should become subject to any form of government control, then depending on the nature and extent of such control and our ability to make corresponding adjustments, there could be a material adverse effect on our business and operating results.

Certain political and economic considerations relating to PRC could adversely affect our company.

The PRC is passing from a planned economy to a market economy. While the PRC government has pursued economic reforms since its adoption of the open-door policy in 1978, a large portion of the PRC economy is still operating under five-year plans and annual state plans. Through these plans and other economic measures, such as control on foreign exchange, taxation and restrictions on foreign participation in the domestic market of various industries, the PRC government exerts considerable direct and indirect influence on the economy. Many of the economic reforms carried out by the PRC government are unprecedented or experimental, and are expected to be refined and improved. Other political, economic and social factors can also lead to further readjustment of such reforms. This refining and readjustment process may not necessarily have a positive effect on our operations or future business development. Our operating results may be adversely affected by changes in the PRC's economic and social conditions as well as by changes in the policies of the PRC government, such as changes in laws and regulations (or the official interpretation thereof), measures which may be introduced to control inflation, changes in the rate or method of taxation, and imposition of additional restrictions on currency conversion.

The recent nature and uncertain application of many PRC laws applicable to us create an uncertain environment for business operations and they could have a negative effect on us.

The PRC legal system is a civil law system. Unlike the common law system, the civil law system is based on written statutes in which decided legal cases have little value as precedents. In 1979, the PRC began to promulgate a comprehensive system of laws and has since introduced many laws and regulations to provide general guidance on economic and business practices in the PRC and to regulate foreign investment. Progress has been made in the promulgation of laws and regulations dealing with economic matters such as corporate organization and governance, foreign investment, commerce, taxation and trade. The promulgation of new laws, changes of existing laws and the abrogation of local regulations by national laws could have a negative impact on our business and business prospects. In addition, as these laws, regulations and legal requirements are relatively recent, their interpretation and enforcement involve significant uncertainty.

Potential effects related to the PRC's WTO accession could have a material adverse affect our company.

The PRC became a member of the WTO in December 2001. Pursuant to the bilateral agreement entered into between the PRC and the United States on December 11, 1999, the PRC agreed to lower tariffs on imports by an average of approximately 17% and to eliminate quotas and other quantitative restrictions on food product imports within two to five years. There is no assurance that such increased competition will not have any material adverse effect on our business or profitability.

Currency conversion and exchange rate volatility could adversely affect our company

The PRC government imposes control over the conversion of Renminbi into foreign currencies. Under the current unified floating exchange rate system, the People's Bank of China publishes an exchange rate, which we refer to as the PBOC exchange rate, based on the previous day's dealings in the inter-bank foreign exchange market. Financial institutions authorized to deal in foreign currency may enter into foreign exchange transactions at exchange rates within an authorized range above or below the PBOC exchange rate according to market conditions.

Pursuant to the Foreign Exchange Control Regulations of the PRC issued by the State Council which came into effect on April 1, 1996, and the Regulations on the Administration of Foreign Exchange Settlement, Sale and Payment of the PRC which came into effect on July 1, 1996, regarding foreign exchange control, conversion of Renminbi into foreign exchange by Foreign Investment Enterprises, or FIEs, for use on current account items, including the distribution of dividends and profits to foreign investors, is permissible. FIEs are permitted to convert their after-tax dividends and profits to foreign exchange and remit such foreign exchange to their foreign exchange bank accounts in the PRC. Conversion of Renminbi into foreign currencies for capital account items, including direct investment, loans, and security investment, is still under certain restrictions. On January 14, 1997, the State Council amended the Foreign Exchange Control Regulations and added, among other things, an important provision, which provides that the PRC government shall not impose restrictions on recurring international payments and transfers under current account items.

Enterprises in the PRC (including FIEs) which require foreign exchange for transactions relating to current account items, may, without approval of the State Administration of Foreign Exchange, or SAFE, effect payment from their foreign exchange account or convert and pay at the designated foreign exchange banks by providing valid receipts and proofs.

Convertibility of foreign exchange in respect of capital account items, such as direct investment and capital contribution, is still subject to certain restrictions, and prior approval from the SAFE or its relevant branches must be sought.

Since 1994, the exchange rate for Renminbi against the United States dollars has remained relatively stable, most of the time in the region of approximately MB8.28 to US$1.00. However, there can be no assurance that Renminbi will not be subject to devaluation. We may not be able to hedge effectively against Renminbi devaluation, so there can be no assurance that future movements in the exchange rate of Renminbi and other currencies will not have an adverse effect on our financial condition.

HQOF and Jiahua Marine, our principle operating subsidiaries, are a FIEs to which the Foreign Exchange Control Regulations are applicable. There can be no assurance that we will be able to obtain sufficient foreign exchange to pay dividends or satisfy other foreign exchange requirements in the future.

Our dependence upon Chinese production facilities and raw material suppliers could affect our company.

All of our processing facilities are located in the PRC and all the raw materials we require are located in the PRC. Therefore, our operations and performance are subject to changes in the economic and political environment in the PRC and to the risks inherent in maintaining operations outside the United States.

Risks Relating To The Offering

This prospectus contains forward-looking statements that are subject to risks, uncertainties, and assumptions; our actual results may differ materially from those anticipated in the forward-looking statements.

This prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements about our expectations, beliefs, intentions or strategies for the future, which we indicate by words or phrases such as "anticipate," "expect," "intend," "plan," "will," "we believe," "our company believes," "management believes" and similar language. The forward-looking statements are based on our current expectations and are subject to certain risks, uncertainties and assumptions, including those set forth in the discussion under "Management's Discussion and Analysis." Our actual results may differ materially from results anticipated in these forward-looking statements. We base the forward-looking statements on information currently available to us, and we assume no obligation to update or revise them, whether as a result of new information, future events or otherwise. In addition, our historical financial performance is not necessarily indicative of the results that may be expected in the future and we believe that such comparisons cannot be relied upon as indicators of future performance.

The market price for shares of our common stock could be volatile, and you may be unable to resell your shares in the stock market.

The market price for the shares of our common stock may fluctuate in response to a number of factors, some of which are beyond our control. Investors may be unable to resell their shares in the stock market due to variations in turnover, trading volume or other market conditions.

There could be future dilution of shareholders' interest in our company.

We may need to raise additional funds in the future to finance new developments or expand existing operations. If we raise additional funds through the issuance of new equity or equity-linked securities, other than on a pro rata basis to our existing stockholders, the percentage ownership of the existing shareholders may be reduced. Existing shareholders may experience subsequent dilution and/or such newly issued securities may have rights, preferences and privileges senior to those of the existing shareholders.

We have not independently verified the accuracy of certain facts and statistics provided in this prospectus.

Certain information and statistics in this prospectus such as statistics relating to the PRC aquaculture and seafood industry in the PRC as well as other countries are derived from various public and private publications. While we have taken reasonable care to ensure that the facts and statistics are accurately reproduced from such sources, we have not independently verified the information and do not guaranty that it is accurate, complete or up-to-date, and therefore, we make no representation as to the accuracy of such facts and statistics. Accordingly, such information should not be unduly relied upon.

We cannot guaranty the existence of an established public trading market.

Although our common stock trades on the NASD OTC Bulletin Board, a regular trading market for our securities may not be sustained in the future. The NASD has enacted recent changes that limit quotations on the OTC Bulletin Board to securities of issuers that are current in their reports filed with the

Securities and Exchange Commission. We cannot determine the effect of these rule changes and other proposed changes on the OTC Bulletin Board at this time. The OTC Bulletin Board is an inter-dealer, over-the-counter market that provides significantly less liquidity than the NASD's automated quotation system (the "NASDAQ Stock Market"). Quotes for stocks included on the OTC Bulletin Board are not listed in the financial sections of newspapers as are those for the NASDAQ Stock Market. Therefore, prices for securities traded solely on the OTC Bulletin Board may be difficult to obtain and holders of common stock may be unable to resell their securities at or near their original offering price or at any price. Market prices for our common stock will be influenced by a number of factors, including:

o the issuance of new equity securities pursuant to an offering;

o changes in interest rates;

o  competitive  developments,  including  announcements  by  competitors  of new
products  or  services  or  significant   contracts,   acquisitions,   strategic
partnerships, joint ventures or capital commitments;

o variations in quarterly operating results;

o change in financial estimates by securities analysts;

o the depth and liquidity of the market for our common stock;

o investor  perceptions of our company and the aquaculture  industry  generally;
and

o general economic and other national conditions.

Our common stock could be considered a "penny stock."

Our common stock could be considered to be a "penny stock" if it meets one or more of the definitions in Rules 15g-2 through 15g-6 promulgated under Section 15(g) of the Securities Exchange Act of 1934, as amended. These include but are not limited to the following: (i) the stock trades at a price less than $5.00 per share; (ii) it is NOT traded on a "recognized" national exchange; (iii) it is NOT quoted on the NASDAQ Stock Market, or even if so, has a price less than $5.00 per share; or (iv) it is issued by a company with net tangible assets less than $2.0 million, if in business more than a continuous three years, or with average revenues of less than $6.0 million for the past three years. The principal result or effect of being designated a "penny stock" is that securities broker-dealers cannot recommend the stock but must trade in it on an unsolicited basis.

Broker-dealer requirements may affect the trading and liquidity of shares of our common stock.

Section 15(g) of the Securities Exchange Act of 1934, as amended, and Rule 15g-2 promulgated thereunder by the SEC require broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document before effecting any transaction in a penny stock for the investor's account.

Potential investors in our common stock are urged to obtain and read such disclosure carefully before purchasing any shares that are deemed to be "penny stock." Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor's financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

It may be difficult to effect service of process and enforcement of legal judgments upon our company and our officers and directors because some of them reside outside the United States.

As our operations are presently based in China and some of our key directors and officers reside outside the United States, service of process on our company and our key directors and officers may be difficult to effect within the United States. Also, substantially all of our assets are located outside the United States and any judgment obtained in the United States against us may not be enforceable outside the United States. To mitigate these difficulties, we have appointed Norbert Sporns, our Chief Executive Officer and President, as our agent to receive service of process in any action against our company in the United States.

                                 USE OF PROCEEDS

We will not receive any proceeds from the resale of our common stock pursuant to this offering. We may, however, receive proceeds if any of the selling shareholders exercise their warrants through a cash exercise. We may also receive proceeds if those selling shareholders who are Westminster's designees pay us for up to the total of 3.8 Units, at $34,000 per Unit, issuable pursuant to the Agent Warrant which we agreed to issue in consideration of Westminster serving as our placement agent recently. For more information, see "Selling Shareholders" below. Any proceeds that we may so receive will be used for general corporate purposes, including funding our working capital needs.

                              SELLING SHAREHOLDERS

         The selling shareholders may from time to time offer and sell pursuant to this prospectus any or all of the shares of our common stock set forth below. When we refer to "selling shareholders" in this prospectus, we mean those persons listed in the table below, and the pledgees, donees, permitted transferees, assignees, successors and others who later come to hold any of the selling shareholders' interests in shares of our common stock other than through a public sale.

         The table below sets forth, as of the date of this prospectus, the name of each selling shareholder for whom we are registering shares for resale to the public, and the number of shares of common stock that each selling shareholder may offer pursuant to this prospectus. The common stock being offered by the selling shareholders was acquired from us either in our reverse merger with Process Equipment in 2004, which is described elsewhere in this prospectus, or in private placements of our common stock that were completed in April 2004. The shares of common stock offered by the selling shareholders were issued pursuant to exemptions from the registration requirements of the Securities Act. The selling shareholders that acquired our stock in private placements completed in April 2004 represented to us that they were accredited investors and were acquiring our common stock for investment and with no present intention of distributing the common stock. We have agreed to file a registration statement covering the common stock received by the selling shareholders. We have filed with the Securities and Exchange Commission, under the Securities Act, a registration statement on Form SB-2 with respect to the resale of the common stock from time to time by the selling shareholders, and this prospectus forms a part of the registration statement on Form SB-2. Except as noted below, none of the selling shareholders has, or within the past three years has had, any material relationship with us or any of our predecessors or affiliates.

         Based on the information provided to us by each selling shareholder and as of the date the same was provided to us, assuming that the selling shareholders sell all of our shares of common stock beneficially owned by them that have been registered by us and do not acquire any additional shares during the offering, each selling shareholder will not own any shares other than those appearing in the column entitled "Percentage of Common Stock owned after the Offering." We cannot advise you as to whether the selling shareholders will in fact sell any or all of such shares of common stock. In addition, the selling shareholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the shares of our common stock in transactions exempt from the registration requirements of the Securities Act after the date on which they provided the information set forth on the table below.


Selling Shareholder        Number of       Number of     Number of       Total           Total number   Percentage
                           shares of       shares of     shares of       number of       of securities  of Common
                           Common          Common        Common          securities      being          Stock
                           Stock owned     Stock         Stock           owned prior     registered     owned after
                           prior to the    issuable      issuable        to the                         the
                           Offering        upon the      upon the        Offering                       Offering
                                           exercise of   exercise of                                    (2)(3)
                                           Series C      Series D
                                           Warrants      Warrants
                                           @ $0.42       @ $0.84
                                           per share     per share
                                           (1)           (1)
----------------------     -----------     ----------    -----------     -----------     -----------    ---------
Du Rui                         854,700              0              0         854,700         854,700        *

Altay Gokbilgin                792,560              0              0         792,560         792,560        *

Wei-Ya Kao                   2,266,667              0              0       2,266,667       2,266,667        *

Lui Hung Yen                   500,000              0              0         500,000         500,000        *

Barron Partners              3,068,500      1,480,000      1,480,000       6,028,500       6,028,500        *
LP(4)

DAS Consulting
LLC PSP, Pershing            1,000,000        400,000        400,000       1,800,000       1,800,000        *
LLC as Custodian,
FBO Deborah
Salerno

IRA FBO John P.
O'Shea, Pershing             1,300,000        520,000        520,000       2,340,000       2,340,000        *
LLC as
Custodian(5)(10)

SEP FBO Daniel
Luskind, Pershing              100,000         40,000         40,000         180,000         180,000        *
LLC as
Custodian(5)(10)

John P.                        630,000        152,000        152,000         934,000         934,000        *
O'Shea(5)(6)(10)

Daniel Luskind                 315,580         76,000         76,000         476,580         467,580        *
(5)(7)(10)

Marika                          20,685              0              0          20,685          20,685        *
Xirouhakis(5)(8)(10)

John B. Marsala                163,000         80,000         80,000         323,000         323,000        *


Henry S. Krauss(5)             415,000        116,000        116,000         647,000         647,000        *
(9)(10)

RES Limited(11)                319,500        240,000        240,000         799,500         799,500        *

Frank L. Kramer                100,000         80,000         80,000         260,000         260,000        *




                                       20

Northern Valley                200,000         80,000         80,000         360,000         360,000        *
Partners, LLC(12)

Joseph A. Smith                   100          80,000         80,000         160,100         160,100        *

Red Coral Group             41,189,258              0              0      41,189,258       8,000,000        33.2%
Limited (13)

Total                       53,235,550      3,344,000      3,344,000      59,923,550      26,734,292        26.0%

* Less than 1%

(1) Assumes no price adjustment to exercise price.

(2) Assumes that each named selling shareholder sells all of the shares of common stock it holds (including the shares it will hold pursuant to the exercise of warrants, as applicable) that are covered by this prospectus and neither acquires nor disposes of any other shares, or right to purchase other shares, subsequent to the date as of which we obtained information regarding its holdings. Because the selling shareholders are not obligated to sell all or any portion of the shares of our common stock shown as offered by them, we cannot estimate the actual number of shares of common stock (or actual percentage of the class of common stock) that will be held by any selling shareholder upon completion of the offering.

(3) Calculated based on Rule 13d-3(d)(i) of the Exchange Act of 1934, as amended, using 100,261,523 shares of common stock outstanding as of June 30, 2005.

(4) Andrew Barron Worden, Managing Partner of the selling shareholder, has sole voting and investment power over the securities that this selling shareholder beneficially owns.

(5) Each of John O'Shea, Daniel Luskind and Henry S. Krauss is an officer of Westminster, our placement agent in a recent private placement of our common stock to some selling shareholders, as well as our financial advisor in connection with our recent reverse merger. Marika Xirouhakis is an employee of Westminster.

(6) Securities originally being registered on behalf of this selling shareholder consist of (a) 250,000 shares we agreed to issue to Westminster or its designees for Westminster's services as our financial advisor in the reverse merger; (b) 380,000 shares included in the Units issuable pursuant to the Agent Warrant, representing the portion thereof allocated by Westminster to this selling shareholder (subject to the holder's payment of $34,000 per Unit to us); and (c) 152,000 shares underlying Class C warrants and 152,000 shares underlying Class D warrants, all included in the same Units , which shares are issuable to the selling shareholder in the event he exercises his portion of the Agent Warrant and these Series C and Series D warrants.

(7) Securities originally being registered on behalf of this selling shareholder consist of (a) 125,000 shares we agreed to issue to Westminster or its designees for Westminster's services as our financial advisor in the reverse merger; (b) 190,000 shares included in the Units issuable pursuant to the Agent Warrant, representing the portion thereof allocated by Westminster to this selling shareholder (subject to the holder's payment of $34,000 per Unit to us); and (c) 76,000 shares underlying Class C warrants and 76,000 shares underlying Class D warrants, all included in the same Units, which shares are issuable to the selling shareholder in the event he exercises his portion of the Agent Warrant and these Series C and Series D warrants.

(8) Shares originally being registered on behalf of this selling shareholder consist of 20,685 shares we agreed to issue to Westminster or its designees for Westminster's services as our financial advisor in the reverse merger.

(9) Securities originally being registered on behalf of this selling shareholder consist of (b) 107,000 shares previously owned and/or acquired in our private placement in April 2004; (b) 125,000 shares we agreed to issue to Westminster or its designees for Westminster's services as our financial advisor in the reverse merger; (c) 190,000 shares included in the Units issuable pursuant to the Agent Warrant, representing the portion thereof allocated by Westminster to this selling shareholder (subject to the holder's payment of $34,000 per Unit to us); and (d) 76,000 shares underlying Class C warrants and 76,000 shares underlying Class D warrants, all included in the same Units, which shares are issuable to the selling shareholder in the event he exercises his portion of the Agent Warrant and these Series C and Series D warrants.

(10) Each of these selling shareholders is an affiliate of a broker-dealer, purchased the shares in the ordinary course of business (and/or as compensation to Westminster or its designees) and, at the time of the purchase, did not have any agreement or understanding, directly or indirectly, with any person to distribute the shares.

(11) Evelyn J. Cann, the President of the selling shareholder, and M. Scott Godet, the Secretary of the selling shareholder, share voting and investment power over the securities beneficially owned by this selling shareholder.

(12) Michael Potter, the President of the selling shareholder, has sole voting and investment power over the securities beneficially owned by this selling shareholder.

(13) Red Coral Group Limited is the shareholder of record. The shares are beneficially owned by Norbert Sporns, our Chief Executive Officer, President and director, Harry Wang, our Chief Operating Officer and director, and Lillian Wang Li, our Chairman of the Board of Directors, each of whom own, respectively, 24%, 51% and 25% of the issued capital of Red Coral and all of whom share voting and investment power over the shares held by Red Coral.

Our Private Placements
                             First Private Placement

Exemption from Registration. We issued Units, each consisting of shares of our common stock, Series C and Series D common stock purchase warrants to the Investors in accordance with and in reliance upon the exemption from securities registration afforded by Rule 506 under Regulation D promulgated by the SEC under the Securities Act and/or Section 4(2) of the Securities Act.

Purchase Price. The purchase price paid by each Investor was $34,000 per Unit (the "Purchase Price"), payable in United States Dollars. If, within the 24 months following the earlier of (i) April 30, 2004 or (ii) upon satisfaction of all conditions precedent to our company's and the Investors' obligations, unless extended by mutual consent by our company and Investors until May 15, 2004 (the "Final Closing") we complete a sale of a convertible note or notes, shares of common stock, or shares of preferred stock, or warrants, rights or options to purchase common stock (other than pursuant to an employee stock option plan or directors' stock option plan) at a price per share of common stock, or with a conversion or exercise right to acquire common stock at a price per share of common stock, that is less than the Purchase Price (as adjusted for any stock splits, stock dividends, or the like subsequent to the Final Closing)
(collectively, the "Subsequent Purchase Price"), we must make a post-closing adjustment in the Purchase Price so that the effective price per share paid by the Investors is reduced to the Subsequent Purchase Price as applied to the Investors' then current holdings. Within five business days following the closing of the subsequent sale, we must pay to the Investors the product of the number of shares owned by Investors on the date of the subsequent sale times the difference between the Purchase Price and the Subsequent Purchase Price. Payment shall be made in cash or issuance of the notes, preferred stock, common stock, unit offering or financing that causes triggering the price adjustment, at the option of each individual Investor.

Number of Shares Being Registered in Connection with the Main Purchase Agreement. The Main Purchase Agreement includes a registration rights agreement as an exhibit thereto. Pursuant to the registration rights agreement, we are required to initially file with the Commission a registration statement which registers the number of shares and shares underlying warrants that were purchased by the Investors, that is, an aggregate of 7,600,000 shares of common stock. The registration statement of which this prospectus is a part also includes 6,080,000 shares of common stock issuable pursuant to the exercise of Series C and Series D warrants, granted to the Investors as described below.

Warrants Issued in Connection With The Main Purchase Agreement. Upon the execution of the Main Purchase Agreement, we issued to the Investors (i) four-tenths (0.4) of a Class C Warrant and (ii) four-tenths (0.4) of a Class D Warrant for every share of common stock purchased under the Main Purchase Agreement. The exercise price of the Class C warrants is $0.42 per share, and the exercise price of the Class D warrants is $0.84 per share (as adjusted for each warrant from time to time as provided therein). Pursuant to these warrants, the Investors are entitled, collectively, to purchase 6,080,000 shares of common stock. The effectiveness of the registration statement of which this prospectus is a part is a condition to the Investors' obligation to purchase our common stock under the Main Purchase Agreement. The warrants expire April 23, 2009 (five (5) years from the date of issuance) or eighteen months from the effectiveness of the registration statement of which this prospectus is a part, whichever is later, with a cashless exercise provision. Under the terms of the warrants, the holders thereof agree not to elect for a period of one (1) year a cashless exercise of the warrants. The holders also agree not to elect a cashless exercise so long as there is an effective registration statement for shares underlying the respective warrants.

Investors Right of Indemnification. We have agreed to indemnify the Investors from all claims, demands, losses, costs, expenses, obligations, liabilities or other damages, including interest, penalties and reasonable attorney's fees, that it shall incur or suffer, which arise out of, result from or relate to any breach of the Main Purchase Agreement or failure by us to perform with respect to any of its representations, warranties or covenants contained in the Main Purchase Agreement or any exhibit or other instrument furnished or to be furnished under the Main Purchase Agreement.

Securities Being Registered on Behalf of the Placement Agent. As described above, Westminster acted as our placement agent in connection with the above private placement. In consideration of these services, we agreed to grant to Westminster or its designees the Agent Warrant representing the right to purchase up to the total of 3.8 Units, at $34,000 per Unit. We also agreed to register hereunder the shares of common stock issuable pursuant to the Agent Warrant, as well as the shares of common stock underlying the Series C and Series D warrants included in the Agent Warrant. Westminster subsequently allocated the Agent Warrant and/or the securities covered thereby to three of its officers and one of its employees. We are therefore registering, on behalf of four designees of Westminster, a total of 760,000 shares of our common stock included in the Units issuable pursuant to the exercise of the Agent Warrant, and a total of 608,000 shares of our common stock underlying the Class C and Class D warrants that are also part of the Units (subject to the holder's exercise of such warrants).

Second Private Placement

We entered into three additional stock purchase agreements in April 2004. Pursuant to these Additional Purchase Agreements, we sold shares of our common stock, in a private placement, to three additional persons: Gokbilgin, Du Rui and Wei-Ya Kao. Under the Additional Purchase Agreements, Gokbilgin, Rui and Kao have certain rights to include the shares of common stock purchased by them in certain registration statements to be filed by us in the future. The registration statement of which this prospectus is a part includes the shares held by these three shareholders.

Additional Securities We Are Registering

In addition, we are registering 520,685 shares of our common stock that we agreed to issue in a private placement to Westminster, for its services as our financial advisor in connection with our recent reverse merger. Further, we are registering 500,000 shares we agreed to issue to Lui Hung Yen, a holder of a promissory note of Jade, our subsidiary, in exchange for cancellation thereof and release of any related claims by this person against us or Jade.

Finally, we are also registering 8,000,000 shares of our common stock on behalf of our existing shareholder, Red Coral, which are beneficially owned by some of our directors and executive officers, Norbert Sporns, Lillian Wang Li and Harry Wang , who intend to use the proceeds from the sale of the shares to purchase additional shares from certain shareholders to increase their stake in our company.


                              PLAN OF DISTRIBUTION

We are registering the common stock covered by this prospectus on behalf of the selling shareholders. Each selling shareholder is free to offer and sell his or her shares of our common stock at such times, in such manner and at such prices as he or she may determine. The selling shareholders have advised us that the sale or distribution of our common stock owned by the selling shareholders may be effected in transactions in the over-the-counter market (including block transactions), negotiated transactions, the settlement of short sales of our common stock, or a combination of such methods of sale. The sales will be at market prices prevailing at the time of sale or at negotiated prices. Such transactions may or may not involve brokers or dealers. The selling shareholders have advised us that they have not entered into agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares. The selling shareholders do not have an underwriter or coordinating broker acting in connection with the proposed sale of our common stock. There is no over-allotment option and no shares will be sold by us.

The selling shareholders may sell their shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders. They may also receive compensation from the purchasers of our common stock for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

Selling shareholders and any broker-dealer that acts in connection with the sale of shares of our common stock hereunder may be deemed to be "underwriters" within the meaning of Section 2(a)(11) of the Securities Act. Any commissions received by such broker-dealers and any profit on the resale of the shares of our common stock sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. The selling shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of our common stock against certain liabilities, including liabilities arising under the Securities Act.

Because each of selling shareholders may be deemed to be an "underwriter" within the meaning of Section 2(a)(11) of the Securities Act, the selling shareholders will be subject to prospectus delivery requirements of the Securities Act.

We have informed the selling shareholders that the anti-manipulation rules of the Commission, including Regulation M promulgated under the Securities Exchange Act, may apply to their sales in the market.

Regulation M may limit the timing of purchases and sales of any of the shares of our common stock by the selling shareholders and any other person distributing our common stock. The anti-manipulation rules under the Securities Exchange Act may apply to sales of shares of our common stock in the market and to the activities of the selling shareholders and their affiliates. Furthermore, Regulation M of the Securities Exchange Act may restrict the ability of any person engaged in the distribution of shares of our common stock to engage in market-making activities with respect to the particular shares of common stock being distributed for a period of up to five business days prior to the commencement of such distribution. All of the foregoing may affect the marketability of our common stock and the ability of any person or entity to engage in market-making activities with respect to our common stock.

Rules 101 and 102 of Regulation M under the Securities Exchange Act, among other things, generally prohibit certain participants in a distribution from bidding for or purchasing for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Rule 104 of Regulation M governs bids and purchases made to stabilize the price of a security in connection with a distribution of the security.

The selling shareholders also may resell all, or a portion, of the common shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such Rule. The selling stockholders will pay all commissions, transfer taxes and other expenses associated with their sales. The shares offered hereby are being registered pursuant to our contractual obligations, and we have agreed to pay the expenses of the preparation of this prospectus.

                                    BUSINESS

As used in this prospectus "we", "us", "our", "HQSM", the "Group", "Company" or "our company" refers to HQ Sustainable Maritime Industries, Inc. and all of its subsidiaries and affiliated companies including Hainan Quebec Ocean Fishing Co. Ltd., or "HQOF" and Hainan Jiahua Marine Bio-Product Company Limited or "Jiahua Marine".

History

Our company was initially incorporated as Sharon Capital Corporation, or Sharon, on September 21, 1989 under the laws of the State of Nevada. Sharon was a "blind pool/blank check" corporation organized for the purpose of purchasing, merging with or acquiring a business or assets from another company. In July 1990, Sharon was changed to PEI, Inc., which was subsequently changed to Process Equipment, Inc. in November 1990. On March 17, 2004, Process Equipment, Inc., Process Equipment Acquisition Corporation, a Nevada corporation and wholly-owned subsidiary of Process Equipment, Inc., or PEAC, and Jade Profit Investment Limited, or Jade, a British Virgin Islands limited liability corporation, entered into an agreement and plan of merger. Pursuant to that agreement, Process Equipment, Inc., through PEAC, acquired Jade, and 84.42% ownership in Jade's subsidiary Hainan Quebec Ocean Fishing Co. Ltd, a People's Republic of China, limited liability corporation, which we refer to as HQOF. As a result of that transaction, HQOF became our main operating subsidiary.

In April of 2004, pursuant to the above agreement and plan of merger, the board of directors of Process Equipment, Inc. and a majority of the stockholders approved a name change and change of domicile of that company to Delaware via a merger with the newly formed wholly-owned Delaware subsidiary, HQSM. The name change, change of domicile and merger became effective on May 19, 2004, with HQSM being the surviving entity in the merger and acquiring all the assets and liabilities of Process Equipment, Inc.

On May 19, 2004, in order to effect a reincorporation from Nevada to Delaware, Process Equipment, Inc., a Nevada corporation, was merged with and into HQ Sustainable Maritime Industries, Inc., a Delaware corporation. Prior to the effective time of the reincorporation, HQ Sustainable Maritime Industries, Inc. had been a wholly-owned subsidiary corporation of Process Equipment, Inc. organized for the purposes of effecting the reincorporation. At the effective time of the reincorporation, HQ Sustainable Maritime Industries, Inc. became the surviving entity of the merger pursuant to which the reincorporation was completed, as well as the registrant for reporting purposes under the federal securities laws. The merged entity is governed by the Delaware General Corporation Law and the certificate of incorporation and bylaws of HQ Sustainable Maritime Industries, Inc.

The reincorporation was completed pursuant to an Agreement and Plan of Merger dated as of May 19, 2004, by and between Process Equipment, Inc. and HQ Sustainable Maritime Industries, Inc., and was approved by the holders of approximately 73% of the issued and outstanding common stock of Process Equipment, Inc. by written consent in lieu of a special meeting of the stockholders of Process Equipment, Inc. (all as more fully described in the Information Statement).

At the effective time of the reincorporation, the directors and executive officers of Process Equipment, Inc. became the directors and executive officers of HQ Sustainable Maritime Industries, Inc. HQ Sustainable Maritime Industries, Inc.'s business, mailing address, principal executive offices and telephone number are the same as those of Process Equipment, Inc.

At the effective time of the reincorporation, each outstanding share of common stock, par value $.001 per share of Process Equipment, Inc. was automatically converted into one share of common stock, par value $.001 per share of HQ Sustainable Maritime Industries, Inc. Outstanding options and warrants to purchase shares of Process Equipment, Inc. were automatically converted into options and warrants to purchase the same number of shares of HQ Sustainable Maritime Industries, Inc. Each employee stock plan and any other employee benefit plan to which Process Equipment, Inc. was a party were assumed by HQ Sustainable Maritime Industries, Inc. and, to the extent any such plans provided for the issuance or purchase of Process Equipment, Inc. common stock, such plans now provide for the issuance or purchase of HQ Sustainable Maritime Industries, Inc. common stock.

It was not and is not necessary for stockholders to exchange their existing Process Equipment stock certificates for new certificates bearing the name of HQ Sustainable Maritime Industries, Inc. Shares of Process Equipment, Inc. common stock, traded under the symbol "PEQM.OB" on the OTC Bulletin Board prior to reincorporation, continue to be traded on the OTC Bulletin Board under the symbol "HQSM.OB" as HQ Sustainable Maritime Industries, Inc. common stock. The OTC Bulletin Board and HQ Sustainable Maritime Industries, Inc.'s transfer agent will consider the existing Process Equipment, Inc. stock certificates as constituting "good delivery" in post-reincorporation transactions involving HQ Sustainable Maritime Industries, Inc.'s common stock. In addition, the merged company was also assigned a new CUSIP number. The new CUSIP number is 40426A 10 9.

The foregoing description of the reincorporation is not intended to be complete and is qualified in its entirety by the complete text, including exhibits, of the Information Statement.

On August 17, 2004, we entered into a Purchase Agreement with Sino-Sult Canada (S.S.C.) Limited, a Canadian limited liability corporation ("SSC"), whereby we acquired Sealink Wealth Limited ("Sealink"), SSC's wholly owned subsidiary incorporated in the British Virgin Islands. That purchase agreement was filed as an exhibit to our current report on Form 8-K filed with the Commission on August 18, 2004. Sealink is the sole owner of Hainan Jiahua Marine Bio-Products Co. Ltd., a limited liability company existing in China ("Jiahua Marine") which is primarily engaged in the production and sales of marine bio-products and healthcare products in the PRC, as described in more detail in the above current report. Also as previously disclosed, in the same current report, SSC is owned by three of our current directors and executive officers who are also, together, indirect beneficial owners of the majority of our capital stock. The consideration of the acquisition is $20 million in terms of 12,698,078 shares (equivalent to $8,888,655), $11,011,345 promissory note convertible to 15,732,493 Class A shares and $100,000 promissory note convertible to 100,000 Series A preferred stock with par value at $0.001 per share. Both promissory notes accrue interest at the rate of 5% per annum. 12,698,078 shares were issued to SSC on August 17, 2004 after the Purchase Agreement was signed. $11,011,345 of promissory notes were converted to 15,732,493 Class A shares on November 18, 2004.

Further, as previously disclosed in the above current report, effective from August 17, 2004, HQSM caused Jade Profit Investment Limited, its wholly-owned subsidiary, to acquire the minority equity interest equal to 15.58% that Jade did not already own in Hainan Quebec Ocean Fishing Company Limited, HQSM's principal operating subsidiary. This purchase was effected by Jade pursuant to the Purchase Agreement, dated as of August 17, 2004, between Jade and Hainan Fuyuan Investment Company Limited, the holder of the minority equity interest of HQOF being acquired by Jade. Jade has previously obtained all requisite governmental approvals in the PRC in order to consummate this transaction. The consideration of $5,695,145 was fully paid in cash on October 31, 2004.

On April 16, 2004, HQ Sustainable Maritime Marketing Inc. ("HQSM Marketing") was formed and registered in USA, wholly owned by HQSM. This new subsidiary was dormant during the year.

On June 15, 2004, HQ Sustainable Maritime Marketing (Canada) Inc ("HQSM Canada") was formed in Canada and is wholly owned by HQSM. HQSM Canada commenced operations in June 2004, and performs business development, sales and marketing in the Canadian market.

Our principal executive office is located at Wall Street Center, 14 Wall Street, 20th Floor, New York, New York 10005, and our telephone number is (212) 618-1712. The URL for our website is http://www.hqfish.com.

Business

The Group is principally engaged in the vertically integrated business of aquaculture through co-operative supply arrangements, ocean product harvesting, and processing and sales of farm-bred and ocean harvested aquatic products, as well as the production and sale of marine bio-products and healthcare products. The Group is committed to providing a variety of high quality aquatic products and health products through an integrated operation that covers value added key areas along the production chain from a bio-secure and stable supply of tilapia and shrimp under stringently monitored conditions, processed in accordance with internationally recognized standards of hygiene. Since the Group acquired Sealink Wealth Limited ("Sealink" hereafter), The Group has also engaged in the production and sale of marine bio-products and healthcare products in the PRC.

The principal products of Hainan Jiahua Marine Bio-Product Company Limited (100% owned subsidiary of Sealink) are Shark Cartilage Capsule, Shark Liver Oil and Shark Liver (Soft gel). The major market is in the PRC.

The Group has developed a co-operative supply network in Hainan Province, China (for aquaculture product), which allows it to guarantee quality and quantity of products for processing without engaging directly in farming operations and having to deal with the associated capital costs and risks. The Group, through the co-operative supply agreements, is active in the transfer of technology to its suppliers and the constant monitoring of quality.

Manufacturing

Aquaculture Products

The Group's aquatic products processing plant is a Canadian designed facility and is located in Hainan, the PRC. Prior to May 2004, the Group had two production lines in aggregate and they are located in the same processing plant in Hainan. From January to May, 2004 the plant was expanded to six production lines. These six lines include two filleting lines, two whole round fish processing lines (principally Tilapia which is gutted, scaled and gilled) and two shrimp processing lines. The facility is capable of processing an average of approximately 10,000 tons per year of whole round fish (principally Tilapia), 3,000 tons per year of fillet and 3,000 tons per year of shrimp. The plant operates in two shifts for a total of 17 hours.

The Group's products have been awarded HACCP Certification for exporting aquatic products to the US and Japan. HACCP is used by the US Food and Drug
Administration in controlling food safety and sanitary hazards. It is a preventive system previously used by astronauts, focusing on preventing hazards that could cause food-borne illnesses by applying science based controls, from raw materials to finished products. The successful implementation of a HACCP plan is dependent upon the design and performance of facilities and equipment, combined with excellent quality control and hygiene practices, which can minimize the occurrence of a hazard in a finished product.

Apart from the HACCP Certification, the Group has also been assigned an EU Code for exporting aquatic products to the EU. The EU has designated only two producers in Hainan Province. The code is highly coveted since very few new attributions of code are being accepted. This increases the value of export to the EU since buyers routinely pay more than their US counterparts. The Directors believe the awards of the HACCP Certification and the assignment of the EU Code have enabled the Group to export to the US and the EU respectively. The HACCP Certification and EU Code assignment signify the Group's attainment of stringent hygiene standards and enable the Group to better market and export its processed aquatic products to overseas clients in the US and the EU.

The Group's products are also acknowledged as eco-friendly by the Canadian International Development Agency (CIDA). CIDA is an agency of the Canadian Government that maintains programs of direct government to government aid for developing countries and also has programs which support private investment in developing countries which meet stringent environmental and social criteria. It provided early stages development support through the transfer of technology to aquaculture operations, fish processing and ocean harvesting operations. A pre-condition to the receipt of this support was the preparation of detailed environmental and social (gender) impact studies. It is these studies which amount to an environmental and Fair Trade appreciation of the activities of HQ and can be described as an eco-friendly certification. This illustrates that the Group has met or exceeded certain standards of environmental protection and that the Group has conducted its business in a sustainable and socially responsible fashion with high regard for the environment and place of women in the communities in which it operates.

The Group conducts sample laboratory testing on the Group's processed aquatic products to ensure no forbidden substances are present in them. The laboratory testing was initiated by the Group in compliance with strict quarantine guidelines imposed by domestic export control government agencies and foreign import control government agencies.

Health and Bio-products

Our production workshops consist of two production lines: the powder line and the oil line. We have raw material treatment workshops, such as an extraction workshop, a freezing and drying workshop, a powder distillation workshop and a finished product workshop in powder line. We also have pre-treatment workshops, such as a cooling and filtration workshop, a molecular distillation workshop, a supplemental stuff workshop and a capsule workshop in oil line. The production lines are equipped with a complete set of imported and domestic made devices, including: a vacuum frozen dryer for bio-products, a molecular distillation device, a micro-disintegrator, a packing machine and test instruments, etc.

The Products

The following are a brief description of our products.

Tilapia Products

Tilapia are native to Africa, but have been introduced in many countries around the world. They are disease-resistant, reproduce easily, eat a wide variety of foods and tolerate poor water quality with low dissolved oxygen levels. Most will grow in brackish water and some will adapt to full strength sea water.
These characteristics make tilapia suitable for culture in most developing countries. They are most often grown in ponds, cages and rice fields.

There are many tilapia species but only a few are cultured widely around the world today. There are three common species which are reared commercially in ponds from Japan, the Philippines down to Thailand and Indonesia, namely the black or Nile tilapia (Oreochromis niloticus), the red tilapia (Oreochromis mossambicus) and the blue tilapia (Oreochromis aureus), usually in the form of a new hybrid based on the original strains.

Black or Nile Tilapia

The fry eat zooplankton and the adults eat zooplankton, phytoplankton, insects, other bottom organisms and manufactured food. The optimum temperature to culture black tilapia is 25 to 30 degrees centigrade and black tilapia can tolerate low temperature of 11 degrees centigrade. Black tilapia can grow well in water up to 20 parts per thousand salinity.

Red Tilapia

The fry eat zooplankton and the adults eat zooplankton, phytoplankton and manufactured food. The optimum temperature to culture red tilapia is 25 to 30 degrees centigrade and red tilapia can tolerate low temperature of 10 to 12 degrees centigrade. Red tilapia can grow well in full strength sea water.

Tilapia Market

In the 1960s and 1970s, tilapia culture was geared towards the production of food for local consumption and for the diversification of rural activities related to agriculture and animal husbandry. During the past 20 years, commercially viable techniques have been developed to control overcrowding in the different production systems, thereby permitting faster and more uniform growth to larger sizes. Commercial production has become popular in many countries around the world.

Tilapia aquaculture has grown impressively during the 1990s, and forecasts indicate that the industry will continue to expand significantly in the years to come. US is the world's largest consumer of tilapia. In 2004, more than 175 million USD of Tilapia was sold in the United States representing almost 250,000 metric tons of live weight (See American Tilapia Association (See http://ag.arizona.edu/azaqua/ata.html). Due to limited resources in domestic US tilapia production, tilapia imports to the US are expected to increase. Imported tilapia already accounts for around 90% of total consumption of tilapia in the US. We believe that the largest demand for tilapia in the world will continue to be the US.


TABLE 6

Top ten species groups in aquaculture production: quantity and growth

Species group                                   2000          2002     Share of 2002   APR
                                                                           total
                                                     (tonnes)            (percent)
Top ten species groups in terms of quantity
Carps and other cyprinids                     15 451 646   16 692 147       41.9        3.9
Oysters                                       3 997 394    4 317 380        10.8        3.9
Miscellaneous marine molluscs                 2 864 199    3 739 702         9.4       14.3
Clams, cockles, arkshells                     2 633 441    3 430 820         8.6       14.1
Salmons, trouts, smelts                       1 545 149    1 799 383         4.5        7.9
Tilapias and other cichlids                   1 274 389    1 505 804         3.8        8.7
Mussels                                       1 370 953    1 444 734         3.6        2.7
Miscellaneous marine molluscs                 1 591 813    1 348 327         3.4       -8.0
Shrimps, prawns                               1 143 774    1 292 476         3.2        6.3
Scallops, pectens                             1 154 470    1 226 568         3.1        3.1



Top ten species groups in terms of growth
Cods, hakes, haddocks                           169         1 445                     192.4
Misc. demersal fishes                         8 701        15 302                      32.6
Misc. marine crustaceans                      34 202       52 377                      23.7
Flounders, halibuts, soles                    26 309       38 909                      21.6
Tunas, bonitos, billfishes                    6 447        9 445                       21.0
Freshwater crustaceans                        411 458      591 983                     19.9
Crabs, sea-spiders                            140 235      194 131                     17.7
Freshwater molluscs                           10 220       13 414                      14.6
Misc. freshwater fishes                       2 864 199    3 739 702                   14.3
Clams, cockles, arkshells                     2 633 441    3 430 820                   14.1

Note: Data exclude aquatic plants. APR refers to the average annual percentage growth rate for 2000-2002.

(Source State of The World Fisheries and Aquaculture (FAO) 2004 Report Part 1 table 6 See http://www.fao.org/sof/sofia/index_en.htm)

In the US, consumption of tilapia has risen in the recent years. Tilapia now ranks third after farm-raised shrimp and Atlantic salmon in terms of aquaculture products imported into the US. In terms of volume, frozen whole round fish ranks first, followed by frozen fillets, and lastly fresh fillets. Frozen whole round fish and fillets originate primarily from Asia, and fresh fillets primarily from Central America and the Caribbean.

Recently, with the increase in production of tilapia in the PRC and the growing demand of tilapia in the international market, the export of tilapia from the PRC has also increased. We believe that tilapia has great potential for market growth.

Fresh Water Shrimp Products

Shrimp is a favorite seafood all over the world. The giant tiger prawn or black tiger shrimp (Penaeus monodon) accounts for more than half of all farmed shrimp and dominates production in Thailand, Indonesia, India and the Philippines. In the PRC, the fleshy prawn or Chinese white shrimp (Penaeus chinensis) is dominant, whereas in Latin America it is the white leg shrimp (Litopenaeus Vannamei) which is the leading species. The Indian prawn (Penaeus indicus) is also farmed in Asia.

White Leg Shrimp in the PRC

Aquaculture of shrimp is rapidly developing in the PRC. White leg shrimp with its scientific name of Litopenaeus vannamei, is one of the world's most important farmed products. It is found throughout Central and South America and along the coast of the Pacific Ocean. With the introduction of parent white leg shrimp into the PRC and the success in raising seedlings, total production of white leg shrimp increased to 300,000 tonnes in 2000.

Health products

The acquisition of Jiahua Marine provides HQ with the capacity to manufacture nutraceuticals to enrich feed formulations for tilapia and shrimp farmed in the Hainan area. These ingredients are directed at improving general health, growth, feed conversion and meat quality of fish and shrimp. Such products boost the immune system of shrimp to ward off common viruses and deliver various functional food nutrients to humans through the fish and shrimp they eat. HQ is working with leading technology providers throughout the world, in particular in the United States, to deliver these new nutraceutical additives to the fish and shrimp farming industry.

Jiahua Marine is also engaged in the production and sales of marine bio-products and healthcare products in the PRC. It currently operates two activities, a marine bio-products factory and research and development activity. The marine bio-products factory is located in Wenchang City of Hainan Province, with a ground floor area of 16,667 square meters and a construction area of approximately 8,000 square meters. It operates two production lines: the powder-product line and the oil-product line.

Jiahua Marine's second activity is related to research and development in association with Marine Organism Research Institute, which is headed by a group of experts specializing in the research and development of products derived from marine organisms in China. Clinical trials and laboratory testing on Jiahua Marine's various healthcare products have resulted in National Certification. These products currently sold throughout China, are naturally derived from ocean-harvested byproducts and are winners of Science and Technology Progress Awards in China. Jiahua Marine also has established a long-term relationship with the Qingdao University of Oceanography for production-research and training.

Jiahua Marine production lines are ideally suited for the manufacture of nutraceutical components. The plant is equipped with specific gravity molecular separator and accessory equipment for the manufacture of nutraceutical products that can serve as feed additives in the production of feed, including tilapia and shrimp feed.

Jiahua Marine products provide leading ocean-sourced raw materials processed at its own plant. Patented, laboratory and clinically tested products have resulted from years of research and development administered through a partnership with Qingtao Ocean University and its Marine Bioengineering Research Institute. Two products are produced from refined shark cartilage and two from shark liver (harvested from non-endangered shark species). These products are more fully described below:

*        Patent Number 460000X340-2001 -- Shark cartilage is highly alkalescent;
         it contains chondroitin sulfate and calcium and impacts the human body positively in the following ways:

         --       Increases  efficiency  of immune  system,  activates  NK cells associated with combating cancer (sharks are cancer free);
         --       Reduces blood acidity improving
         --       Blood pressure
         --       Apoplexy
         --       Heart disease
         --       Fertility
         --       Osteoporosis

* Patent Number 460000X131-2001 -- Shark cartilage also contains glycosaminoglycan, Amino Acids, and collagen proteins which have been specially processed for absorption into the skin and impacts the human body positively in the following ways:

         --       Increases subcutaneous water content
         --       Reduces wrinkles
         --       Slows the visible effects of aging

* Patent Number 460000X338-2001 -- Shark Liver oil is rich in squalene and other nutrients, to which we add vitamins D and E, and impacts the human body positively in the following ways:

         --       Improves   absorption   of  oxygen   in  the  body   which  is
                  particularly important for the brain which consumes 23% of the oxygen used in the body
         --       Eliminates fatigue
         --       Improves health

* Patent Number 460000X342-2001 -- Shark liver oil contains 100 times more Alkoxy-Glyceryl (AKGS) than mothers milk. It is also rich in omega 3 oils recommended for nursing mothers, and impacts the human body positively in the following ways:

         --       Improves resistance to disease;
         --       Improves phosphate for brain cell production

The above products have been shown to be effective.

In 2003, Jiahua Marine commenced a sales strategy, which it believes will lead to strong growth in the current and future years. A unique direct marketing campaign has been introduced in conjunction with large scale tours organized throughout China in prime tourist destinations -- Sanya, Beihai (China's premiere tropical leisure vacation centers) and the Three Gorges project. These tours are captive audiences learning the health advantages of the products during an outing associated with their leisure activities. In addition, in 2003 sales have begun in Hualian Supermarket Co. Ltd., (one of the largest specialty chains in China with well over 1200 outlets and sales of US$2 billion, the first publicly listed supermarket retailer in China) as well as in health product and pharmaceutical outlets throughout China.

In March 2005, the Group finalized with American River Nutrition Inc. (ARN) an agreement providing HQSM with leading nutraceutical technology for its health products and nutraceutically enriched aquaculture feed products business. The Agreement also sets the stage for distribution of Health products produced by HQSM in the United States as well as introducing ARN nutraceuticals into China through HQSM's marketing network there.

ARN has cutting edge technology to develop unique nutraceuticals for aquaculture feeds. These ingredients are directed at improving general health, growth, feed conversion and meat quality of fish and shrimp. ARN is currently developing a product that can boost the immune system of shrimp to ward off common viruses.
The impact of access to these new technologies will be a significant boost in developing proprietary technology within the company and an expected significant boost in sales and profitability. Furthermore, the agreement will begin the process of selling HQSM health products in the United States as well as the sale of ARN products through HQSM's distribution network in China. The relevant health products markets in both countries represent a multi-billion dollar business and is expected to lead to the development and sale of many more such products for these markets. Currently HQSM produces and sells shark liver oil and shark cartilage products and sells these through a unique direct sales and retail sales system in China. Currently ARN produces and sells its patent-protected DeltaGold(R) vitamin E, primarily in the USA and Canada.

ARN will work with HQSM to develop and validate relevant technologies and coordinate the application of nutraceutical feed ingredients in feed products for Tilapia and Shrimp particularly developing Nutraceutical feed additives in HQSM's Nutraceutical plant that are health oriented and environmentally sound.

Marketing

Our sales and marketing team consists of nine members and is under the supervision of Mr. Harry Wang, our Chief Operating Officer. The sales and marketing team is responsible for establishing our sales and distribution networks both domestically and internationally, promoting our image and product awareness, and maintaining our customer relationships.

We believe that HQOF, one of our principal operating subsidiaries, is the only vertically integrated PRC-based producer present at the International Seafood Shows. This enables HQOF to establish high level and immediate contacts with potential buyers. Buyer preferences and our response to these preferences as well as prices and response to quality and quantity concerns can be immediately addressed without the usual screening and middleman costs.

We have located the following as potential and prospective markets that we intend to focus upon for expansion:

North America

The North American market for tilapia and shrimp is significant and is growing. Competition from producers across the globe, ranging from Bangladesh to Chile, is intense. Minimum quality is presumed as a pre-requisite and consumers tend to be less educated as to the benefits of higher quality in this region. We plan to continue to export to this market where our products are generally well received.

People's Republic of China

Given the enormous demand and potential in the PRC market, we also consider it a prospective market. The advantageous climatic conditions found in Hainan Province allow year-round production, which differentiates it from other areas in the PRC. With the PRC's accession to the WTO and the continued development of our distribution network, opportunities should arise for us to establish strategic linkages with foreign producers and suppliers seeking access to the ever changing and modernizing Chinese market. We will consolidate this position by being a producer of quality product and this strategy should also allow us to decide and select strategic partners in the PRC in the future.

All health and bio-products of the group are sold in this geographic region. A North American marketing initiative has been commenced by the signing of a marketing and distribution agreement with American River Nutrition in March of 2005. The first step in this process is the re-testing of the products by American laboratories to reproduce Chinese results and to make additional tests to support more claims regarding the products.

Competition

Our company is principally engaged in the vertically integrated business of aquaculture through co-operative supply agreements, ocean product harvesting and processing and sales of farm-bred and ocean harvested aquatic products. The co-operative supply agreements entered into between HQOF and selected tilapia and shrimp farmers in Hainan Province secure the supply, quality and price of raw materials for our Production. Through such arrangement, we believe that we have a competitive advantage over our competitors in Hainan Province.

The PRC aquaculture industry is open to competition from local and overseas operators engaged in aquaculture and from other captured fish producers. Our major aquaculture products, tilapia and shrimp, are also facing competition from some other domestic aquaculture producers. Some of the domestic aquaculture processing companies in Hainan Province also obtain the same HACCP Certification and EU Code assignment that we possess, which certifies that their products are also in compliance to certain standards. However, we believe that the competition from such producers is minimal because, to the best of our knowledge, there is no competitor in Hainan Province that has a similar operating scale and production capacity, or that has developed the vertically integrated business model under which we operate.

Although there is no formal entry barrier for engaging in similar aquaculture processing production and activities in the PRC, we believe that the high infrastructure costs associated with developing and constructing processing plants and facilities does pose a barrier to potential competitors. Accordingly, competitors have to mobilize extensive resources in order to maintain a presence similar to ours.

We believe that we are geographically well-positioned to capitalize on the significant potentials of seafood markets both overseas and within the PRC. As buying power increases in Asia, and developed countries gravitate towards fishery products, seafood producers are under great pressure to respond to increasing demands. We further believe that the following factors contribute to our principal strengths and competitive advantages:

Integrated operations. We run a vertically integrated operation that covers key areas along the production chain including sourcing, co-operative supply farming and distribution. Co-operative supply agreements have been secured with several producers who benefit from our extensive technology development program. Through intensive monitoring and quality control of fish fry, pond environment and feed supply, we are able to assure the supply of quality aquaculture products.

International and domestic sales and marketing efforts. We have a distribution network for our export sales and domestic sales that is developed and maintained through our marketing offices in Beijing and Shanghai, through our international direct and indirect marketing efforts, and also by virtue of our presence and participation at international seafood shows.

Strategic location of co-operative supply and production base. We are geographically well-positioned in Hainan Province to leverage on the year-round favorable climatic conditions, abundant water supply and pristine environment. Such strategic location is a key attribute to the success of our co-operative suppliers of locally farmed tilapia and shrimp, particularly white leg shrimp.

Co-operative supply and vertical integration. We have assured supply, quality and price of raw materials for production through long term arrangements with leading local suppliers of shrimp and tilapia. We actively monitor aquaculture quality and provide technological support to our suppliers, which allows us to concentrate our resources and minimize risks. Through intensive monitoring and control of the growth of fish fry, shrimp larvae, pond environment and feed supply, we are able to assure the supply of quality aquaculture products and to enhance product differentiation.

An established track record and brand name in the industry. Since our inception, we have established a track record of supplying high quality aquatic products to our overseas and local customers.

Good quality control. Safe and hygienic processing of aquatic products is of paramount importance, as any failure to carry out the processing of harvested fish correctly could render the product unsuitable for human consumption. We adopt and implement stringent quality control measures and procedures throughout our production process. Our processing plant in Hainan Province has obtained HACCP and EU Code assignment.

Low labor cost. We are operating in a labor intensive industry. Due to the lower labor costs in China, we are able to achieve lower operating cost advantage when compared to our competitors in North America and elsewhere.

Local government support. The policy of Hainan Provincial Government is to encourage increased investment in aquaculture and increased export of farmed aquatic products. In December 2001, HQOF, our main operating subsidiary, was recognized as a "Leading Agriculture Enterprise" by Hainan Provincial
Government, and in April 2001 HQOF was recognized as a New and High Tech Enterprise of Hainan Province. These recognitions will be a great asset when we participate in annual trade shows including the International Boston Seafood Show and European Seafood Exposition.

Reduction of production cost due to the benefit of economy of scale. Expansion of facilities and current sales volumes allows our company to benefit from significant economies of scale. Our research and quality control staff have been able to monitor an increased number of operations without the need of further hiring. Large buyers are able to sole source instead of having to group supply from various producers, allowing long term supply agreements.

Awards we have received. In December 2001, the Company was recognized as a "Leading Agriculture Enterprise" by Hainan Provincial Government, and in April 2001, the Company was awarded the "New/high tech Enterprise of Hainan Province" by Hainan Provincial Technology Authorities. In January 2003, the Company was awarded the Industrial Enterprise of the Province. In 2002, The Company was named a Leading Agriculture Enterprise for both Hainan Province and Wenchang. Our board of directors believes that these accreditations reflect our achievements and contribution to the development of the PRC aquaculture industry. In March 2005, the Company was awarded the prestigious China Excellence Award, for health product excellence and advancement of China business practices, by the China Association of Entrepreneur Foreign Investment (CAEFI), a branch of the China Ministry of Commerce of the People's Republic of China.

Production certification. We also have received HACCP Certification and EU Code assignment, which demonstrates our commitment to providing a variety of high quality aquatic products under stringent hygiene standards.

International management expertise. We have successfully achieved a vertically integrated operation that enables us to capitalize on opportunities in the domestic and international fishery markets. Such achievement can be attributed to our founders and senior management who have contributed their international management expertise and technical know-how to our development.

Government Regulation

Aquaculture  producers  in  the  PRC  have  to  comply  with  the  environmental protection laws and regulations promulgated by the national and local governments of the PRC. Such rules and regulations include, among others, Environmental Protection Law of the PRC, Ocean Environmental Protection Law of the PRC, Regulations on Administration over Dumping of Wastes in the Ocean of the PRC, Ocean Aquatic Industry Administration Regulation, Fishing License Administration Regulation, Regulations on Administration of Hygiene Registration of Exported Food Manufacturers and Regulations on Administration of Quality Control of Food Processors.

Our company complies with various national, provincial and local environmental protection laws and regulations. In addition to statutory and regulatory compliance, we actively ensure the environmental sustainability of our operations. Our costs of compliance with applicable environmental laws are minimal, since the design of the plan includes a state-of-the-art settling and filtration system which is inexpensive to maintain. Penalties would be levied upon us if we fail to adhere to and maintain this standard. Such failure has not occurred in the past, and we generally do not anticipate that it may occur in the future, although no assurance can be given in this regard.

Patents and Trade Secrets

The Company presently has the following patents on its products.

*        Patent Number 460000X340-2001 -- Shark cartilage is highly alkalescent;
         it contains chondroitin sulfate and calcium and impacts the human body positively in the following ways:

         -- Increases efficiency of immune system, activates NK cells associated with combating cancer (sharks are cancer free);

         --       Reduces blood acidity improving
         --       Blood pressure
         --       Apoplexy
         --       Heart disease
         --       Fertility
         --       Osteoporosis

* Patent Number 460000X131-2001 -- Shark cartilage also contains glycosaminoglycan, Amino Acids, and collagen proteins which have been specially processed for absorption into the skin and impacts the human body positively in the following ways:

         --       Increases subcutaneous water content
         --       Reduces wrinkles
         --       Slows the visible effects of aging

* Patent Number 460000X338-2001 -- Shark Liver oil is rich in squalene and other nutrients, to which we add vitamins D and E, and impacts the human body positively in the following ways:

         --       Improves   absorption   of  oxygen   in  the  body   which  is
                  particularly important for the brain which consumes 23% of the oxygen used in the body
         --       Eliminates fatigue
         --       Improves health

* Patent Number 460000X342-2001 -- Shark liver oil contains 100 times more Alkoxy-Glyceryl (AKGS) than mothers milk. It is also rich in omega 3 oils recommended for nursing mothers, and impacts the human body positively in the following ways:

         --       Improves resistance to disease;
         --       Improves phosphate for brain cell production.

Intellectual Property

We currently market our products under the label HQ, our own brand.

Government Regulation

Aquaculture  producers  in  the  PRC  have  to  comply  with  the  environmental protection laws and regulations promulgated by the national and local governments of the PRC. Such rules and regulations include, among others, Environmental Protection Law of the PRC, Ocean Environmental Protection Law of the PRC, Regulations on Administration over Dumping of Wastes in the Ocean of the PRC, Ocean Aquatic Industry Administration Regulation, Fishing License

Administration Regulation, Regulations on Administration of Hygiene Registration of Exported Food Manufacturers and Regulations on Administration of Quality Control of Food Processors. See also a description of our compliance with the applicable US Food and Drug Administration requirements relating to food safety and sanitary hazards under "Business--Aquatic Products Processing Facility."

Our company complies with various national, provincial and local environmental protection laws and regulations. In addition to statutory and regulatory compliance, we actively ensure the environmental sustainability of our operations. Our costs of compliance with applicable environmental laws are minimal, since the design of the plant includes a state-of-the-art settling and filtration system which is inexpensive to maintain. Penalties would be levied upon us if we fail to adhere to and maintain this standard. Such failure has not occurred in the past, and we generally do not anticipate that it may occur in the future, although no assurance can be given in this regard.

Litigation

We are
currently not involved in any litigation that we believe could have a materially adverse effect on our financial condition or results of operations. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the executive officers of our company or any of our subsidiaries, threatened against or affecting our company, our common stock, any of our subsidiaries or of our company's or our company's subsidiaries' officers or directors in their capacities as such, in which an adverse decision could have a material adverse effect.

Our Facilities

Our products processing plant is located at Chinglan Town, Wenchange City, 70 miles away from Haikou City in the PRC. This property is under a long-term lease with a department of local government. We believe that this facility is adequately covered by insurance.

Our Employees

Through Hainan Quebec, our principal operating subsidiary, we currently employ approximately 434 employees, all of whom are full-time employees. They are located predominantly in Haikou, PRC, with the rest of them located in WenChang, PRC. We have employment contracts with many of our employees. None of our employees are covered by a collective bargaining agreement, and we believe our employee relations are good.


                                   Management

The following table sets forth the names and ages of our current directors and executive officers, their principal offices and positions and the date each such person became our director or executive officer. The executive officers are all full time employees of HQSM.

The directors and executive officers of HQSM are as follows:

    NAME              AGE   POSITION                               DATE OF APPOINTMENT           DATE OF RESIGN
---------------       ---   ------------------------------------   ---------------------------   -----------------
Lillian Wang Li       47    Director/Chairman of Board of          March 25, 2004 as director;
                            Directors/ Secretary officer           April 13, 2004 as executive

Harry Wang Hua        41    Director/Chief Operating Officer       March 25, 2004
Norbert Sporns        50    Director/Chief Executive Officer/
                            President                              March 25, 2004
Jacques Vallee        52    Independent Non-executive Director     June 15, 2004
Fred Bild             67    Independent Non-executive Director     June 15, 2004
Jean-Pierre Dallaire  53    Financial Controller                   April 13, 2004
                            Chief Financial Officer                September 1, 2004
He Jian Bo            37    Manager Finance Dept.                  April 13, 2004
Wang Fu Hai           60    Chief Production Controller            April 13, 2004
Fusheng Wang          71    Honorary Chairman and Director         August 17, 2004
Daniel Too            52    Independent Non-executive Director     September 2, 2004

Our directors are generally elected until the next annual meeting of shareholders and until their successors are elected and qualified, or until their earlier resignation or removal. We have recently appointed Fred Bild, Jacques Vallee and Daniel Too as independent non-executive directors, effective as of June 15, 2004, June 15, 2004 and September 2, 2004, respectively, pursuant to Independent Non-Executive Director Agreements we entered into with each of them. In consideration for their services, we agreed to pay each of Fred Bild, Daniel Too and Jacques Vallee an annual salary of $15,000 and an annual bonus of not less than $15,000 payable in shares of our common stock.

Our officers are generally elected annually by the board of directors and hold office for a term of one year and until a successor is elected and qualified, or until their earlier resignation or removal. All officers identified above serve at the discretion of our board of directors.

Family Relationships

Lillian Wang Li and Harry Wang Hua are brother and sister and Ms. Wang is married to Norbert Sporns.

Set forth below are the brief descriptions of the background and experience of each of our officers and directors:

Lillian Wang Li - Chairman of Board of Directors and  Secretary

Lillian Wang Li, age 47, is one of the founders of HQSM and is the chairman of our board of directors. She is responsible for the general administration, strategic planning and financial management of HQSM. Ms. Wang graduated from the Beijing University majoring in European and Chinese Literature and holds a certificate in business administration from Concordia University, Canada. She has over twenty-five years experience in management of China and Canadian businesses, particularly with respect to financial matters.

Harry Wang Hua - Director and Chief Operating

Officer Harry Wang Hua, age 41, is one of the founders of HQSM, and is our director and chief operating officer. He is responsible for the establishment of the production facilities and their operation in HQSM. He attended the Beijing Industrial University majoring in civil engineering. Mr. Wang has over fifteen years' experience in managing startup companies in China and in Canada and in training middle managers in China to Western standards.

Norbert Sporns - Director, Chief Executive Officer and President

Norbert Sporns, age 51, is one of the founders of HQSM, and is our director, chief executive officer and president. He has extensive experience in project development and investment consultancy. He graduated from the University of British Columbia, Canada, majoring in Philosophy. He also holds a Bachelor of Civil Law degree and a Bachelor of English Common Law degree from McGill University and a Certificate of Tax Law, a Certificate in Condominium Law and a Diploma of Notarial Law from the University of Montreal. Mr. Sporns joined HQSM in 1997.

Jacques Vallee -Independent Non-executive Director

Jacques Vallee, age 52, is an independent non-executive director. He is currently in charge of Business Development and Financing with the Altitude Consulting Group. In addition to an M.B.A. from the University of Sherbrooke and an advanced Certificate in Business Administration from the University de Quebec a Trois Rivieres, Mr. Vallee also holds a post-graduate level Advertising Management Diploma from the Ecole des Hautes Etudes Commerciales, Montreal. He has over 30 years of management experience at such notable Canadian institutions as the Bank of Montreal, La Federation des Caisses Populaires Desjardins de Richelieu-Yamaska, Le Fonds de Solidarite des Travailleurs du Quebec and Altitude Consulting Group.

Fred Bild - Independent Non-executive Director

Fred Bild, age 67, is currently Visiting Professor at the University of Montreal's Centre of East Asian Studies and is a private consultant on political and economic relations with China and East Asia. Professor Bild received a B.A. in Philosophy and Sociology from Sir George Williams University, a Diploma in

International Law from University College, London, and a Diplome de Stage from the Ecole National d'Administration in Paris. Over the past nearly forty years, Mr. Bild has served the Canadian Embassy in various functions including Cultural Attache (Tokyo), Economic Counsel and Deputy Chief (Paris) and Ambassador to Thailand and China.

Daniel Too - Independent Non-executive Director

Mr. Too, age 52, graduate of Hong Kong University and Polytechnic, has extensive business experience in Asia and brings a keen understanding of the business difficulties associated with working in China. He is currently the Managing Director of Delta Elevator Far East and serves as Director of Voker Chemical Paint Limited. He has been named to the compensation committee with another Independent Non-Executive Director, Mr. Fred Bild, and the CEO, Norbert Sporns.

Jean-Pierre Dallaire - Financial Controller and Chief Financial Officer

Jean-Pierre Dallaire, age 53, is the financial controller and CFO of HQSM. He has experience with Canada's largest engineering company where he was responsible for cash flow projections and project financial supervision. He holds a Master degree in Administration (Accounting) from the University of Sherbrooke, Canada. He joined HQSM in 2000.

He Jian Bo - Manager Finance Department

He Jian Bo, age 37, is the manager of the finance department of HQSM. He holds a Bachelor's and a Master degree in Economics from the Southwestern University of Finance and Economics, the PRC. He joined HQSM in 1999.

Wang Fu Hai - Director and Chief Accounting and Finance Officer

Wang Fu Hai, age 60, is the Chief Production Controller and Engineer of HQSM. He graduated from Post College in 1966. He was the manager of Project Department Hainan Jiahua Ocean Organism Co., Ltd. He has solid experience in production coordination and control. He joined HQSM in 1997.

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than 10% of a required class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of our company. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based upon a review of the copies of such reports furnished to us and based upon written representations that no other reports were required, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with during the fiscal year ended December 31, 2004 and subsequently.

Code of Ethics

In July 2004, our board of directors adopted a code of ethics that applies to all of our officers and employees, including our principal executive officer, principal financial officer, principal accounting officer and controller. The code of ethics will establish standards and guidelines to assist our directors, officers and employees in complying with both our corporate policies and with the law. It has been posted at our website: www.hqfish.com


                              Director Compensation


The following table sets forth certain information concerning the compensation of our chief executive officer and our two other most highly compensated executive officers who earned at least $100,000 during the eight months ended December 31, 2004:

Name and
Principal Position              Annual Compensation       Long-Term Compensation
------------------              -------------------       ----------------------
Norbert Sporns                  $150,000                  500,000 Options
(Chief Executive Officer)

Lillian Wang Li
(Chairman of Board)             $187,500                  500,000 Options

Harry Wang Hua
(Chief Operating Officer)       $150,000                  500,000 Options


Unless otherwise restricted by the certificate of incorporation, the members of board of directors have the authority to fix the compensation of directors. The directors may be paid their expenses, if any, of attendance at each meeting of the board of directors and may be paid a fixed sum for attendance at each meeting of the board of directors or a stated salary as director. No such payment shall preclude any director from serving the corporation in any other capacity and receiving compensation thereafter. Members of special or standing committees may be allowed, like, for example, compensation for attending committee meetings.

Please also refer to the above description of our compensation arrangements with each of our three non-executive independent directors under "--Directors and Executive Officers."

Audit Committee Financial Expert

As stated above, we recently appointed three independent non-executive directors to our board of directors. We consider one of our independent directors, Mr. Jacques Vallee, to be an audit committee financial expert within the meaning of the applicable Securities and Exchange Commission rules and regulations.

                              Employment Agreements

In April 2004, we entered into employment agreements with our top executive officers to secure their commitment to continued service to our company.

Lillian Wang Li's employment agreement has a term of five (5) years, commencing on April 1, 2004, and provides for a base salary of $150,000 for the first year of the term and an annual increase of 10%. The agreement also provides Ms. Wang with an annual bonus of at least $100,000, and this amount may be increased subject to the decision of our board of directors. The agreement also provides for the grant of options to purchase shares of our common stock. The options include an option to purchase an aggregate of twenty percent (20%) of the then fully diluted shares of our common voting stock made available under the stock option plan, and, at the beginning of each calendar quarter, an option to purchase an aggregate of five percent (5%) of the then fully diluted shares of our company's common voting stock made available under the stock option plan. The options granted under the employment agreement will have an exercise price of the fair market value per share of our common voting stock on the date the option is granted. We can terminate Ms. Wang's employment with cause, or without cause upon at least ninety written notice. In the event Ms. Wang's employment is terminated without cause, she will be eligible to receive (1) monthly payments at her then applicable monthly base salary for the rest of her term from the date of termination of her employment; (2) an annual bonus of $50,000 for the rest of her term from the date of termination of her employment; (3) the value of any earned, but unused vacation days; (4) continued coverage under our company's benefits plan; and (5) severance in an amount equal to her annual base salary in effect immediately prior to her last date of employment.

Harry Wang's employment agreement has a term of five (5) years, commencing on April 1, 2004, and provides for a base salary of $100,000 for the first year of the term and an annual increase of 10%. The agreement also provides Mr. Wang with an annual bonus of at least $100,000, and this amount may be increased subject to the decision of our board of directors. The agreement also provides for the grant of options to purchase shares of our common stock. The options include an option to purchase an aggregate of twenty percent (20%) of the then fully diluted shares of our common voting stock made available under the stock option plan, and, at the beginning of each calendar quarter, an option to purchase an aggregate of five percent (5%) of the then fully diluted shares of our company's common voting stock made available under the stock option plan. The options granted under the employment agreement will have an exercise price of the fair market value per share of our common voting stock on the date the option is granted. We can terminate Mr. Wang's employment with cause, or without cause upon at least ninety written notice. In the event Mr. Wang's employment is terminated without cause, he will be eligible to receive (1) monthly payments at his then applicable monthly base salary for the rest of his term from the date of termination of his employment; (2) an annual bonus of $50,000 for the rest of his term from the date of termination of his employment; (3) the value of any earned, but unused vacation days; (4) continued coverage under our company's benefits plan; and (5) severance in an amount equal to his annual base salary in effect immediately prior to his last date of employment.

Norbert Sporns' employment agreement has a term of five (5) years, commencing on April 1, 2004, and provides for a base salary of $150,000 for the first year of the term and an annual increase of 10%. The agreement also provides Mr. Sporns with an annual bonus of at least $50,000, and this amount may be increased subject to the decision of our board of directors. The agreement also provides for the grant of options to purchase shares of our common stock. The options include an option to purchase an aggregate of twenty percent (20%) of the then fully diluted shares of our common voting stock made available under the stock option plan, and, at the beginning of each calendar quarter, an option to purchase an aggregate of five percent (5%) of the then fully diluted shares of our company's common voting stock made available under the stock option plan. The options granted under the employment agreement will have an exercise price of the fair market value per share of our common voting stock on the date the option is granted. We can terminate Mr. Sporns' employment with cause, or without cause upon at least ninety written notice. In the event Mr. Sporns' employment is terminated without cause, he will be eligible to receive (1) monthly payments at his then applicable monthly base salary for the rest of his term from the date of termination of his employment; (2) an annual bonus of $50,000 for the rest of his term from the date of termination of his employment;
(3) the value of any earned, but unused vacation days; (4) continued coverage under our company's benefits plan; and (5) severance in an amount equal to his annual base salary in effect immediately prior to his last date of employment.

Stock Incentive Plan

On April 14, 2004, our board of directors formally adopted the Process Equipment, Inc. 2004 Stock Incentive Plan (the "Plan"). The holders of a majority of our outstanding common stock have given their consent to approve the adoption of this Plan. The purpose of the Plan is to increase our ability to attract and retain talented employees, consultants and directors and thereby enhance our growth and profitability. Under the Plan, options to purchase common stock, including "incentive stock options", within the meaning of Section 422 of the United States Internal Revenue Code of 1986, as amended, restricted stock awards, non-qualified stock options and other equity-based compensation, may be awarded to directors, officers, employees, consultants or other agents.

The board of directors or a committee of independent directors appointed by the board of directors administers the Plan and selects those employees and others who are eligible to participate. The total number of stock reserved and available for grant and issuance pursuant to the Plan will be the lesser of (i) 8% of common stock outstanding (determined on a fully diluted basis exclusive of common stock issued or issuable pursuant to options and other awards granted under the Plan) or (ii) 8,000,000 shares of common stock.

As of the date of this prospectus, no options for shares of our common stock have been granted under the Plan. However, our board of directors has recently authorized the grants of options exercisable for an aggregate of 5,000,000 shares pursuant to the Plan.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

Following is a brief overview of factors our management considers important when evaluating our financial condition and operating performance. The following is management's discussion and analysis of certain significant factors which have affected our financial position and operating results during the periods included in the accompanying consolidated financial statements, as well as information relating to the plans of our current management. This report includes forward-looking statements. Generally, the words "believes," "anticipates," "may," "will," "should," "expect," "intend," "estimate," "continue," and similar expressions or the negative thereof or comparable terminology are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, including the matters set forth in this report or other reports or documents we file with the Securities and Exchange Commission from time to time, which could cause actual results or outcomes to differ materially from those projected. Undue reliance should not be placed on these forward-looking statements which speak only as of the date hereof. We undertake no obligation to update these forward-looking statements.

General Overview

The following Management's Discussion and Analysis ("MD&A") is intended to help the reader understand our group. MD&A is provided as a supplement to, and should be read in conjunction with, our financial statements and the accompanying notes ("Notes").

On April 28, 2004, we filed an Information Statement pursuant to Section 14(c) of the Securities Exchange Act of 1934 relating to the name change from Process Equipment, Inc. to "HQ Sustainable Maritime Industries, Inc.", effective April 16, 2004 by virtue of the reincorporation, which is also described in the Information Statement, of Process Equipment, Inc. by a merger with and into a newly-formed wholly-owned Delaware subsidiary to be known as HQ Sustainable Maritime Industries, Inc. The merger was completed pursuant to an agreement and plan of merger dated as of May 19, 2004, which has been reported on a Current Report on Form 8-K filed on May 24, 2004. This Information Statement also related to the adoption of our 2004 Stock Incentive Plan and reported that the holders of the majority of our outstanding common stock have given their consent to approve the adoption of the Plan.

Effective May 1, 2004, the fiscal year of the Group changed from April 30 to December 31.

On May 18, 2004, we filed a Current Report on Form 8-K reporting the change in our certifying accountant from Baum & Company to Rotenberg & Co., LLP. That report also clarified the implementation of the change in fiscal year that was previously addressed in the Form 8-K filed March 17, 2004.

On August 17, 2004, we filed a Current Report on Form 8-K reporting that HQSM acquired a subsidiary Sealink Wealth Limited together with its subsidiary Hainan Jiahua Marine Bio-product Company Limited ("Jiahua Marine"). In addition, the Company also caused Jade Profit Investment Limited, our wholly-owned subsidiary, to acquire the minority equity interest equal to 15.58% that Jade does not already own in HQ Ocean Fishing Company Limited.

Thereafter, our principal activity became manufacturing and selling aquatic and health products.

Critical Accounting Policies And Estimates

The Company prepares its consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Management periodically evaluates the estimates and judgments made. Management bases its estimates and judgments on historical experience and on various factors that are believed to be reasonable under the circumstances. Actual results may differ from these estimates as a result of different assumptions or conditions.

The following critical accounting policies affect the more significant judgments and estimates used in the preparation of the Company's consolidated financial statements.

Inventories

Inventories are stated at the lower of cost or net realizable value. Cost is calculated on the moving-average basis and includes all costs to acquire and other costs incurred in bringing the inventories to their present location and condition. The Group evaluates the net realizable value of its inventories on a regular basis and records a provision for loss to reduce the computed moving-average cost if it exceeds the net realizable value.

Income Taxes

Taxes are calculated in accordance with taxation principles currently effective in the PRC. The Group accounts for income taxes using the liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that Includes the enactment date. A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized.

Revenue Recognition

In accordance with the provisions of Staff Accounting Bulletin No. 103, revenue is recognized when merchandise is shipped and title passes to the customer and collectibility is reasonably assured.

The Group does not always receive revenue for shipping and handling to customers. Shipping and handling expenses incurred by the Group for the eight months ended December 31, 2004 and 2003, respectively, are included in selling and administrative expenses in the accompanying consolidated statements of income.

Concentration of Credit Risk

Financial instruments that potentially subject the Group to significant concentrations of credit risk consist primarily of trade accounts receivable. The Group performs ongoing credit evaluations with respect to the financial condition of its creditors, but does not require collateral. In order to determine the value of the Group's accounts receivable, the Group records a provision for doubtful accounts to cover probable credit losses.

Management reviews and adjusts this allowance periodically based on historical experience and its evaluation of the collectibility of outstanding accounts receivable.

Recent Developments

Effective May 1, 2004, we changed our fiscal year end from April 30 to December 31.

On August 17, 2004, we entered into a Purchase Agreement ("Nutraceutical Purchase Agreement") with Sino-Sult Canada (S.S.C.) Limited, a Canadian limited liability corporation ("SSC"), whereby we acquired Sealink Wealth Limited
("Sealink"), SSC's wholly owned subsidiary incorporated in the British Virgin Islands. The Nutraceutical Purchase Agreement was filed as an exhibit to our Current Report on Form 8-K filed with the Commission on August 18, 2004. Sealink is the sole owner of Hainan Jiahua Marine Bio-Products Co. Ltd., a limited liability company existing in China ("Jiahua Marine") which is primarily engaged in the production and sales of marine bio-products and healthcare products in the PRC. SSC is owned by Harry Wang Hua (51%), Lillian Wang Li (25%), and Norbert Sporns (24%) (collectively, the "SSC Owners"). Lillian Wang Li and Harry Wang Hua are brother and sister. Lillian Wang Li is married to Norbert Sporns. The SSC Owners are current directors and executive officers of HQSM, as well as, collectively, indirect beneficial owners of the majority of its capital stock.

Under the terms of the Purchase Agreement, HQSM agreed to purchase SSC's entire interest in Sealink, thus acquiring all of Sealink's interest in Jiahua Marine, in exchange for a total purchase price of $20,000,000. This amount represents approximately a 15% discount on the value of Sealink, based on an independent valuation equal to RMB 198.2 million (approximately US$23.8 million, based on currency exchange rate of 8.30 RMB = 1 US$), which was carried out by Vigers Appraisal & Consulting Limited. The Vigers Appraisal and Consulting Limited report was filed as an exhibit to our Current Report filed on Form 8-K on August 18, 2004. Consideration was paid by HQSM in the following manner: $8,888,655 in the form of 12,698,078 shares of HQSM's common stock, $0.001 par value per share, up to but not exceeding 19.9% of the outstanding shares of HQSM's common stock, on a fully-diluted basis, to be delivered to SSC at closing, and (ii) the remaining balance of $11,111,345 to be payable in the form of a convertible promissory note issued by HQSM to SSC. The note will accrue interest at the rate of 5% per annum and is convertible into: first, $100,000 for 100,000 shares of HQSM's Series A preferred stock, $0.001 par value per share, the proposed terms of which are described below and are fully subject to receipt of all necessary shareholder consents and approvals, and thereafter, the remaining principal amount of the note equal to $11,011,345 into 15,730,493 shares of HQSM's common stock.

Subject to receipt of all necessary shareholder consents and approvals, under the proposed terms of the certificate of designation for the Series A preferred stock of HQSM, a form of which is included as an exhibit to the Purchase Agreement, the board of directors of HQSM designated 100,000 shares of HQSM's capital stock as its Series A preferred stock. As currently proposed, the holder of each share of the Series A preferred stock would have the right to the voting power equal to that of one thousand shares of HQSM's common stock, and with respect to such vote, each such holder would have full voting rights and powers equal to the voting rights and powers of the holders of common stock. In addition, a vote or consent of a majority of the holders of the Series A preferred stock is proposed to be required for the following corporate actions of HQSM: (1) authorize, create or issue, or increase the authorized number of shares of any class or series of capital stock ranking prior to or on parity with the Series A preferred stock; (2) authorize, create or issue any class or series of common stock other than common stock; (3) authorize any reclassification of the Series A preferred stock; (4) authorize, create or issue any securities convertible into or exercisable for capital stock prohibited by
(1) or (2) above; (5) amend the terms of the Series A preferred stock; or (6) enter into any disposal, merger or reorganization involving 20% of the total capitalization of HQSM. In addition, it is proposed that holders of the Series A preferred stock would have the right to convert it into common stock as provided in the certificate of designation for the Series A preferred stock.

HQSM believes that its acquisition of Sealink and Jiahua Marine will give it access to nutraceutically enriched shrimp and tilapia feed, allowing it to farm and market, through its cooperative farms, nutraceutically enriched products. The processes used by Jiahua Marine are natural and can be part of an organic certified tilapia and shrimp product production strategy.

In addition, effective August 17, 2004, we also caused Jade Profit Investment Limited, our wholly-owned subsidiary, to acquire the minority equity interest equal to 15.58% that Jade does not already own in Hainan Quebec Ocean Fishing Company Limited, our (then) principal operating subsidiary. This purchase was effected by Jade pursuant to the Purchase Agreement, dated as of August 17, 2004, between Jade and Hainan Fuyuan Investment Company Limited, the holder of the minority equity interest of HQOF being acquired by Jade. That Agreement has been filed as an exhibit to this report. Jade has previously obtained all the requisite governmental approvals in the PRC in order to consummate this transaction.

The Company conducts its operations through two wholly owned subsidiaries, Hainan Quebec Ocean Fishing Company Limited ("HQOF") and Hainan Jiahua Marine Bio-product Company Limited ("Jiahua Marine").

HQOF was incorporated in Hainan Province of the People's Republic of China ("China" or the "PRC") on December 28, 1997, and has an approved operating period through December 27, 2022. HQOF manufactures aquatic products. HQOF sells its products primarily in the PRC and North America. HQOF's sales are to both import and export company, retail seller and under its own brand name. HQOF's facilities are located in Wenchang, Hainan Province, PRC.

Jiahua Marine was incorporated in Hainan Province of the China on December 17, 1999, and has an approved operating period through December 26, 2019. Jiahua Marine manufactures health and bio-products. Jiahua Marine sells its products primarily in the PRC. Jiahua Marine's sales are to both retail seller and under its own brand. Jiahua Marine's facilities are located in Wenchang, Hainan Province, PRC.

Both HQOF and Jiahua Marine face a number of risks and challenges since its operations are located in the PRC. The Company's consolidated results of operations and financial condition may be adversely affected by changes in, among other factors, the political and social conditions in the PRC, and by changes in the government policies with respect to laws and regulations, anti-inflationary measures, currency exchange rates, currency conversion and remittance abroad, and rates and methods of taxation.

For this transitional discussion (the prior fiscal year ended on April 30, 2004) and for comparative and analytical purposes, the following section is based on an audited Eight Months Results ended December 31, 2004 and 2003 respectively.

Results of Operations - Eight months Ended December 31, 2004 Compared to Eight Months Ended December 31, 2003

Segments. During the eight months ended December 31, 2004, we acquired an operating subsidiary, Hainan Jiahua Marine Bio-product Company Limited ("Jiahua Marine"), which engages in the manufacturing and selling of health and bio products. This new business segment contributed $3,242,288 to the total turnover of the Group since it was acquired. The gross profit ratio for the new segment was around 83% and the major expense for this segment was advertising, which was about 52% of the turnover. The net income contributed by this segment was $1,005,557 from August 17, 2004, the date of acquisition.

The original principal activity of the Group remained to be manufacturing and selling of aquatic products. The turnover contributed by this segment was $17,539,976 and $10,780,448 for the eight months ended December 31, 2004 and 2003, respectively. The gross profit ratio of this segment was 14% and 31% for the eight months ended December 31, 2004 and 2003. This segment contributed net profit of $2,811,434 and $490,522 for the eight months ended December 31, 2004 and 2003, respectively.

Sales. Total sales for the eight months ended December 31, 2004 and 2003 was $20,782,264 as compared to $10,780,448 representing an increase of 92%. The aquatic factory was under major renovation from January through May 2004 and consequently, productions ceased during that period. That growth in 2004 compared to 2003 was due to increased activities in the aquatic product segment (62.7% or $6,759,528) and the recently acquired health and bio-product segment (30% or $3,242,288) from August 17, 2004. After production resumed in June 2004 and the sales and marketing functions were back to normal in July 2004, we lowered the gross profit ratio to attract more customers to push up the turnover we lost during the renovation period from January to May 2004.

Cost of Sales. Cost of sales for the eight months ended December 31, 2004 and 2003 was $15,637,756 or 75% of total turnover and $7,456,045 or 69% of total turnover, respectively. The gross profit margin for aquatic products decreased in 2004 as the supply from local fishermen dropped significantly due to frequent bad weather in Hainan Province leading to higher supply costs.

Gross Profit. A gross profit of $5,144,508 and $3,324,403, an increase of 54%, was recorded for the eight months ended, 2004 and 2003, respectively, corresponding to a margin of 25% and 31% for December 31, 2004 and 2003, respectively. In 2004, the gross profit originated from the two operating entities, HQOF for eight months and Jiahua Marine from August 17, 2004. Furthermore, the effect of the renovations made in 2004 brought back the regular level of activities of the fish processing plant in July 2004 only. Although the fish processing gross profit was reduced in 2004 compared to 2003 for reasons of limited supply from fishermen due to bad weather and marketing policy to attract more customers, that reduction was compensated by the gross profit from the health and bio-products acquired in August 2004.

Selling and Distribution Expenses. The selling and distribution expenses for the eight months ended December 31, 2004 and 2003 were $331,379 and $474,231, respectively. Selling and distributing expenses represented approximately 1.6% and 4.4% of sales for the eight months ended December 31, 2004 and 2003, respectively. The overall decrease in selling and distributing expenses during 2004 resulted primarily from a decrease in transportation expenses from $344,402 in 2003 to $169,868 in 2004. The decrease in transportation expenses resulted primarily from an increase in domestic sales whereby transportation expenses are paid directly by the customers.

Advertising. The advertising expenses was $1,674,988 or 8.06% of the turnover for the eight months ended December 31, 2004 compared to zero for the eight months ended December 31, 2003. All of the advertising expenses incurred during the period were due to the health and bio-product activity acquired in August 2004, which is an essential expenses in this particular segment.

General and Administrative Expenses. The general and administrative expenses for the eight months ended December 31, 2004 and 2003 were $1,871,275 or 9% of the turnover and $672,681 or 6% of the turnover, respectively. The major cause of the increase in 2004 resulted from expenses incurred in connection with our becoming listed as a public company. Such costs which were not incurred in 2003.

Depreciation for the eight months ended December 31, 2004 and 2003 was $509,300 and $210,411, respectively. The increase was due to HQOF acquiring additional assets during the current period and additional assets purchased through the acquisition of Jiahua Marine in mid-August 2004.

Provision for Bad and Doubtful Debts. Provision for bad and doubtful debts for trade receivables for the eight months ended December 31, 2004 and 2003 was zero and $800,264, respectively. Since the production ceased for reconstruction and expansion of production facilities from January to May 2004, the operating entity could not supply goods to its customers. During the shutdown period, the company experienced slow collection of its receivables from its customers. According to the provision policies previously adopted, we previously considered whether a further provision for bad debts was required. However, when the factory resumed operations and became normal in July 2004, all the outstanding debts were fully recovered by the end of 2004 and the trade receivables as at December 31, 2004 were current. Therefore, no further provision for bad debts is required for the current period.

Income from Operations. Income from operations showed a profit of $757,566 and $1,166,816 for the eight months ended December 31, 2004 and 2003, respectively. The main reasons for that reduction were higher general and administrative expenses in 2004 as well as new advertising costs as described above.

Finance Costs. Finance costs for the eight months ended December 31, 2004 and 2003 was $400,064 and $304,344, respectively. The increase was mainly due to financing costs related to the purchase of Jiahua Marine in August ($142,158) and incremental cash required to finance increased activities in the second half of the year.

Other Income. Other income for the eight months ended December 31, 2004 and 2003 was $2,340,895 and $94,984. The increase was mainly from a large recovery of bad debts in the current period which had been provided for in previous fiscal years.

Other Expenses. Other expenses decreased from $188,296 for the eight months ended December 31, 2003 to $139,525 for the eight months ended December 31, 2004, a decrease of $48,711. Other expenses mainly included losses on disposal of fixed assets.

Income Before Income Taxes. Income before income taxes increased by $1,789,712 from $769,160 for the eight months ended December 31, 2003 to $2,558,872 for the eight months ended December 31, 2004. This increase resulted from higher gross profits and recovery of bad debts recorded in the current period, offsetting increased general administrative and marketing costs incurred, as described above.

Income Taxes. Current income tax for both periods was zero as the Group had no assessable profit earned for PRC taxation purposes and our deferred income tax for the eight months ended December 31, 2004 and 2003 was $193,819 and $120,511, respectively. Deferred taxes increased due to the timing difference from provision for bad debts which was eliminated subsequent to the recovery of bad debts during the eight months ended December 31, 2004.

Net Income Before Minority Interest. Net income before minority interest was $2,365,053 and $648,649 for the eight months ended December 31, 2004 and 2003, respectively. The increase resulted from higher gross profits and recovery of bad debts recorded in the current period, offsetting increased general administrative and marketing costs incurred, as described above.

Minority Interests. Minority interest was $235,006 and $158,127 for the eight months ended December 31, 2004 and 2003, respectively. The company acquired the remaining minority interests in August 2004. Prior to that date, the minority interest accounted for 15.58% of the net profit of the aquatic product segment of HQOF.

Net Income Attributable to Shareholders. The net income attributable to shareholders was $2,130,047 and $490,522 for the eight months ended December 31, 2004 and 2003, respectively. The increase is attributable to a 93% growth in turnover of the aquatic product segment in 2004 and the additional sales of the newly acquired health and bio-product segment. The resulting additional gross profit added to the recovery of bad debts in 2004 was partially offset by new marketing costs in the health and bio-products segment and new overhead costs incurred as a newly listed public company.

Liquidity and Capital Resources

The Group has in recent years financed its operations primarily with operating revenues. The Group anticipates that revenues from its operations will be sufficient to satisfy the Group's cash requirements for operations during the foreseeable future, except to the extent that increasing orders and sales may require temporary borrowings to finance such expansion and related costs of employee compensation and inventory build-up. No assurance can be given, however, that additional debt or equity financing will not be required or will be available if required.

The current ratio decreased from 1.30 (8,660,583/$6,656,441) at April 30, 2004 to 1.16 times (10,686,199/$9,214,238) at December 31, 2004. The decrease was mainly due to the purchase of the minority interest in HQOF in August 2004 for a cash consideration of $5,695,145.

Cash Flow

Period-to-period fluctuations in various cash-flow category line items were the result of several factors, including the decrease in net income and gross margins that resulted during the period of construction of our factory, which took place during the current period. Since the conclusion of the construction, the Group's operation has returned to normal and management believes the operation production will grow.

Fluctuations in cash-flow category line items such as period over period increase in accounts receivable, accounts payable and accrued expenses are subject to period-to-period timing differences.

Because of the size and schedule requirements of particular projects undertaken by the company, a significant time lag may occur between inventory build-up related outlays and revenue recognition related to these projects. Due to the variability of the timing of these cash flows as compared with the date used for reporting purposes, significant fluctuations of individual line item cash flows period-over-period are apparent.

Management does not believe these fluctuations are consequential to the substantive performance or financial condition of the company. Management does not believe that these fluctuations are indicative of any material trend with regard to the substantive performance or financial condition of the company.

Results of Operations - Three Months Ended March 31, 2005 as Compared to Three Months Ended March 31, 2004


One of the subsidiaries of HQSM, Jiahua Marine, was engaged in manufacturing and selling health and bio-product. During the three months ended March 31, 2005, Jiahua Marine contributed $1,924,391 to the total turnover of the Group. The gross profit ratio for this segment was around 81% and the major expense for this segment was advertising, which was about 52% of the turnover. The net income contributed by this segment was $404,766 in the current quarter. Jiahua Marine was acquired during the third quarter of 2004 and no comparative figures for the first quarter of 2004 are shown.

Another principal activity of the Group continues to be the manufacturing and selling of aquatic products. The turnover contributed by this segment was $1,092,495 and $241,373 for the three months ended March 31, 2005 and 2004, respectively. The gross profit ratio of this segment was 7% and 11% for the three months ended March 31, 2005 and 2004, respectively. This segment contributed net loss of $395,969 and $1,462,182 for the three months ended March 31, 2005 and 2004, respectively.

For the three months ended March 31, 2005,  revenue  increased by  $2,775,513 or
11.5 times to $3,016,886 from $241,373 as compared to the corresponding period of the prior year. The increase resulted primarily from HQSM's acquisition of Sealink in August 2004 and the resulting inclusion of Sealink's turnover as part of our revenue for this quarter.

Cost of sales increased by $1,085,337 or 5 times to $1,299,166 from $213,829 for the three months ended March 31, 2005, as compared to the corresponding period of the prior year. Approximately two thirds of the increase was due to increased activities in the aquatic products segment, and the balance of the increase was due to the acquisition of Sealink in August 2004.

Selling and distribution expenses increased by $6,009 or 17% to $40,608 as compared to the corresponding period of the prior year. The primary factor responsible for the increase was that the Group's sales increased this quarter compared with the same quarter last year.

Advertising expenses increased by $1,000,819 from zero as compared to the corresponding period of the prior year. The primary factor responsible for the increase was that HQSM acquired Jiahua Marine (as part of its acquisition of Sealink) in August 2004, and, consistent with industry practices, Jiahua Marine requires significant advertising expenditures for the promotion of its nutraceutical products in order to achieve customer recognition.

General and administrative expenses increased by $293,480 or 88% to $626,941 as compared to the corresponding period of the prior year. The primary factors responsible for the increase was that the Group incurred additional costs as a public company in 2005, and also that it acquired and shared the expenses of Sealink.

Depreciation charged to general and administrative expenses increased by $160,907 or two times to $240,272 as compared to the corresponding period of the prior year. The increase was due to the effect in the current period of improvements made in the first half of 2004 by HQOF, and additional assets purchased through the acquisition of Jiahua Marine in mid-August 2004.

Provision for bad and doubtful debts decreased by $1,246,398 or 97% from $1,284,750 to $38,352 as compared to corresponding period of the prior year. The decrease was due to increased recoverability of trade receivable.

Finance cost increased to $91,708 from zero for the three months ended March 31, 2005, as compared to the corresponding period of the prior year. The increase is due to financing costs incurred in the health and bio-product segment during the current period which were not in the Group in 2004, and additional loan interest costs supported by HQOF in 2005.

Other income decreased by $16,445 or 97% from $17,028 to $583 for the three months ended March 31, 2005. The other income mainly represents the interest income earned during the period.

Other expenses decreased from $128,577 for the three months ended March 31, 2004 to $67,709 for the three months ended March 31, 2005, a 47% or $60,868 decrease. The main reason of the decrease was the reduction of the insurance for the vessels and some sailors being released during the current period.

Current income taxes increased from zero to $32,819 in the current period. Such increase was due to the fact that Jiahua Marine earned taxable income in 2005 and HQOF suffered a loss in 2004 and 2005.

Minority interest decreased from $268,363 to zero. The change resulted from HQSM's acquisition of the 15.58% minority interest of HQOF in August 2004.

The net loss attributable to shareholders decreased by $1,132,574 to $437,968 for the first quarter of 2005. The decrease was mostly due to a combination of additional income from the Jiahua Marine and the reduction in provision for doubtful debts.


Liquidity and Capital Resources

We have funded capital requirements through cash flow from operations. As of March 31, 2005, we had a cash balance of $3,952,818 and a working capital surplus of $1,699,720. This compares with a cash balance of $4,551,505 and a working capital surplus of $1,471,961 as of December 31, 2004.

Management believes that, to fund our working capital needs, operations and anticipated expansion, from time to time, we may attempt to raise financing through some combination of commercial bank borrowings or the private or public sale of equity or debt securities, in an effort to ensure that we have access to sufficient funds to meet our needs. However, future equity or debt financings may not be available to us at all, or, if available, may not be on favorable terms. We cannot assure you that these efforts, together with items described above, will be sufficient to fund our growth, or that external funding will be available to us at favorable interest rates or at all. If we are unable to obtain financing in the future, we will continue to develop our business on a reduced scale based on our existing capital resources.

Cash Flow

Period-to-period fluctuations in various cash-flow category line items were the result of several factors, including the decrease in net income and gross margins that resulted during the period of construction of our factory, which took place during the current period. Since the conclusion of the construction, the Group's operation has returned to normal and management believes the operation production will grow.

Fluctuations in cash-flow category line items such as period over period increase in accounts receivable, accounts payable and accrued expenses are subject to period-to-period timing differences.

Because of the size and schedule requirements of particular projects undertaken by the company, a significant time lag may occur between inventory build-up related outlays and revenue recognition related to these projects. Due to the variability of the timing of these cash flows as compared with the date used for reporting purposes, significant fluctuations of individual line item cash flows period-over-period are apparent.

Management does not believe these fluctuations are consequential to the substantive performance or financial condition of the company. Management does not believe that these fluctuations are indicative of any material trend with regard to the substantive performance or financial condition of the company.


Forward-Looking Statements

You should read the following discussion of our financial condition and operations in conjunction with the consolidated financial statements and the related notes included elsewhere in this prospectus. This prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements about our expectations, beliefs, intentions or strategies for the future, which we indicate by words or phrases such as "anticipate," "expect," "intend," "plan," "will," "we believe," "our company believes," "management believes" and similar language. The forward-looking statements are based on our current expectations and are subject to certain risks, uncertainties and assumptions, including our ability to (1) obtain sufficient capital or a strategic business arrangement to fund our expansion plans; (2) build the management and human resources infrastructure necessary to support the growth of our business; (3) competitive factors and developments beyond our control; and (4) those other risk factors, uncertainties and assumptions that are set forth in the discussion under the headings captioned "Business," "Risk Factors," and "Management's Discussion and Analysis." Our actual results may differ materially from results anticipated in these forward-looking statements. We base the forward-looking statements on information currently available to us, and we assume no obligation to update or revise them, whether as a result of new information, future events or otherwise. In addition, our historical financial performance is not necessarily indicative of the results that may be expected in the future and we believe that such comparisons cannot be relied upon as indicators of future performance.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During the years ended December 31, 2003 and 2002, Jade sold goods to a related company, Hainan Jiahua Marine Bioproducts Company Limited, amounting to $51,743 and $167,802, respectively. Hainan Marine is a company organized under the laws of the People's Republic of China. Some of its directors are also directors of Jade and Hainan Quebec. The above transactions were consummated under terms similar to those we extend to our third party customers.

In addition, as stated in the Current Form 8-K filed on March 17, 2004, Jade is the parent and management company that owns 84.42% of Hainan Quebec. Lillian Li Wang , who owns 21.27% of Jade and Norbert Sporns, who owns 20.41% of Jade are husband and wife. Lillian Li Wang and Harry Wang Hua, who owns 43.38% of Jade, are brother and sister, and Wang Fu Hai, one of our executive officers, is their uncle. Their father, who does not own any shares of Jade, indirectly owns 14.02% in Hainan Quebec. The remaining minority equity interest in Hainan Quebec is owned by an unrelated party residing in the PRC.

                               MARKET INFORMATION

Our common stock is quoted sporadically, with relatively small volumes of actual trading, on the Over-The-Counter Bulletin Board system and the National Association of Securities Dealers (NASD) Electronic Bulletin Board under the symbol "HQSM.OB."

The following table sets forth, for the periods indicated, the high and low sale prices for our common stock as reported by the National Quotation Bureau, Inc.

Fiscal Year Ended April 30 (1)

2003   First Quarter (May 2003 - July 2003)                    $0.17      $0.16
       Second Quarter (August 2003 - October 2003)             $0.25      $0.16
       Third Quarter (November 2003 - January 2004)            $0.5       $0.17
       Fourth Quarter (February 2004 - April, 2004)            $2.8       $0.15

Fiscal Year Ended December 31

2004   First Quarter (May 2004 - June 2004)                    $1.15      $0.56
       Second Quarter (July 2004 - September 2004)             $0.95      $0.27
       Third Quarter (October 2004 - December 2004)            $0.38      $0.18

Period following December 31, 2004
       January 2005                                            $0.31      $0.22
       February 2005                                           $0.31      $0.22
       March 2005                                              $0.31      $0.21
       June 30 2005                                            $0.17.5    $0.16

(1) Effective May 1, 2004, we changed our fiscal year end from April 30 to December 31.

On June 30, 2005, the closing bid price of our common stock was $0.16. As of June 30, 2005, there were 1,149 holders of record of our common stock.

                                 DIVIDEND POLICY

We do not presently anticipate that we will pay dividends at any time in the foreseeable future. The payment of any dividends will depend, among other things, upon our earnings, assets and general financial condition, and upon other relevant factors.

PRINCIPAL SHAREHOLDERS

The following table sets forth certain information regarding beneficial ownership of common stock as of July 1, 2005, and after giving effect to our recent merger described elsewhere in this prospectus, by:

o each person known to us to own beneficially more than 5%, in the aggregate, of the outstanding shares of our common stock;
o each director;
o each of our chief executive officer and our other two most highly compensated executive officers; and
o all executive officers and directors as a group.

The number of shares beneficially owned and the percent of shares outstanding are based on 100,261,523 shares outstanding as of June 30, 2005. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as otherwise noted below, the address of each of the shareholders in the table is c/o HQ Sustainable Maritime Industries, Inc., Wall Street Center, 14 Wall Street, 20th Floor, New York, New York 10005.

                                    Shares of Common Stock
                                    Beneficially Owned
Beneficial Owner                    Number                    Percent
----------------                    ----------------------    -------

Barron Partners LP                   2,881,000(1)             2.9%

Norbert Sporns                      16,708,759(2)             16.7%

Lillian Wang Li                     17,404,957(2)             17.4%

Harry Wang Hua                      35,506,113(2)             35.5%

Jacques Vallee                      86,904                    0.09%

Fred Bild                           86,904                    0.09%

Daniel Too                          69,047                    0.07%

All such directors and executive
officers as a group (6 persons)     69,862,684                69.68%

(1) Consists of 2,881,000 shares of our common stock that are currently owned beneficially; 1,480,000 shares of common stock underlying a Class C common stock purchase warrant that may be exercised within 60 days; and 1,480,000 shares of common stock underlying a Class D common stock purchase warrant that may be exercised within 60 days. Barron Partners LP's address is to the attention of Andrew Barron Worden, Managing Partner, 730 Fifth Avenue, 9th Floor, New York, NY 10019.

(2) Beneficially owns the shares indicated, which are owned of record by Red Coral Group Limited and Sino-Sult Canada (S.S.C.) Limited. Each of Mr. Sporns, Ms. Wang and Mr. Wang own, respectively, 24%, 25% and 51% of the issued capital of Red Coral and share voting and investment power over the shares held by Red Coral and Sino-Sult Canada.

                            DESCRIPTION OF SECURITIES

The following description of our capital stock is a summary and is qualified in its entirety by the provisions of our Certificate of Incorporation, as amended to date, and our Bylaws, all of which have been filed as exhibits to our registration statement of which this prospectus is a part. All material terms of these referenced documents are disclosed in this prospectus. Effective as of the merger, our authorized capital stock consists of 200,000,000 shares of common stock, $.001 par value per share. Common Stock Prior to the reincorporation, Process Equipment, Inc.'s Articles of Incorporation authorized the issuance of 25,000,000 shares of common stock, $.001 par value per share. Effective after the reincorporation, HQSM has authorized for issuance 200,000,000 shares of common stock at $.001 par value per share under its certificate of incorporation which is the certificate of incorporation of the surviving corporation.

Unless otherwise provided in the certificate of incorporation, each stockholder shall be entitled to one vote, in person or by proxy, for each share of capital stock having voting power held by such stockholder. Any stock of any class or series may be subject to redemption by us at our option or at the option of the holders of such stock or upon the happening of an event specified by our board of directors. Transfers of shares shall be made on our share register or transfer books upon surrender of the certificate therefor, endorsed by the person named in the certificate or by an attorney lawfully constituted in writing. No transfer shall be made which would be inconsistent with the provisions of applicable law.

Dividends

We do not presently anticipate that we will pay dividends at any time in the foreseeable future. The payment of any dividends will depend, among other things, upon our earnings, assets and general financial condition, and upon other relevant factors. Any future decision to declare and pay dividends on shares of our common stock will be solely at the discretion of our board of directors. See also "Dividend Policy" and "Risk Factors--We may never pay any dividends to our shareholders."

                INDEMNIFICATION OF OFFICERS, DIRECTORS AND OTHERS

As permitted by the General Corporation Law of Delaware, our Bylaws provide that we will indemnify our officers, directors, employees and agents. This includes indemnification against expenses incurred by a director of HQSM in defending a civil or criminal action, suit or proceeding by reason of the fact that he is or was a director of HQSM (or was serving at HQSM's request as a director or officer of another corporation). Such expenses shall be paid by HQSM in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by HQSM as authorized by relevant sections of the General Corporation Law of Delaware.

The indemnification and advances of expenses provided in our Bylaws shall not be deemed exclusive of any other rights provided by any agreement, vote of stockholders or disinterested directors or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                 TRANSFER AGENT

Our transfer agent is American Stock Transfer and Trust Company. Its address is 59 Maiden Lane, Plaza Level, New York, New York 10038.


                                  LEGAL MATTERS

The law firm of Joseph I. Emas, P.A. located at 1224 Washington Avenue, Miami Beach, Florida 33139 has passed on the validity of the common stock offered hereby.

                                     EXPERTS

Our consolidated balance sheets of HQ Sustainable Maritime Industries, Inc. and Subsidiaries as of December 31, 2004 and April 30, 2004, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for the eight months ended December 31, 2004 and 2003, have been included in this prospectus and in the registration statement of which this prospectus forms a part in reliance on the reports of Rotenberg & Co., LLP


                             ADDITIONAL INFORMATION

We have filed with the Commission a post-effective registration statement on Form SB-2/A under the Securities Act with respect to the common stock offered hereby. This prospectus constitutes the prospectus of HQ Sustainable Maritime Industries, Inc., filed as part of the registration statement, and it does not contain all of the information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission. For further information with respect to our company and this offering, we refer you to the registration statement and exhibits filed as part of it. You may inspect the registration statement, including the exhibits thereto, without charge at the Public Reference Room of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. You may obtain copies of all or any portion of the registration statement from the Public Reference Room of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, upon payment of the prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. You may also access such material electronically by means of the Commissions home page on the Internet at http://www.sec.gov. Descriptions contained in this prospectus as to the contents of a contract or other document filed as an exhibit to the registration statement are not necessarily complete and each such description is qualified by reference to such contract or document.

                              FINANCIAL STATEMENTS
            HQ SUSTAINABLE MARITIME INDUSTRIES, INC. AND SUBSIDIARIES
                     (INCORPORATED IN THE STATE OF DELAWARE
                             WITH LIMITED LIABILITY)

               CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2004

INDEX TO FINANCIAL STATEMENTS

Independent Auditors' Report                                         F-2

Consolidated Balance Sheets as of December 31, 2004 and
April 30, 2004                                                       F-3 - F-4

Consolidated Statements of Income for the eight months ended
December 31, 2004 and 2003                                           F-5

Consolidated Statements of Changes in Shareholders' Equity
for the eight months ended December 31, 2004 and 2003                F-6 - F-7

Consolidated Statements of Cash Flows for the eight months ended
December 31, 2004 and 2003                                           F-8

Notes to Consolidated Financial Statements                           F-9 - F-21

Condensed Consolidated Balance Sheets as at March 31, 2005
and December 31, 2004 (Unaudited)                                    F-24 - F-25

Condensed Consolidated Statements of Income for the three months
ended March 31, 2005 and December 31, 2004 (Unaudited)               F-26

Condensed Consolidated Statements of Cash Flow for the three months
ended March 31, 2005 and December 31, 2004 (Unaudited)               F-27

Notes for the Consolidated Financial Statements - March 31, 2005
(Unaudited)                                                          F-28 - F-32

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
HQ Sustainable Maritime Industries, Inc. and Subsidiaries in State of Delaware

We have audited the accompanying consolidated balance sheets of HQ Sustainable Maritime Industries, Inc. and Subsidiaries as of December 31, 2004 and April 30, 2004, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for the eight months ended December 31, 2004 and 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with The Public Company Accounting Oversight Board Standards (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of HQ Sustainable Maritime Industries, Inc. and Subsidiaries as of December 31, 2004 and April 30, 2004, and the results of their consolidated operations and their consolidated cash flows for the eight months ended December 31, 2004 and 2003, in conformity with accounting principles generally accepted in the United States of America.


/s/ Rotenberg & Co., LLP

Rotenberg & Co., LLP
Certified Public Accountants

Rochester, New York
March 16, 2005

            HQ SUSTAINABLE MARITIME INDUSTRIES, INC. AND SUBSIDIARIES
                     (INCORPORATED IN THE STATE OF DELAWARE
                             WITH LIMITED LIABILITY)

                           CONSOLIDATED BALANCE SHEETS
                   AS OF DECEMBER 31, 2004 AND APRIL 30, 2004

                                     ASSETS
                                     ------


                                                     December 31,     April 30,
                                                         2004           2004
                                                     ------------   ------------
CURRENT ASSETS
  Cash and cash equivalents                          $  4,551,505   $  5,854,623
  Trade receivables, net of provision                   5,406,172      2,368,364
  Inventory                                               228,564         79,527
  Prepayments                                               1,932         45,052
  Due from related parties, net of provision              388,506        188,802
  Due from directors                                         --           42,613
  Advance to employee                                      27,918           --
  Tax recoverable                                          81,602         81,602
                                                     ------------   ------------
  TOTAL CURRENT ASSETS                                 10,686,199      8,660,583
                                                     ------------   ------------

OTHER ASSETS
  Deferred taxes                                        1,209,790      1,403,609
                                                     ------------   ------------

PROPERTY, PLANT AND EQUIPMENT, NET                      9,029,673      2,211,633
                                                     ------------   ------------
CONSTRUCTION IN PROGRESS, NET                                --        3,378,990
                                                     ------------   ------------

VESSELS HELD FOR SALE                                        --             --
                                                     ------------   ------------

TOTAL ASSETS                                         $ 20,925,662   $ 15,654,815
                                                     ============   ============







The accompanying notes are in integral part of the consolidated financial statements

            HQ SUSTAINABLE MARITIME INDUSTRIES, INC. AND SUBSIDIARIES
         (INCORPORATED IN THE STATE OF DELAWARE WITH LIMITED LIABILITY)
                           CONSOLIDATED BALANCE SHEETS
                   AS OF DECEMBER 31, 2004 AND APRIL 30, 2004

                      LIABILITIES AND SHAREHOLDERS' EQUITY

                                                   December 31,      April 30,
                                                       2004            2004
                                                   ------------    ------------
CURRENT LIABILITIES
  Accounts payable and accrued expenses            $  4,204,630    $  1,503,109
  Deposit received from customers                          --            37,452
  Bank loans                                          4,457,831       3,012,048
  Amount due to related parties                          86,994            --
  Due to directors                                      209,361            --
  Convertible notes                                     255,422         255,422
  Subscription received                                    --         1,848,410
                                                   ------------    ------------
  TOTAL CURRENT LIABILITIES                           9,214,238       6,656,441
                                                   ------------    ------------

OTHER LIABILITIES
  Promissory note                                       100,000            --
                                                   ------------    ------------

TOTAL LIABILITIES                                     9,314,238       6,656,441

MINORITY INTEREST                                          --          (397,910)

SHAREHOLDERS' EQUITY
  Share capital                                          95,055          25,000
  Additional paid-in capital                         13,099,205      13,121,114
  Reserves                                            1,146,316         957,656
  Accumulated losses                                 (2,729,152)     (4,707,486)
                                                   ------------    ------------

TOTAL SHAREHOLDERS' EQUITY                           11,611,424       9,396,284
                                                   ------------    ------------
TOTAL LIABILITIES AND SHAREHOLDERS'
  EQUITY                                           $ 20,925,662    $ 15,654,815
                                                   ============    ============








The accompanying notes are in integral part of the consolidated financial statements


            HQ SUSTAINABLE MARITIME INDUSTRIES, INC. AND SUBSIDIARIES
         (INCORPORATED IN THE STATE OF DELAWARE WITH LIMITED LIABILITY)
                              STATEMENTS OF INCOME
              FOR THE EIGHT MONTHS ENDED DECEMBER 31, 2004 AND 2003

                                                   May 1, 2004 to       May 1, 2003 to
                                                 December 31, 2004    December 31, 2003
                                                 -----------------    -----------------
SALES                                            $      20,782,264    $      10,780,448

COST OF SALES                                           15,637,756            7,456,045
                                                 -----------------    -----------------
GROSS PROFIT/(LOSS)                                      5,144,508            3,324,403

SELLING AND DISTRIBUTION EXPENSES                          331,379              474,231

ADVERTISING                                              1,674,988                 --

GENERAL AND ADMINISTRATIVE EXPENSES                      1,871,275              672,681

DEPRECIATION                                               509,300              210,411

PROVISION FOR DOUBTFUL DEBTS                                  --                800,264
                                                 -----------------    -----------------
INCOME/(LOSS) FROM OPERATIONS                              757,566            1,166,816

FINANCE COSTS                                              400,064              304,344

OTHER INCOME                                            (2,340,895)             (94,984)

OTHER EXPENSES                                             139,525              188,296
                                                 -----------------    -----------------

INCOME/(LOSS) BEFORE INCOME TAXES                        2,558,872              769,160

INCOME TAXES
  CURRENT                                                     --                   --
  DEFERRED                                                 193,819              120,511
                                                 -----------------    -----------------
NET INCOME/(LOSS) BEFORE MINORITY INTEREST               2,365,053              648,649

MINORITY INTEREST                                         (235,006)            (158,127)
                                                 -----------------    -----------------
NET INCOME/(LOSS) ATTRIBUTABLE TO SHAREHOLDERS   $       2,130,047    $         490,522
                                                 =================    =================
NET INCOME/(LOSS) PER SHARE
  BASIC AND DILUTED                              $             .03    $             N/A
                                                 =================    =================

WEIGHTED AVERAGE COMMON SHARE OUTSTANDING               69,770,366                  N/A
                                                 =================    =================

The accompanying notes are in integral part of the consolidated financial statement


            HQ SUSTAINABLE MARITIME INDUSTRIES, INC. AND SUBSIDIARIES
         (INCORPORATED IN THE STATE OF DELAWARE WITH LIMITED LIABILITY)
                  STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
                  FOR THE EIGHT MONTHS ENDED DECEMBER 31, 2004


                                                                         Additional
                                                 Share capital             paid-in                     Accumulated
                                              Share       Par value        capital        Reserves        losses           Total
                                          ------------   ------------   ------------    ------------   ------------    ------------


Balance at April 30, 2004                   25,000,000         25,000     13,121,114         957,656     (4,707,486)      9,396,284
                                          ------------   ------------   ------------    ------------   ------------    ------------

Issued 70,055,123 share at $0.001 each      70,055,123         70,055     22,533,644            --             --        22,603,699

Net income for the period of 8 months             --             --             --              --        2,130,047       2,130,047

Transfer to reserve                               --             --             --           151,713       (151,713)           --

Capital reserve accrued during the period         --             --             --            36,947           --            36,947

Adjustment from acquisition of Assets
under cost basis                                  --             --      (22,555,553)           --             --       (22,555,553)

                                          ------------   ------------   ------------    ------------   ------------    ------------
Balance at December 31, 2004                95,055,123   $     95,055   $ 13,099,205    $  1,146,316   $ (2,729,152)   $ 11,611,424
                                          ============   ============   ============    ============   ============    ============








The accompanying notes are in integral part of the consolidated financial statements


            HQ SUSTAINABLE MARITIME INDUSTRIES, INC. AND SUBSIDIARIES
         (INCORPORATED IN THE STATE OF DELAWARE WITH LIMITED LIABILITY)
                  STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
                  FOR THE EIGHT MONTHS ENDED DECEMBER 31, 2003


                                                                     Additional
                                              Share capital           paid-in                   Accumulated
                                           Share       Par value      capital      Reserves        losses         Total
                                        -----------   -----------   -----------   -----------   -----------    -----------


Balance at April 30, 2003                    10,000           100    12,731,114       778,550    (2,504,912)    11,004,852
                                        -----------   -----------   -----------   -----------   -----------    -----------

Net income for the period of 8 months          --            --            --            --         490,522        490,522

Transfer to reserve                            --            --            --         179,106      (179,106)          --

                                        -----------   -----------   -----------   -----------   -----------    -----------
Balance at December 31, 2003                 10,000   $       100   $12,731,114   $   957,656   $(2,193,496)   $11,495,374
                                        ===========   ===========   ===========   ===========   ===========    ===========














The accompanying notes are in integral part of the consolidated financial statements


            HQ SUSTAINABLE MARITIME INDUSTRIES, INC. AND SUBSIDIARIES
         (INCORPORATED IN THE STATE OF DELAWARE WITH LIMITED LIABILITY)
                            STATEMENTS OF CASH FLOWS
                           FOR THE EIGHT MONTHS ENDED
                           DECEMBER 31, 2004 AND 2003

                                                             May 1, 2004 to       May 1, 2003 to
                                                           December 31, 2004    December 31, 2003
                                                           -----------------    -----------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income / (loss)                                      $       2,130,047    $         490,522
  Adjustments to reconcile net income to net cash
  provided by operating activities :
  Increase/(decrease) in  provision for doubtful account          (2,535,047)          (2,535,047)
  Goodwill adjusted for reorganization process                   (22,555,553)                --
  Depreciation                                                       509,300              210,411
  (Increase)/decrease in assets:
    Inventory                                                         36,176               41,529
    Trade receivables, net of provisions                           3,821,544            1,393,289
    Prepayment                                                       296,398              253,396
    Advance to employee                                              (27,918)                --
    Taxation                                                            --               (174,917)
    Deferred taxes                                                   193,819               45,449
  Increase/(decrease) in liabilities:
    Accounts payables and accrued expenses                            84,054              (82,507)
    Deposit received from customers                                  (37,452)             (35,547)
    Promissory note                                                  100,000                 --
  Subscription received                                                 --                   --
                                                           -----------------    -----------------
Net cash used in operating activities                            (17,984,632)            (393,442)
                                                           -----------------    -----------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of property, plant and equipment                      (409,000)          (2,742,198)
  Additions to construction in progress                                 --                   --
   Capital expenditure                                            (5,966,633)                --
  Cash received from acquisition                                   1,205,193                 --
                                                           -----------------    -----------------
Net cash used in investing activities                             (5,170,440)          (2,742,198)
                                                           -----------------    -----------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from common stock                                      20,755,288            1,915,746
  Received from/(payment to) directors                               251,975              (52,956)
  Received from/(payment to) related parties                         687,745              214,973
  Purchase of minority interest from shareholders                    397,910              158,127
  Repayment of bank loan                                            (240,964)                --

                                                           -----------------    -----------------
Net cash provided by financing activities                         21,851,954            2,235,890
                                                           -----------------    -----------------

NET CHANGE IN CASH AND CASH EQUIVALENTS                           (1,303,118)            (899,730)

  Cash and cash equivalents, beginning of period                   5,854,623           11,937,510
                                                           -----------------    -----------------

  Cash and cash equivalents, end of period                 $       4,551,505    $      11,037,780
                                                           =================    =================
SUPPLEMENTARY CASH FLOWS DISCLOSURES
  Interest paid                                            $         225,661    $         387,395
                                                           =================    =================
  Taxes paid                                               $            --      $         249,979
                                                           =================    =================
SUPPLEMENTARY DISCLOSURE OF NON-CASH INVESTING
AND FINANCING ACTIVITIES
Note payable in connection with acquisition
  of Jiahua Marine                                         $         100,000    $            --
                                                           =================    =================


The accompanying notes are in integral part of the consolidated financial statements

                    HQ SUSTAINABLE MARITIME INDUSTRIES, INC.
         (INCORPORATED IN THE STATE OF DELAWARE WITH LIMITED LIABILITY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      DECEMBER 31, 2004 AND APRIL 30, 2004

1. ORGANIZATION AND PRINCIPAL ACTIVITIES

HQ Sustainable Maritime Industries, Inc. ("HQSM") was initially incorporated as Sharon Capital Corporation, or Sharon, on September 21, 1989 under the laws of the State of Nevada. Sharon was a "blind pool/blank check" corporation organized for the purpose of purchasing, merging with or acquiring a business or assets from another company. In July 1990, Sharon was changed to PEI, Inc., which was subsequently changed to Process Equipment, Inc. in November 1990. On March 17, 2004, Process Equipment, Inc., Process Equipment Acquisition Corporation, a Nevada corporation and wholly-owned subsidiary of Process Equipment, Inc., or PEAC, and Jade Profit Investment Limited, or Jade, a British Virgin Islands limited liability corporation, entered into an agreement and plan of merger. Pursuant to that agreement, Process Equipment, Inc., through PEAC, acquired Jade, and 84.42% ownership in Jade's subsidiary Hainan Quebec Ocean Fishing Co. Ltd, a People's Republic of China, limited liability corporation, which we refer to as HQOF. As a result of that transaction, HQOF became our main operating subsidiary. In April of 2004, pursuant to the above agreement and plan of merger, the board of directors of Process Equipment, Inc. and a majority of the stockholders approved a name change and change of domicile of that company to Delaware via a merger with the newly formed wholly-owned Delaware subsidiary, HQSM. The name change, change of domicile and merger became effective on May 19, 2004, with HQSM being the surviving entity in the merger and acquiring all the assets and liabilities of Process Equipment, Inc. On August 17, 2004, we have entered into a Purchase Agreement with Sino-Sult Canada (S.S.C.) Limited, a Canadian limited liability corporation ("SSC"), whereby we acquired Sealink Wealth Limited ("Sealink"), SSC's wholly owned subsidiary incorporated in the British Virgin Islands. That purchase agreement has been filed as an exhibit to our current report on Form 8K filed with the Commission on August 18, 2004. Sealink is the sole owner of Hainan Jiahua Marine Bio-Products Co. Ltd., a limited liability company existing in China ("Jiahua Marine") which is primarily engaged in the production and sales of marine bio-products and healthcare products in the PRC, as described in more detail in the above current report. Also as previously disclosed, in the same current report, SSC is owned by three of our current directors and executive officers who are also, together, indirect beneficial owners of the majority of our capital stock.

Further, as previously disclosed in the above current report, effective August 17, 2004, HQSM caused Jade Profit Investment Limited, its wholly-owned subsidiary, to acquire the minority equity interest equal to 15.58% that Jade did not already own in Hainan Quebec Ocean Fishing Company Limited, HQSM's principal operating subsidiary. This purchase was effected by Jade pursuant to the Purchase Agreement, dated as of August 17, 2004, between Jade and Hainan Fuyuan Investment Company Limited, the holder of the minority equity interest of HQOF being acquired by Jade. Jade has previously obtained all requisite governmental approvals in the PRC in order to consummate this transaction.

The Group is principally engaged in the vertically integrated business of aquaculture through co-operative supply agreements, ocean product harvesting, and processing and sales of farm-bred and ocean harvested aquatic products. The principal products of HQOF are cross-bred hybrid of tilapia and white-legged shrimp exporting, directly and indirectly, to the United States, Canada, Japan and European countries. The major market is for export.

The Group has also engaged in the production and sales of marine bio-products and healthcare products in the PRC. The principal products of Hainan Jiahua Marine Bio-Product Company Limited (100% hold subsidiary of Sealink) are Shark Cartilage Capsule, Shark Liver Oil and Shark Liver (Soft gel). The major market is domestic in the PRC.

2. BASIS OF PRESENTATION

The consolidated financial statements include the accounts of HQSM and all its subsidiaries ("The Group"). All material inter-company accounts and transactions have been eliminated.

The consolidated financial statements are prepared in accordance with generally accepted accounting principles used in the United States of America.

3. SUMMARY OF PRINCIPAL ACCOUNTING POLICIES

A. CASH AND CASH EQUIVALENTS

The Group considers cash and cash equivalents to include cash on hand and demand deposits with banks with an original maturity of three months or less.

B. TRADE RECEIVABLE

In order to determine the value of the Group's accounts receivable, the Group records a provision for doubtful accounts to cover estimated credit losses. Management reviews and adjusts this allowance periodically based on historical experience and its evaluation of the collectibility of outstanding accounts receivable. The Group evaluates the credit risk of its customers utilizing historical data and estimates of future performance.

C. INVENTORIES

Inventories are stated at the lower of cost or net realizable value. Cost is calculated on the moving-average basis and includes all costs to acquire and other costs incurred in bringing the inventories to their present location and condition. The Group evaluates the net realizable value of its inventories on a regular basis and records a provision for loss to reduce the computed moving-average cost if it exceeds the net realizable value.

D. PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are carried at cost. The cost of repairs and maintenance is expensed as incurred; major replacements and improvements are capitalized.

When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gains or losses are included in income in the year of disposition.

Depreciation is calculated on a straight-line basis over the estimated useful life of the assets. The percentages applied are:

            Buildings and leasehold improvement         2.25% - 9%
            Plant and machinery                         9% - 18%
            Motor vehicles                              18%
            Office equipment and furnishings            18%

E. FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying value of financial instruments including cash, receivables, accounts payable and accrued expenses and debt, approximates their fair value at December 31, 2004 and April 30, 2004 due to the relatively short-term nature of these instruments.

F. CONSTRUCTION IN PROGRESS

Construction in progress represents buildings, machinery and other fixed assets under construction or installation, which is stated at cost less any impairment losses, and is not depreciated. Cost comprises the direct costs of purchase, construction and installation. Construction in progress is reclassified to the appropriate category of fixed assets when completed and ready for use. The management is of the opinion that no impairment loss is considered necessary at year-end.

G. INCOME TAXES

Taxes are calculated in accordance with taxation principles currently effective in the PRC. The Group accounts for income taxes using the liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized.

H. GOVERNMENT SUBSIDIES

Subsidies from the government are recognized at their fair values when received or there is reasonable assurance that they will be received, and all attached conditions are complied with.

I. RELATED PARTIES

Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operational decisions. Parties are also considered to be related if they are subject to common control or common significant influence. Related parties may be individuals or corporate entities.

J. FOREIGN CURRENCY TRANSLATION

The Group maintains its books and accounting records in Renminbi ("RMB"), the PRC's currency, being the functional currency. Translation of amounts from RMB in United States dollars ("US$") has been made at the single rate of exchange of US$1.00:RMB8.30. No representation is made that RMB amounts could have been or could be, converted into US dollar at that rate.

On January 1, 1994, the PRC government introduced a single rate of exchange as quoted daily by the People's Bank of China (the "Unified Exchange Rate"). The quotation of the exchange rates does not imply free convertibility of RMB to other foreign currencies. All foreign exchange transactions continue to take place either through the Bank of China or other banks authorized to buy and sell foreign currencies at the exchange rates quoted by the People's Bank of China. Approval of foreign currency payments by the Bank of China or other institutions requires submitting a payment application form together with supplier's invoices, shipping documents and signed contracts.

K. USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results when ultimately realized could differ from those estimates.


L. REVENUE RECOGNITION

In accordance with the provisions of Staff Accounting Bulletin No. 103, revenue is recognized when merchandise is shipped and title passes to the customer and collectibility is reasonably assured.

The Group does not always receive revenue for shipping and handling to customers. Shipping and handling expenses incurred by the Group amounted to $175,065 and $290,023 for the eight months ended December 31, 2004 and 2003, respectively and are included in selling and administrative expenses in the accompanying consolidated statements of income.

M. EMPLOYEES' BENEFITS

Mandatory contributions are made to the Government's health, retirement benefit and unemployment schemes at the statutory rates in force during the period, based on gross salary payments. The cost of these payments is charged to the statement of income in the same period as the related salary cost.

N. SEGMENTS

No geographical  segment analysis is provided,  as less than 10% of consolidated
revenues  and  less  than  10%  of   consolidated   income  from  operations  is
attributable to business segment other than the vertically  integrated  business of aquaculture  through  processing  and sales of farm-bred and ocean  harvested aquatic products.

Business segment for the eight months ended December 31, 2004

                                 Aquaculture      Health and      Unallocated
                                   products      bio-products        items       Consolidated
                                 ------------    ------------    ------------    ------------

 Sales to external customers     $ 17,539,976    $  3,242,288    $       --      $ 20,782,264
                                 ============    ============    ============    ============

 General and administrative
    expenses                             --              --        (1,871,275)     (1,871,275)
 Depreciation
 Selling expenses                    (303,171)        (28,208)           --          (331,379)
 Advertising                             --        (1,674,988)           --        (1,674,988)
 Finance costs                       (155,627)        (50,088)       (194,349)       (400,064)
 Profit before taxation             3,240,259       1,005,557      (1,686,944)      2,558,872
 Taxation                            (193,819)           --              --          (193,819)
 Profit for the year             $  2,811,434    $  1,005,557    $ (1,686,944)   $  2,130,047
                                 ============    ============    ============    ============

 Segment assets                  $ 13,412,191    $  7,452,718    $     60,753    $ 20,925,662
                                 ============    ============    ============    ============

 Segment liabilities             $  4,809,501    $  2,932,717    $  1,572,020    $  9,314,238
                                 ============    ============    ============    ============

 Other segment items
   Depreciation                  $   (380,933)   $   (124,068)   $     (4,299)   $   (509,300)
   Capital expenditure           $    377,117    $        325    $     31,558    $    409,000
                                 ============    ============    ============    ============

O. COMPREHENSIVE INCOME/(LOSS)

The Group has adopted the provisions of Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"). SFAS No. 130 establishes standards for the reporting and display of comprehensive income, its components and accumulated balances in a full set of general-purpose financial statements. SFAS No. 130 defines comprehensive income (loss) to include all changes in equity except those resulting from investments by owners and distributions to owners, including adjustments to minimum pension liabilities, accumulated foreign currency translation, and unrealized gains or losses on marketable securities.

P. CONCENTRATION OF CREDIT RISK

Financial instruments that potentially subject the Group to significant concentrations of credit risk consist primarily of trade accounts receivable. The Group performs ongoing credit evaluations with respect to the financial condition of its creditors, but does not require collateral. In order to determine the value of the Group's accounts receivable, the Group records a provision for doubtful accounts to cover probable credit losses. Management reviews and adjusts this allowance periodically based on historical experience and its evaluation of the collectibility of outstanding accounts receivable.

Q. RECENT PRONOUNCEMENTS

In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities". SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities".

The changes in SFAS No. 149 improve financial reporting by requiring that contracts with comparable characteristics be accounted for similarly. This statement is effective for contracts entered into or modified after June 30, 2003 and all of its provisions should be applied prospectively.

In May 2003, the FASB issued SFAS No. 150, "Accounting For Certain Financial Instruments with Characteristics of both Liabilities and Equity". SFAS No. 150 changes the accounting for certain financial instruments with characteristics of both liabilities and equity that, under previous pronouncements, issuers could account for as equity. The new accounting guidance contained in SFAS No. 150 requires that those instruments be classified as liabilities in the balance sheet.

SFAS No. 150 affects the issuer's accounting for three types of freestanding financial instruments. One type is mandatory redeemable shares, which the issuing company is obligated to buy back in exchange for cash or other assets. A second type includes put options and forward purchase contracts, which involves instruments that do or may require the issuer to buy back some of its shares in exchange for cash or other assets. The third type of instruments that are liabilities under this SFAS is obligations that can be settled with shares, the monetary value of which is fixed, tied solely or predominantly to a variable such as a market index, or varies inversely with the value of the issuers' shares. SFAS No. 150 does not apply to features embedded in a financial instrument that is not a derivative in its entirety.

Most of the provisions of Statement 150 are consistent with the existing definition of liabilities in FASB Concepts Statement No. 6, "Elements of Financial Statements". The remaining provisions of this SFAS are consistent with the FASB's proposal to revise that definition to encompass certain obligations that a reporting entity can or must settle by issuing its own shares. This SFAS shall be effective for financial instruments entered into or modified after May 31, 2003 and otherwise shall be effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatory redeemable financial instruments of a non-public entity, as to which the effective date is for fiscal periods beginning after December 15, 2004.

In January 2003, and as revised in December 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities" "Interpretation No. 46"), an interpretation of Accounting Research Bulletin ("ARB") No. 51", "Consolidated Financial Statements". Interpretation No. 46 addresses consolidation by business enterprises of variable interest entities, which have one or both of the following characteristics: (i) the equity investment at risk is not sufficient to permit the entity to finance its activities without additional subordinated support from other parties, which is provided through another interest that will absorb some or all of the expected losses of the entity; (ii) the equity investors lack one or more of the following essential characteristics of a controlling financial interest: the direct or indirect ability to make decisions about the entity's activities through voting rights or similar rights; or the obligation to absorb the expected losses of the entity if they occur, which makes it possible for the entity to finance its activities; the right to receive the expected residual returns of the entity if they occur, which is the compensation for the risk of absorbing the expected losses.

Interpretation No. 46, as revised, also requires expanded disclosures by the primary beneficiary (as defined) of a variable interest entity and by an enterprise that holds a significant variable interest in a variable interest entity but is not the primary beneficiary.

Interpretation No. 46, as revised, applies to small business issuers no later than the end of the first reporting period that ends after December 15, 2004. This effective date includes those entities to which Interpretation No. 46 had previously been applied. However, prior to the required application of Interpretation No. 46, a public entity that is a small business issuer shall apply Interpretation No. 46 to those entities that are considered to be special-purpose entities no later than as of the end of the first reporting period that ends after December 15, 2003.

Interpretation No. 46 may be applied prospectively with a cumulative-effect adjustment as of the date on which it is first applied or by restating previously issued financial statements for one or more years with a cumulative-effect adjustment as of the beginning of the first year restated.


In June 2003, the FASB issued an Exposure Draft for proposed SFAS entitled "Qualifying Special Purpose Entities ("QSPE") and Isolation of Transferred Assets", an amendment of SFAS No. 140 ("The Exposure Draft"). The Exposure Draft is a proposal that is subject to change and as such, is not yet authoritative. If the proposal is enacted in its current form, it will amend and clarify SFAS
140. The Exposure Draft would prohibit an entity from being a QSPE if it enters into an agreement that obliged a transferor of financial assets, its affiliates, or its agents to deliver additional cash or other assets to fulfill the special-purposes entity's obligation to beneficial interest holders.

Management does not expect these recent pronouncements to have a material impact on the Company's consolidated financial position or results of operations.

4. TRADE RECEIVABLE

The Group's trade receivable at December 31, 2004 and April 30, 2004 are summarized as follows:

                                           December 31, 2004     April 30, 2004
                                           -----------------   -----------------
Trade receivable                           $       5,406,172   $       4,721,411
Less: Allowance for doubtful accounts                   --             2,353,047
                                           -----------------   -----------------
                                           $       5,406,172   $       2,368,364
                                           =================   =================

The activity in the Group's allowance for doubtful accounts during the eight months ended December 31, 2004 and for the four months ended April 30, 2004 is summarized as follows:


                                          December 31, 2004      April 30, 2004
                                          -----------------    -----------------
Balance at beginning of year              $       2,353,047    $         829,716
Add: amounts provided during the year                  --              1,523,331
Less: amounts written off during the year        (2,353,047)                --
                                          -----------------    -----------------
Balance at end of year                    $            --      $       2,353,047
                                          =================    =================
5. PROPERTY, PLANT AND EQUIPMENT
                                          December 31, 2004      April 30,2004
                                          -----------------    -----------------
Cost :
Buildings and leasehold improvement       $       2,817,990    $          61,254
Plant and machinery                               8,461,585            3,038,046
Motor vehicles                                       68,580               65,493
Office equipment and furnishings                    126,470               48,793
                                          -----------------    -----------------
                                                 11,474,625            3,213,586

Less Accumulated depreciation:
Buildings and leasehold improvement                 273,479               37,196
Plant and machinery                               2,050,400              892,133
Motor vehicles                                       55,228               45,463
Office equipment and furnishings                     65,845               27,161
                                          -----------------    -----------------
                                                  2,444,952            1,001,953

                                          -----------------    -----------------
Property, plant and equipment, net        $       9,029,673    $       2,211,633
                                          =================    =================

Depreciation expenses relating to property, plant and equipment was $509,300 and $210,411 for the eight months ended December 31, 2004 and 2003, respectively.

6. INVENTORIES
                                           December 31, 2004     April 30, 2004
                                           -----------------   -----------------

Raw materials                              $          84,569   $          44,588
Work-in-progress                                      82,609                --
Finished goods                                        61,386              34,939

                                           -----------------   -----------------
Total Inventories                          $         228,564   $          79,527
                                           =================   =================
7. PREPAYMENT

Prepayment represents advances to suppliers.

8. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses at December 31, 2004 and April 30, 2004 are summarized as follows:

                                           December 31, 2004     April 30, 2004
                                           -----------------   -----------------

Accounts payable                           $         146,026   $          97,148
Accrued expenses                                   4,058,604           1,405,961

                                           -----------------   -----------------
                                           $       4,204,630   $       1,503,109
                                           =================   =================


9. BANK LOANS

As at December 31, 2004, the Group has 3 expired loans from banks at an amount of $1,807,229, $963,855 and 1,686,747 bearing an interest of 6.588%, 6.588% and
5.04% per annum, respectively. As at the date of the report, the Group is in negotiation with the bankers to extend and expects to have the loans extended for not less than one year to December 2005. The loans were secured by the pledge of certain fixed assets held by the Group and its subsidiaries.



                                      F-17
10. INCOME TAXES

HQOF registered in the PRC is subject to state and local income taxes within the PRC at the applicable tax rate on the taxable income as reported in their PRC statutory financial statements in accordance with the relevant income tax laws applicable to foreign enterprises. HQOF was subject to a tax rate of 7.5% during 2003. HQOF is entitled to a two-year tax free and three-year half tax holidays from 2001 commencing with the first profit-making year. Further, the newly acquired subsidiary Jiahua Marine enjoys the two-year tax free and three-year half-tax holidays from 2003 commencing with the first profit-marking year. The reconciliation of the effective income tax rate of the Company to the statutory income tax rate in the PRC for the eight months ended December 31, 2004 is as follows:

Statutory tax rate                          15.0%
Tax holidays and concessions                (7.5%)
                                          -------
Effective tax rate                           7.5%
                                          =======

The Group's income before income taxes was comprised of the following for the eight months ended December 31, 2004 and 2003, respectively:

                                          December 31, 2004    December 31, 2003
                                          -----------------    -----------------

United States                             $      (1,694,305)   $            --
PRC                                               4,253,177              769,160

                                          -----------------    -----------------
                                          $       2,558,872    $         769,160
                                          =================    =================

Income taxes are calculated on a separate entity basis. There currently is no tax benefit or burden recorded for the United States.

The provisions for income taxes for the eight months ended December 31, 2004 and 2003, respectively,are summarized as follows:

PRC only:                                  December 31, 2004   December 31, 2003
                                           -----------------   -----------------

Current                                    $            --     $            --
Deferred tax                                         193,819             120,511

                                           -----------------   -----------------
                                           $         193,819   $         120,511
                                           =================   =================

Tax recoverable comprise the following:

                                           December 31, 2004     April 30, 2004
                                           -----------------   -----------------

Balance at beginning of the period         $          81,602   $          81,602
Income tax provided for the period                      --                  --
                                           -----------------   -----------------
As at the end of the period                $          81,602   $          81,602
                                           =================   =================

Deferred tax assets comprise the following:
                                           December 31, 2004     April 30, 2004
                                           -----------------   -----------------

Balance at beginning of the period         $       1,403,609   $       1,426,334
Deferred tax written off for the period              193,819              22,725

                                           -----------------   -----------------
As at the end of the period                $       1,209,790   $       1,403,609
                                           =================   =================

Deferred taxation is calculated under the liability method in respect of taxation effect arising from all timing differences, which are expected with reasonable probability to crystallize in the foreseeable future.


12. CONVERTIBLE NOTES

In December 2002, the Company entered into a subscription agreement, non-interest bearing, with an accredited investor, for the sale of a $255,422 principal amount of convertible notes, in a private placement, to assist with the financing of operations in PRC. . In May 2004, a supplementary agreement was signed to extend the maturity date of the notes to May 2005.

13. RESERVES

The reserve funds are comprised of the following:

                                           December 31, 2004    April 30, 2004
                                           -----------------   -----------------

Statutory surplus reserve fund             $         739,580   $         681,877
Public welfare fund                                  369,790             275,779
Capital reserve                                       36,946                --

                                           -----------------   -----------------
                                           $       1,146,316   $         957,656
                                           =================   =================

Pursuant to the relevant laws and regulations of Sino-foreign joint venture enterprises, the profits of the HQ, which are based on their PRC statutory financial statements, are available for distribution in the form of cash dividends after they have satisfied all the PRC tax liabilities, provided for losses in previous years, and made appropriations to reserve funds, as determined at the discretion of the board of directors in accordance with the PRC accounting standards and regulations.

As stipulated by the relevant laws and regulations for enterprises operating in the PRC, the Jade Profit's Sino-foreign joint ventures are required to make annual appropriations to two reserve funds, consisting of the statutory surplus and public welfare funds. In accordance with the relevant PRC regulations and the articles of association of the respective companies, the companies are required to allocate a certain percentage of their profits after taxation, as determined in accordance with the PRC accounting standards applicable to the companies, to the statutory surplus reserve until such reserve reaches 50% of the registered capital of the companies.

Net income as reported in the US GAAP financial statements differs from that as reported in the PRC statutory financial statements. In accordance with the relevant laws and regulations in the PRC, the profits available for distribution are based on the statutory financial statements. If HQOF has foreign currency available after meeting its operational needs, HQOF may make its profit distributions in foreign currency to the extent foreign currency is available. Otherwise, it is necessary to obtain approval and convert such distributions at an authorized bank.

14. EMPLOYEE STOCK OPTION PLAN

On December 2, 2004, our board of directors ratified grants of non-qualified stock options to purchase shares of our common stock under our Stock Option Plan (the "Plan") to some of our executive officers and directors, as well as to several of our employees, as further detailed in this current report on Form 8-K. Each of these new stock options has up to a ten-year term, is subject to the terms and conditions of the Plan, and is priced at $0.28, which represents the fair market value as of the initial grant date of November 23, 2004.

Specifically, Norbert Sporns, our Chief Executive Officer, President and director, received 500,000 stock options. Lillian Wang, the Chairman of our board of directors, received 500,000 stock options. Harry Wang, our Chief Operating Officer, director and brother of Ms. Wang, received 500,000 stock options; and Fusheng Wang, our director, Honorary Chairman and father of Ms. Wang, received 1,000,000 stock options. Together, Norbert Sporns, Harry Wang and Lillian Wang also indirectly control the majority of capital stock of HQSM. The stock options granted to each of them, as well as to Fusheng Wang, were fully vested when granted. In addition, our Chief Financial Officer, Jean-Pierre Dallaire, received 200,000 stock options. Mr. Dallaire's options are vested immediately as to 50% of the grant, with the remaining 50% vesting as follows:
1/3 on June 16, 2005, 1/3 on June 16, 2006, and the remaining 1/3 on June 16, 2007.

Further, our board of directors ratified grants of stock options to thirteen other employees of HQSM. These stock options are vested immediately as to 50% of each individual grant, with the remaining 50% vesting as follows: 1/3 on June 16, 2005, 1/3 on June 16, 2006, and the remaining 1/3 on June 16, 2007. In the case of one of the employees, the stock options were fully vested when granted.

Our board of directors believes that these stock option grants will help our company to continue to attract, retain and incentivize our employees, directors and executive officers. In connection with these grants, our board of directors reserved 5,000,000 shares for issuance under the Plan. In addition, pursuant to the provisions of the Plan, our board of directors delegated the full power and authority to administer the Plan, in accordance with its terms, to our Compensation Committee presently consisting of Norbert Sporns, Fred Bild, an independent director, and Daniel Too, also an independent director of HQSM.

15. SIGNIFICANT CONCENTRATION

The Group grants credit to its customers, generally on an open account basis. The Group's five largest customers accounted for 57.4% of the consolidated sales for the eight months ended December 31, 2004, in which all customers are in excess of 10% of consolidated sales, with 15.9%, 12.0% and 10.6% of consolidated sales, or an aggregate of 38.5% of consolidated sales.

At December 31, 2004, approximately 43.3% of trade receivables were from trade transactions with the aforementioned five customers.

16. WARRANTIES

The Group did not incur any warranty costs for the eight months ended December 31, 2004 and for the four months ended April 30, 2004.

17. COMMITMENTS AND CONTINGENCIES

A. CAPITAL  COMMITMENTS

As of December 31, 2004, the Group has no significant capital commitments required for disclosure.

B. LEGAL PROCEEDINGS

The Group is not currently a party to any threatened or pending legal proceedings.

18. CURRENT VULNERABILITY DUE TO CERTAIN CONCENTRATIONS

The Group faces a number of risks and challenges since its operations are in the PRC. The Group's operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. The Group's results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.


19. UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

On August 17, 2004,  HQSM and Sealink,  as the parent and management  company of
Hainan  Jiahua  Marine   Bio-products   Company  Limited.   ("Jiahua   Marine"),
consummated  an Purchase  Agreement  whereby HQSM acquired all of the issued and outstanding  capital stock of Sealink in consideration is payable by HQSM in the following  manner:  $8,888,655 in the form of 12,698,078 shares of HQSM's common stock,  $0.001  par  value  per  share,  up to but not  exceeding  19.9%  of the outstanding  shares of HQSM's  common stock,  on a  fully-diluted  basis,  to be delivered to SSC at closing, and (ii) the remaining balance of $11,111,345 to be payable in the form of a convertible promissory note issued by HQSM to SSC. This note is included as Exhibit B to the Nutraceutical Purchase Agreement.  The note will accrue interest at the rate of 5% per annum and is convertible  into: first one hundred thousand US Dollars (US$100,000) for 100,000 shares of HQSM's Series
A preferred  stock,  $0.001 par value per share, the proposed terms of which are described  below and are fully subject to receipt of all  necessary  shareholder consents and approvals,  and thereafter  the remaining  principal  amount of the note equal to US$11,011,345  into 15,730,493  shares of HQSM's common stock. The note is convertible  only upon  completion of an audit of HQSM's  acquisition of
Sealink and Jiahua Marine,  performed to the satisfaction of HQSM and receipt of all necessary shareholder consents and approvals.

The Purchase Agreement is being accounted for as a recapitalization of Sealink whereby the historical financial information of Sealink becomes the historical financial information of the Registrant.

The accompanying  Unaudited Pro Forma Condensed Consolidated Balance Sheet as of
December 31, 2004 and 2003 and the  Unaudited Pro Forma  Condensed  Consolidated
Statements of Income for the Eights Months ended December 31, 2004 and 2003, have been prepared to reflect the acquisition as if it had occurred as of May 1, 2003 the first day of the earliest period presented in the financial statements.

The accompanying pro forma information is presented for illustrative purposes only and is not necessarily indicative of the financial position or results of operations which would actually have been reported had the merger been in effect during the periods presented, or which may be reported in the future.

                                          May 1 to Dec 31, 2004     May 1 to Dec 31, 2003
                                               (USD `000)                    (USD `000)

Turnover                                                 22,383                    16,409

Income from operations                                    2,893                     2,477

Net income attributable to shareholders                   4,156                     1,729
                                                         ======                    ======



                                      F-22


Total assets                                             23,340                    31,117
                                                         ======                    ======

Total liabilities                                        11,306                    14,879
                                                         ======                    ======


            HQ SUSTAINABLE MARITIME INDUSTRIES, INC. AND SUBSIDIARIES
                     (INCORPORATED IN THE STATE OF DELAWARE
                             WITH LIMITED LIABILITY)

                      CONDENSED CONSOLIDATED BALANCE SHEETS
                   AS OF MARCH 31, 2005 AND DECEMBER 31, 2004


                                     ASSETS



                                                 March 31, 2005    December 31, 2004
                                               -----------------   -----------------
CURRENT ASSETS
  Cash and cash equivalents                    $       3,952,818   $       4,551,505
  Trade receivables, net of provision                  5,697,876           5,406,172
  Inventory                                              236,679             228,564
  Prepayments                                              1,932               1,932
  Due from related parties, net of provision             183,986             388,506
  Advance to employee                                     29,332              27,918
  Tax recoverable                                         81,602              81,602
                                               -----------------   -----------------
  TOTAL CURRENT ASSETS                                10,184,225          10,686,199
                                               -----------------   -----------------

OTHER ASSETS
  Deferred taxes                                       1,192,746           1,209,790
                                               -----------------   -----------------

PROPERTY, PLANT AND EQUIPMENT, NET                     8,789,401           9,029,673
                                               -----------------   -----------------

VESSELS HELD FOR SALE                                       --                  --
                                               -----------------   -----------------

TOTAL ASSETS                                   $      20,166,372   $      20,925,662
                                               =================   =================











The accompanying notes are an integral part of the consolidated financial statements.

            HQ SUSTAINABLE MARITIME INDUSTRIES, INC. AND SUBSIDIARIES
                     (INCORPORATED IN THE STATE OF DELAWARE
                             WITH LIMITED LIABILITY)

                      CONDENSED CONSOLIDATED BALANCE SHEETS
                   AS OF MARCH 31, 2005 AND DECEMBER 31, 2004


                      LIABILITIES AND SHAREHOLDERS' EQUITY



                                           March 31, 2005     December 31, 2004
                                         -----------------    -----------------
CURRENT LIABILITIES
  Accounts payable and accrued expenses  $       3,392,724    $       4,204,630
  Bank loans                                     4,457,831            4,457,831
  Tax payable                                       32,873                 --
  Amount due to related parties                    134,006               86,994
  Due to directors                                 211,649              209,361
  Convertible notes                                255,422              255,422
                                         -----------------    -----------------
  TOTAL CURRENT LIABILITIES                      8,484,505            9,214,238
                                         -----------------    -----------------

OTHER LIABILITIES
  Promissory note                                  100,000              100,000
                                         -----------------    -----------------

TOTAL LIABILITIES                                8,584,505            9,314,238

MINORITY INTEREST                                     --                   --

SHAREHOLDERS' EQUITY
  Share capital                                     98,125               95,055
  Additional paid-in capital                    13,504,546           13,099,205
  Reserves                                       1,146,316            1,146,316
  Accumulated loss                              (3,167,120)          (2,729,152)
                                         -----------------    -----------------

TOTAL SHAREHOLDERS' EQUITY                      11,581,867           11,611,424
                                         -----------------    -----------------

TOTAL LIABILITIES AND SHAREHOLDERS'
  EQUITY                                 $      20,166,372    $      20,925,662
                                         =================    =================







The accompanying notes are an integral part of the consolidated financial statements.

            HQ SUSTAINABLE MARITIME INDUSTRIES, INC. AND SUBSIDIARIES
                     (INCORPORATED IN THE STATE OF DELAWARE
                             WITH LIMITED LIABILITY)

                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
               FOR THE THREE MONTHS ENDED MARCH 31, 2005 AND 2004

                                                       2005            2004
                                                   ------------    ------------

SALES                                              $  3,016,886    $    241,373

COST OF SALES                                         1,299,166         213,829
                                                   ------------    ------------

GROSS PROFIT                                         1,717,720           27,544

SELLING AND DISTRIBUTION EXPENSES                        40,608          34,599

ADVERTISING
                                                      1,000,819            --

GENERAL AND ADMINISTRATIVE EXPENSES                     626,941         333,461

DEPRECIATION                                            240,272          79,365

PROVISION FOR DOUBTFUL DEBTS                             38,352       1,284,750
                                                   ------------    ------------

LOSS FROM OPERATIONS                                   (229,272)     (1,704,631)

FINANCE COSTS                                            91,708            --

OTHER INCOME                                               (583)        (17,028)

OTHER EXPENSES                                           67,709         128,577
                                                   ------------    ------------

LOSS BEFORE INCOME TAXES                               (388,106)     (1,816,180)

INCOME TAXES
  CURRENT
                                                         32,819            --

  DEFERRED                                               17,043          22,725
                                                   ------------    ------------

NET LOSS BEFORE MINORITY INTEREST                      (437,968)     (1,838,905)

MINORITY INTEREST                                          --           268,363
                                                   ------------    ------------

NET LOSS ATTRIBUTABLE TO SHAREHOLDERS              $   (437,968)     (1,570,542)
                                                   ============    ============

NET LOSS PER SHARE BASIC AND DILUTED               $      (0.00)         (62.82)
                                                   ============    ============

WEIGHTED AVERAGE COMMON SHARE OUTSTANDING            96,194,971          25,000
                                                   ============    ============




The accompanying notes are an integral part of the consolidated financial statements.


            HQ SUSTAINABLE MARITIME INDUSTRIES, INC. AND SUBSIDIARIES
                     (INCORPORATED IN THE STATE OF DELAWARE
                             WITH LIMITED LIABILITY)

                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
               FOR THE THREE MONTHS ENDED MARCH 31, 2005 AND 2004

                                                                     2005            2004
                                                                 ------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                                       $   (437,968)   $ (1,838,905)
  Adjustments to reconcile net income to net cash provided
     by operating activities:
  Provision for doubtful account                                      (38,352)      1,284,750
  Depreciation                                                        240,272          79,365
  (Increase)/decrease in assets:
     Inventory                                                         (8,115)         51,055
     Trade receivables, net of provisions                            (253,353)        143,294
     Prepayment                                                          --           (70,017)
     Advance to employee                                               (1,414)           --
     Deferred taxes                                                    17,044          22,725
  Increase/(decrease) in liabilities:
     Accounts payable sand accrued expenses                          (811,905)         36,938
     Deposit received from customers                                     --             8,789
     Taxes payable                                                     32,873            --
                                                                 ------------    ------------
Net cash from by operating activities                              (1,260,918)       (282,006)
                                                                 ------------    ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of property, plant and equipment                           --          (632,576)
                                                                 ------------    ------------
Net cash from by investing activities                                    --          (632,576)
                                                                 ------------    ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from common stock                                          408,411         414,900
  Receive from/(payment to) directors                                   2,287         (42,589)
  Receive from/(payment to) related parties                           251,533        (148,977)
  Repayment of bank loans                                                --        (6,024,097)
                                                                 ------------    ------------
Net cash from by financing activities                                 662,231      (5,800,763)
                                                                 ------------    ------------

Net CHANGE IN CASH AND CASH EQUIVALENTS                              (598,687)     (6,715,345)

  Cash and cash equivalents, beginning of period                    4,551,505      11,037,780
                                                                 ------------    ------------

  Cash and cash equivalents, end of period                       $  3,952,818    $  4,322,435
                                                                 ============    ============

SUPPLEMENTARY CASH FLOWS DISCLOSURES
  Interest paid                                                  $     62,848    $       --
                                                                 ============    ============

  Taxes paid                                                     $       --      $       --
                                                                 ============    ============

SUPPLEMENTARY DISCLOSURE OF NON-CASH
  INVESTING AND FINANCING ACTIVITIES
  Note payable in connection with acquisition of Jiahua Marine   $    100,000    $    100,000
                                                                 ============    ============



The accompanying notes are an integral part of the financial statements.

                     HQ SUSTAINABLE MARTIME INDUSTRIES, INC.
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                    UNAUDITED
                                 MARCH 31, 2005
--------------------------------------------------------------------------------

NOTE 1 - BASIS OF PRESENTATION

The unaudited  condensed  consolidated  financial  statements of HQ  Sustainable
Maritime Industries, Inc., or HQSM, have been prepared in accordance with generally accepted accounting principles for interim financial information and pursuant to the requirements for reporting on Form 10-QSB and Item 310(b) of Regulation S-B. Accordingly, they do not include all the information and footnotes required by accounting principles generally accepted in United States of America for complete financial statements. However, such information reflects all adjustments (consisting solely of normal recurring adjustments), which are, in the opinion of management, necessary for a fair statement of results for the interim periods. Results shown for interim periods are not necessarily indicative of the results to be obtained for a full fiscal year. The condensed consolidated balance sheet information as of December 31, 2004 was derived from the audited consolidated financial statements included in the Company's Annual Report Form 10-KSB. These interim financial statements should be read in conjunction with that report.

NOTE 2 - NATURE OF COMPANY

HQ Sustainable Maritime Industries, Inc. ("HQSM") was initially incorporated as Sharon Capital Corporation, or Sharon, on September 21, 1989 under the laws of the State of Nevada. Sharon was a "blind pool/blank check" corporation organized for the purpose of purchasing, merging with or acquiring a business or assets from another company. In July 1990, Sharon was changed to PEI, Inc., which was subsequently changed to Process Equipment, Inc. in November 1990. On March 17, 2004, Process Equipment, Inc., Process Equipment Acquisition Corporation, a Nevada corporation and wholly-owned subsidiary of Process Equipment, Inc., or PEAC, and Jade Profit Investment Limited, or Jade, a British Virgin Islands limited liability corporation, entered into an agreement and plan of merger. Pursuant to that agreement, Process Equipment, Inc., through PEAC, acquired Jade, and 84.42% ownership in Jade's subsidiary Hainan Quebec Ocean Fishing Co. Ltd, a People's Republic of China, limited liability corporation, which we refer to as HQOF. As a result of that transaction, HQOF became our main operating subsidiary. In April of 2004, pursuant to the above agreement and plan of merger, the board of directors of Process Equipment, Inc. and a majority of the stockholders approved a name change and change of domicile of that company to Delaware via a merger with the newly formed wholly-owned Delaware subsidiary, HQSM. The name change, change of domicile and merger became effective on May 19, 2004, with HQSM being the surviving entity in the merger and acquiring all the assets and liabilities of Process Equipment, Inc. On August 17, 2004, we have entered into a Purchase Agreement with Sino-Sult Canada (S.S.C.) Limited, a Canadian limited liability corporation ("SSC"), whereby we acquired Sealink Wealth Limited ("Sealink"), SSC's wholly owned subsidiary incorporated in the British Virgin Islands. That purchase agreement has been filed as an exhibit to our current report on Form 8K filed with the Commission on August 18, 2004. Sealink is the sole owner of Hainan Jiahua Marine Bio-Products Co. Ltd., a limited liability company existing in China ("Jiahua Marine") which is primarily engaged in the production and sales of marine bio-products and healthcare products in the PRC, as described in more detail in the above current report. Also as previously disclosed, in the same current report, SSC is owned by three of our current directors and executive officers who are also, together, indirect beneficial owners of the majority of our capital stock.

Further, as previously disclosed in the above current report, effective August 17, 2004, HQSM caused Jade Profit Investment Limited, its wholly-owned subsidiary, to acquire the minority equity interest equal to 15.58% that Jade did not already own in HQOF, HQSM's principal operating subsidiary. This purchase was effected by Jade pursuant to the Purchase Agreement, dated as of August 17, 2004, between Jade and Hainan Fuyuan Investment Company Limited, the holder of the minority equity interest of HQOF being acquired by Jade. Jade has previously obtained all requisite governmental approvals in the PRC in order to consummate this transaction.

HQSM and its subsidiaries, collectively referred to in this report as the Group, is principally engaged in the vertically integrated business of aquaculture through co-operative supply agreements, ocean product harvesting, and processing and sales of farm-bred and ocean harvested aquatic products. The principal products of HQOF are cross-bred hybrid of tilapia and white-legged shrimp exporting, directly and indirectly, to the United States, Canada, Japan and European countries. The major market is for export.

The Group has also engaged in the production and sales of marine bio-products and healthcare products in the PRC. The principal products of Hainan Jiahua Marine Bio-Product Company Limited (wholly-owned subsidiary of Sealink) are Shark Cartilage Capsule, Shark Liver Oil and Shark Liver (Soft gel). The major market for these products is the PRC.

NOTE 3 - USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results when ultimately realized could differ from those estimates.

NOTE 4 - EARNINGS PER SHARE

Basic earnings per share are computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding during the period. Diluted earnings per share are computed similar to basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive.

NOTE 5 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying value of financial instruments including cash and cash equivalents, receivables, accounts payable and accrued expenses and debt, approximates their fair value at March 31, 2005 and December 31, 2004 due to the relatively short-term nature of these instruments.

NOTE 6 - FOREIGN CURRENCY CONVERSION

The Company's financial information is presented in US dollars. People's Republic of China currency (Renminbi) has been converted into US dollars at the exchange rate of 8.3 to 1.


NOTE 7 - INCOME TAXES

Taxes are calculated in accordance  with taxation rates  currently  effective in the PRC. The  Company's  accounts for income taxes using the  liability  method.
Deferred  tax  assets  and   liabilities  are  recognized  for  the  future  tax
consequences   attributable  to  differences  between  the  financial  statement carrying  amounts of existing assets and  liabilities  and their  respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected  to apply to  taxable  income  in the  years in which  those  temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and  liabilities  of a change in tax rates is recognized as income in the period that includes the enactment  date. A valuation  allowance is provided for the amount of deferred tax assets that,  based on  available  evidence,  are not expected to be realized.

The Company's subsidiaries registered in the PRC are subject to state and local income taxes within the PRC at the applicable tax rates on the taxable income as reported in their PRC statutory financial statements in accordance with the relevant income tax laws applicable to foreign enterprises. Jiahua Marine was subject to a tax rate of 7.5% during this quarter. Jiahua Marine is entitled to a two-year tax holiday from 2002 commencing with the first profit-making year.
HQOF did not have any assessable profits for the three months ended March 2005.

The reconciliation of the effective income tax rate of the Company to the statutory income tax rate in the PRC for this quarter is as follows:

        Statutory tax rate                            15.0%
        Tax holidays and concessions                  (7.5%)
                                                 ----------
        Effective tax rate                             7.5%
                                                 ==========

Income taxes are calculated on a separate entity basis. Currently there is no tax benefit or burden recorded for the United States.

NOTE 8 - SEGMENTS

No  geographical  segment  analysis is provided for the three months ended March
31, 2005 and 2004, as less than 10% of consolidated revenues and less than 10% of consolidated income from operations is attributable to the segment other than the Mainland China.

Business segment for the three months ended March 31, 2005

                                      Aquaculture     Health and   Unallocated   Consolidation
                                        Product      Bio-product      Items
Sales to external customers             1,092,495      1,924,391          --        3,016,886
                                      ===========    ===========   ===========    ===========
General and administrative expenses       147,682         36,078       443,181        626,941
Depreciation                              163,824         75,311         1,137        240,272
Selling expenses                           20,535         20,073          --           40,608
Advertising                                  --        1,000,819          --        1,000,819
Finance costs                              57,778         31,220         2,710         91,708
Profit/(Loss) before taxation            (378,926)       437,585      (446,765)      (388,106)
Taxation                                   17,043         32,819          --           49,862
Profit/(Loss) for the period             (395,969)       404,766      (446,765)      (437,968)
                                      ===========    ===========   ===========    ===========



                                      F-30


Segment assets                         12,764,745      7,156,065       245,562     20,166,372
                                      ===========    ===========   ===========    ===========

Segment liabilities                     4,162,120      2,480,794     1,941,591      8,584,505
                                      ===========    ===========   ===========    ===========

No business segment is provided for the three months ended March 31, 2004 as no revenues and income from operations is attributable to business segment other than the vertically integrated business of aquaculture through processing and sales of farm-bred and ocean harvested aquatic products.

NOTE 9 - UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

On August 17, 2004, HQSM and Sealink, as the parent and management company of Jiahua Marine, consummated a Purchase Agreement whereby HQSM acquired all of the issued and outstanding capital stock of Sealink at consideration payable by HQSM in the following manner: $8,888,655 in the form of 12,698,078 shares of HQSM's common stock, $0.001 par value per share, up to but not exceeding 19.9% of the outstanding shares of HQSM's common stock, on a fully-diluted basis, to be delivered to SSC at closing, and (ii) the remaining balance of $11,111,345 to be payable in the form of a convertible promissory note (the "Note") issued by HQSM to SSC. This Note is included as Exhibit B to the Nutraceutical Purchase Agreement. The Note will accrue interest at the rate of 5% per annum and is convertible into: (1) one hundred thousand US Dollars (US$100,000) for 100,000 shares of HQSM's Series A preferred stock, $0.001 par value per share, (2) the remaining principal amount of the Note equal to US$11,011,345 into 15,730,493 shares of HQSM's common stock. The Note is convertible only upon completion of an audit of HQSM's acquisition of Sealink and Jiahua Marine, performed to the satisfaction of HQSM and receipt of all necessary shareholder consents and approvals.

The Purchase Agreement is being accounted for as a recapitalization of Sealink whereby the historical financial information of Sealink becomes the historical financial information of the Registrant.

The accompanying Unaudited Pro Forma Condensed Consolidated Statement of Income for the quarter ended March 31, 2004, has been prepared to reflect the acquisition as if it had occurred as of January 1, 2004.

The accompanying pro forma information is presented for illustrative purposes only and is not necessarily indicative of the financial position or results of operations which would actually have been reported had the merger been in effect during the periods presented, or which may be reported in the future.

                                                            3/31/2004
                                                            USD (`000)
            Turnover                                             2,166
            Loss from operations                                 1,179
            Net loss attributable to shareholder                 1,076
                                                            ==========

            Weighted average outstanding number of shares       25,000
                                                            ==========
                 as at March 31, 2004

            Earnings (loss) per share                           (43.05)
                                                            ==========

NOTE 10 - SUBSEQUENT EVENTS

HQSM had an obligation under the Note to issue to SSC 100,000 shares of its preferred stock corresponding to $100,000 principal amount under the Note. HQSM and SSC entered into a Waiver and Amendment Agreement dated May 4, 2005, extending the due date of the issuance of the related 100,000 preferred stock to November 4, 2005. The Waiver and Amendment Agreement has been filed as an exhibit to this quarterly report. Also pursuant to the Waiver and Amendment Agreement, SSC waived any and all defaults that have occurred and are continuing under the original agreement dated November 4, 2004 and under the Note.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. Indemnification Of Officers And Directors.

As permitted by the General Corporation Law of Delaware, our Bylaws provide that we will indemnify our officers, directors, employees and agents. This includes indemnification against expenses incurred by a director of HQSM in defending a civil or criminal action, suit or proceeding by reason of the fact that he is or was a director of HQSM (or was serving at HQSM's request as a director or officer of another corporation). Such expenses shall be paid by HQSM in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by HQSM as authorized by relevant sections of the General Corporation Law of Delaware.

The indemnification and advances of expenses provided in our Bylaws shall not be deemed exclusive of any other rights provided by any agreement, vote of stockholders or disinterested directors or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 25. Other Expenses Of Issuance And Distribution.

Expenses payable in connection with the registration and distribution of the securities being registered hereunder, all of which will be borne by the Registrant, are as follows:

Registration Fee - Securities and Exchange Commission   $720.53

Blue sky fees and expenses (including legal fees)       $1,000

Legal fees and expenses (other than blue sky fees)      $5,000

Accountants' fees and expenses                          $2,000

Printing expenses                                       $ 500

Miscellaneous expenses                                  $ 500

  Total estimated expenses                              $9,720.53

ITEM 26. Recent Sales Of Unregistered Securities.

Recent Sales of Unregistered Securities


On March 17, 2004, in connection with the merger of all of the capital stock of Jade Profit Investment Limited, a British Virgin Islands limited liability corporation, into Process Equipment, Inc., we issued:

(a) 21,355,200 shares of our common stock to four shareholders, in a private placement under Section 4(2) of the Securities Act;

(b) warrants to acquire an additional 27,068,570 shares of newly-issued common stock to four shareholders. The warrants' exercise price was $0.00 per share. The warrants were issued instead of shares due to the lack of sufficient authorized numbers of shares of common stock, which were issued after shareholders approval was obtained. The warrants were issued in reliance upon the exemption from registration provided in Section 4(2) of the Securities Act and Regulation D thereunder. All of the warrants were exercised in full in May 2004 after the shareholders approved the increase of the authorized shares of common stock.

On May 28, 2004, we issued 18,600 shares of our common stock and 150,000 warrants to purchase shares of our common stock to Consulting for Strategic Growth 1, Ltd., in consideration of the public relations services rendered to us by that firm. In consideration of the same services, we also issued 900 shares to Bonnie Barrett Stretch, a related party of Consulting for Strategic Growth. All of these securities were issued in reliance upon the exemption from registration provided in Section 4(2) of the Securities Act.

On August 17, 2004, we entered into a Purchase Agreement ("Nutraceutical Purchase Agreement") with Sino-Sult Canada (S.S.C.) Limited, a Canadian limited liability corporation ("SSC"), and Sealink Wealth Limited, a British Virgin Islands limited liability corporation ("Sealink"), whereby we acquired Sealink, SSC's wholly owned subsidiary, on the terms and conditions as specified therein. The Nutraceutical Purchase Agreement has been filed as an exhibit to the report we filed on Form 8-K on August 18, 2004.

The consideration is payable by HQSM in the following manner:

(i) On August 27, 2004, $8,888,655 in the form of 12,698,078 shares of HQSM's common stock, $0.001 par value per share, up to but not exceeding 19.9% of the outstanding shares of HQSM's common stock, on a fully-diluted basis, to be delivered to SSC at closing; and

(ii) the remaining balance of $11,111,345 to be payable in the form of a convertible promissory note issued by HQSM to SSC. The note will accrue interest at the rate of 5% per annum and is convertible into: first, one hundred thousand US Dollars (US$100,000) for 100,000 shares of HQSM's Series A preferred stock, $0.001 par value per share, the proposed terms of which are described below and are fully subject to receipt of all necessary shareholder consents and approvals, and thereafter, the remaining principal amount of the note equal to US$11,011,345 into 15,732,493 shares of HQSM's common stock. On November 18, 2004, the $11,011,345 promissory note was converted to 15,732,493 shares of HQSM's common stock.

On August 31, 2004, we issued 35,411 shares of our common stock to three parties in consideration of $24,508.

In October, 2004, we issued 570,351 shares of our common stock to nineteen parties in consideration of $217,340.

In November, 2004, we issued 641,169 shares of our common stock to twenty-six parties in consideration of $177,737.

On November 18, 2004, we issued 89,285 shares of our common stock to our three independent non-executive directors Jacques Vallee, Fred Bild and Daniel Too in consideration of $25,000 of their salaries.

In December, 2004, we issued 919,964 shares of our common stock to twenty-nine parties in consideration of $285,286.

On December 1, 2004, we issued 18,600 shares of our common stock to Consulting for Strategic Growth 1, Ltd., in consideration of the public relations services rendered to us by that firm, amounting at $5,394. In consideration of the same services, we also issued 900 shares to Bonnie Barrett Stretch, a related party of Consulting for Strategic Growth in consideration of $261.

On December 1, 2004, we issued 520,685 shares of our common stock to John O'Shea, Henry S. Krauss, Daniel Luskind and Marika Xirouhakis in consideration of their services rendered to us as financial advisors in our Spring 2004 reverse merger.

On December 22, 2004, we issued 18,750 shares of our common stock and 50,000 warrants to purchase shares of our common stock to Consulting for Strategic Growth 1, Ltd., in consideration of the public relations services rendered to us by that firm, amounting at $6,562.50.

In January 2005, we issued 124,167 and 240,000 shares of our common stock to Lucky Ventures Resources Limited in consideration of the financial consultant services rendered to us by that firm and Paul Courteau in consideration of the consultant service rendered to us by that individual, respectively. All of these securities were issued in reliance upon the exemption from registration provided in Section 4(2) of the Securities Act.

In February 2005, we issued 53,571 shares of our common stock to three independent non-executive directors Jacques Vallee, Fred Bild and Daniel Too in consideration of $15,000 as their salaries.

During the first quarter of 2005, we issued 2,651,998 shares of our common stock, pursuant to Regulation S promulgated under the securities Act, to ninety-five parties for a gross consideration of $745,230 and net proceeds of $265,541, after payment of escrow, finders' and other fees.

In April 2005, we issued  33,333 shares of our common stock to each  independent
non-executive   directors   Jacques   Vallee,   Fred  Bild  and  Daniel  Too  in
consideration of $15,000 as their salaries.

During the second quarter of 2005, we issued 1,888,665 shares of our common stock, pursuant to Regulation S promulgated under the securities Act, to fifty parties for a gross consideration of $400,595 and net proceeds of $144,214, after payment of escrow, finders' and other fees.

In April 2005, we issued 148,000 shares to an independent professional party, for services rendered to our Company as compensation for professional fees of $51,800.


ITEM 27. Exhibits.

The following exhibits are included as part of this Registration Statement.

Exhibit No.       Description of Exhibit
-----------       ----------------------

2 Agreement and Plan of Merger, dated as of March 17, 2004, by and among Process Equipment, Inc., Process Equipment Acquisition Corporation and Jade Profit investment Limited (incorporated by reference to the Report on Form 14-C of Process Equipment, Inc. (Commission File No. 0-18980), filed with the Commission on April 28, 2004.


3.1 Certificate of Incorporation of HQ Sustainable Maritime Industries, Inc., as amended (incorporated by reference to the Report on Form 14-C of Process Equipment, Inc. (Commission file No. 0-18980), filed with the Commission on April 28, 2004.

3.2               Bylaws   of   HQ   Sustainable   Maritime   Industries,   Inc.
                  (incorporated by reference to the Report on Form 14-C of Process Equipment, Inc. (Commission file No. 0-18980), filed with the Commission on April 28, 2004.

4                 Process   Equipment,    Inc.   2003   Stock   Incentive   Plan
                  (incorporated by reference to the Report on Form 14-C (commission File Number 0-18980), filed with the Commission on April 28, 2004.

5                 Opinion of Joseph I. Emas, P.A.

10.1 Form of Stock Option Grant Notice (incorporated by reference to the Report on Form 8-K (commission File Number 0-18980), filed with the Commission on December 3, 2004.

10.2 Form of Option Agreement (incorporated by reference to the Report on Form 8-K (commission File Number 0-18980), filed with the Commission on December 3, 2004.

10.3 Form of Exercise Agreement (incorporated by reference to the Report on Form 8-K (commission File Number 0-18980), filed with the Commission on December 3, 2004.

10.4 Agreement, dated as of November 4, 2004, between HQ Sustainable Maritime Industries, Inc. and Sino-Sult Canada (S.S.C.) Limited (incorporated by reference to the Report on Form 10-QSB (Commission file No. 0-18980), filed with the Commission on November 15, 2004.

10.5 Independent Non-Executive Director Agreement, dated as of September 2, 2004, between HQ Sustainable Maritime Industries Inc. and Daniel Too (incorporated by reference to the Report on Form 10-QSB (Commission file No. 0-18980), filed with the Commission on November 15, 2004.

10.6 Employment Agreement, dated as of September 1, 2004, between HQ Sustainable Maritime Industries Inc. and Jean-Pierre Dallaire (incorporated by reference to the Report on Form 10-QSB (Commission file No. 0-18980), filed with the Commission on November 15, 2004.

10.7 Purchase Agreement, dated as of August 17, 2004, among HQ Sustainable Maritime Industries, inc., Sino-Sult Canada (S.S.C.) Limited and Sealink Wealth Limited (incorporated by reference to the Report on Form 8-K (commission File Number 0-18980), filed with the Commission on August 18, 2004.


10.8 Purchase Agreement, dated as of August 17, 2004, between Jade Profit Investment Limited and Hainan Fuyuan Investment Company Limited (incorporated by reference to the Report on Form 8-K (commission File Number 0-18980), filed with the Commission on August 18, 2004.

10.9 Form of Employment Agreement, effective as of April 1, 2004, between HQ Sustainable Maritime Industries, Inc. and Harry Wang (incorporated by reference to the Report on Form 10-QSB (commission File Number 0-18980), filed with the Commission on August 13, 2004.

10.10 Form of Employment Agreement, effective as of April 1, 2004, between HQ Sustainable Maritime Industries, Inc. and Lillian Wang Li (incorporated by reference to the Report on Form 10-QSB (commission File Number 0-18980), filed with the Commission on August 13, 2004.

10.11 Form of Employment Agreement, effective as of April 1, 2004, between HQ Sustainable Maritime Industries, Inc. and Norbert Sporns (incorporated by reference to the Report on Form 10-QSB (commission File Number 0-18980), filed with the Commission on August 13, 2004.

10.12 Form of Independent Non-Executive Director Agreement, dated as of June 15, 2004, between HQ Sustainable Maritime Industries Inc. and Fred Bild (incorporated by reference to the Report on Form 10-QSB (Commission file No. 0-18980), filed with the Commission on August 13, 2004.

10.13 Independent Non-Executive Director Agreement, dated as of June 15, 2004, between HQ Sustainable Maritime Industries Inc. and Jacques Vallee (incorporated by reference to the Report on Form 10-QSB (Commission file No. 0-18980), filed with the Commission on August 13, 2004.

10.14 Amendment No. 1 to Employment Agreement, dated July, 2005, between HQ Sustainable Maritime Industries, Inc. and Norbert Sporns. (incorporated by reference to the Report on Form
                  10-KSB (commission File Number 18980), filed with the Commission on April 11, 2005.

10.15 Amendment No. 1 to Employment Agreement, dated July, 2005, between HQ Sustainable Maritime Industries, Inc. and Lillian Wang. (incorporated by reference to the Report on Form 10-KSB (commission File Number 18980), filed with the Commission on April 11, 2005.


10.16 Amendment No. 1 to Employment Agreement, dated July, 2005, between HQ Sustainable Maritime Industries, Inc. and Harry Wang. (incorporated by reference to the Report on Form 10-KSB (commission File Number 18980), filed with the Commission on April 11, 2005.

14 Code of Ethics (incorporated by reference to the Report on Form 10-KSB (commission File Number 18980), filed with the Commission on April 11, 2005.

16 Letter, dated May 18, 2004 from Baum & Company, P.A., the Registrant's former principal accountants, to the Securities and Exchange Commission pursuant to Item 304(a)(3) of Regulation S-B (incorporated by reference to the Report on Form 8-K (commission File Number 0-18980), filed with the Commission on May 18, 2004.

21                Subsidiaries of the Registrant

23.1              Consent of Rotenberg & Co. LLP

23.2              Consent of Joseph I. Emas (included in Exhibit 5).

24                Power  of  Attorney   (included  on  signature  page  to  this
                  Registration Statement).

ITEM 28. Undertakings.

The undersigned Registrant hereby undertakes the following:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in this Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement, or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment to this Registration Statement any of the securities being registered which remain unsold at the termination of this offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the Delaware General Corporation Law, the Certificate of Incorporation, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in such Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or person controlling the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or person controlling the Registrant in connection with any securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form SB-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Haikou, People's Republic of China, on the date specified below.
Dated: July 11, 2005
                    HQ SUSTAINABLE MARITIME INDUSTRIES, INC.


By: /s/ Norbert Sporns
   --------------------------------------------
   Name: Norbert Sporns
   Title: Chief Executive Officer and President



                                POWER OF ATTORNEY

We, the undersigned directors and officers of HQ Sustainable Maritime Industries, Inc., do hereby constitute and appoint Norbert Sporns and Lillian Wang Li, acting individually, our true and lawful attorney and agent, to do any and all acts and things in our name and behalf in our capacities as directors and officers, and to execute any and all instruments for us an d in our names in the capacities indicated below, which said attorney and agent may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names and in the capacities indicated below, any and all amendments (including post-effective amendments) hereof; and we do hereby ratify and confirm all that the said attorney and agent shall do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
SIGNATURE                    TITLE                                DATE
---------                    -----                                ----

 /s/ Norbert Sporns          Chief Executive Officer, President   July 11, 2005
-------------------------    and Director
Norbert Sporns               (Principal Executive Officer)


 /s/ Lillian Wang            Secretary, Chairman of the Board     July 11, 2005
-------------------------    of Directors, and Director
Lillian Wang

 /s/ Harry Wang              Chief Operating Officer and          July 11, 2005
-------------------------    Director
Harry Wang

 /s/ Jacque Vallee           Director                             July 11, 2005
-------------------------
Jacque Vallee

/s/ Fred Bild                Independent Non-executive Director   July 11, 2005
-------------------------
Fred Bild

 /s/ Daniel Too              Independent Non-executive Director   July 11, 2005
-------------------------
Daniel Too

 /s/ Jean-Pierre Dallaire    Chief Financial Officer and          July 11, 2005
-------------------------    Financial Controller
Jean-Pierre Dallaire         (Principal Financial Officer)

 /s/ Fusheng Wang            Honorary Chairman and Director       July 11, 2005
-------------------------
Fusheng Wang